Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Quality Care Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7315 Wisconsin Avenue, Suite 550 East
Bethesda, MD 20814

June 21, 2018

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Quality Care Properties, Inc., a Maryland corporation ("QCP," the "Company," "we," "our" or "us"), which we will hold at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814, on Wednesday, July 25, 2018, at 9:00 a.m., local time.

        At the special meeting, holders of our common stock, par value $0.01 per share ("common stock"), will be asked to consider and vote on a proposal to approve the merger of the Company with and into Potomac Acquisition LLC ("Merger Sub"), a Delaware limited liability company and subsidiary of Welltower Inc., a Delaware corporation ("Welltower"), pursuant to an Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated as of April 25, 2018, by and among the Company, certain of the Company's subsidiaries party to the merger agreement, Welltower and Merger Sub.

        Subject to the terms and conditions of the merger agreement, the Company will be merged with and into Merger Sub (the "merger"), with Merger Sub continuing as the surviving entity and a subsidiary of Welltower. Each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Welltower or Merger Sub, or any of their respective wholly owned subsidiaries, in each case other than such shares held on behalf of third parties) will be cancelled and converted into the right to receive, without interest and less any applicable withholding taxes, $20.75 in cash and, if the effective time of the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date.

        The board of directors of the Company (the "board") has unanimously approved the merger and determined that the merger agreement is advisable and in the best interests of the Company and its stockholders. The board unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the merger. The board also unanimously recommends that the stockholders of the Company vote "FOR" the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and "FOR" the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

        The enclosed proxy statement describes the merger agreement, the merger and related agreements and transactions and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the U.S. Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

        Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote on the approval of the merger vote in favor of the approval of the merger. If you fail to vote on the approval of the merger, the effect will be the same as a vote against the approval of the merger.

        While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the board's recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions, date and sign the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

        If you hold your shares in "street name" through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the merger.

        If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at (877) 361-7972.

        Thank you for your continued support.

Very truly yours,
MARK S. ORDAN Chairman of the Board and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated June 21, 2018 and is first being mailed to stockholders on or about June 21, 2018.

QUALITY CARE PROPERTIES, INC.
7315 Wisconsin Avenue, Suite 550 East
Bethesda, MD 20814

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Quality Care Properties, Inc.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Quality Care Properties, Inc., a Delaware corporation ("QCP," the "Company," "we," "our" or "us"), will be held at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814, at 9:00 a.m., local time, on Wednesday, July 25, 2018, for the following purposes:

  1.
  to consider and vote on a proposal to approve the merger of the Company with and into Potomac Acquisition LLC ("Merger Sub"), a Delaware limited liability company and subsidiary of Welltower Inc., a Delaware corporation ("Welltower"), pursuant to an Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated as of April 25, 2018, by and among the Company, certain of the Company's subsidiaries party to the merger agreement, Welltower and Merger Sub;

  2.
  to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

  3.
  to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

        The holders of record of our common stock, par value $0.01 per share ("common stock"), at the close of business on June 18, 2018, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

        The board of directors of the Company (the "board") has unanimously approved the merger and determined that the merger agreement is advisable and in the best interests of the Company and its stockholders. The board unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the merger. The board also unanimously recommends that the stockholders of the Company vote "FOR" the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

        Your vote is very important, regardless of the number of shares of common stock you own. The approval of the merger by the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies each require the affirmative vote of holders of a majority of the votes cast on such proposal at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

        You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger, in favor of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the

Company in connection with the merger and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

BY ORDER OF THE BOARD OF DIRECTORS
DAVID HADDOCK
General Counsel and Corporate Secretary
Dated June 21, 2018

        Your vote is very important. Even if you plan to attend the meeting, please vote via the Internet or by telephone by following the instructions in the accompanying proxy card. If you received or requested a copy of the proxy card by mail or by email, you may submit your vote by mail; however, we encourage you to vote via the Internet or by telephone. If you attend the meeting, you may revoke your proxy and vote in person.

i

Page
THE MERGER AGREEMENT	78
Explanatory Note Regarding the Merger Agreement	78
Structure of the Merger; Governing Documents; Managers and Officers	78
When the Merger Becomes Effective	79
Effect of the Mergers on Capital Stock	79
Treatment of Company Equity Awards	80
Payment for the Common Stock, Class A Preferred Stock, Company Equity Awards, Subreit Preferred Interests and HoldCo REIT Preferred Interests in the Merger	81
Representations and Warranties	81
Conduct of Business Pending the Merger	84
Other Covenants and Agreements	87
Conditions to the Merger	98
Termination	100
Termination Fees	102
Expenses	103
Specific Performance	104
Governing Law	104
Amendments; Waiver	104
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)	105
VOTE ON ADJOURNMENT (PROPOSAL 3)	106
MARKET PRICE OF THE COMPANY'S COMMON STOCK	107
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	108
RIGHTS OF APPRAISAL	111
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	112
SUBMISSION OF STOCKHOLDER PROPOSALS	112
WHERE YOU CAN FIND ADDITIONAL INFORMATION	114

ii

SUMMARY

        This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger agreement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

The Companies (Page 21)

Quality Care Properties, Inc.

        Quality Care Properties, Inc., referred to as "QCP," the "Company," "we," "our" or "us," is a Maryland corporation primarily engaged in the ownership and leasing of post-acute/skilled nursing properties and memory care/assisted living properties. QCP has elected to be treated as a real estate investment trust ("REIT") under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Companies—Quality Care Properties, Inc." on page 21.

        Additional information about QCP and its subsidiaries is contained in QCP's public filings, which are incorporated by reference herein. See "Where You Can Find Additional Information" on page 114.

Welltower Inc.

        Welltower Inc., referred to as "Welltower," is a Delaware corporation that owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. Welltower has elected to be treated as a REIT under the applicable provisions of the Code. See "The Companies—Welltower Inc." on page 21.

Potomac Acquisition LLC

        Potomac Acquisition LLC, referred to as "Merger Sub," is a Delaware limited liability company and subsidiary of Welltower. Merger Sub was formed in 2018 as a wholly owned subsidiary of Welltower for purposes of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. See "The Companies—Potomac Acquisition LLC" on page 21.

The Merger Proposal (Page 27)

        You are being asked to consider and vote upon the proposal to approve the merger of the Company with and into Merger Sub, pursuant to an Agreement and Plan of Merger, dated as of April 25, 2018, by and among the Company, Welltower, Merger Sub and certain of the Company's subsidiaries, which, as it may be amended from time to time, is referred to as the "merger agreement." The merger agreement provides that, subject to the terms and conditions set forth therein, certain of the Company's subsidiaries will be merged with and into Merger Sub in a series of successive mergers, with Merger Sub continuing as the surviving entity, referred to as the "subsidiary mergers," and immediately following the subsidiary mergers, the Company will be merged with and into Merger Sub, referred to as the "merger" and, together with the subsidiary mergers, the "mergers."

        Each share of common stock, par value $0.01, of the Company, referred to as "common stock," issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Welltower or Merger Sub, or any of their respective wholly owned subsidiaries, in each case other than such shares held on behalf of third parties) will be cancelled and converted into the right to receive, without interest and less any applicable withholding taxes, $20.75 in cash (referred to as the "base merger consideration") and, if the effective time of the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date (referred to as the "ticking fee" and, collectively with the base merger consideration, the "merger consideration").

        Merger Sub will be the surviving entity in the merger and will remain a subsidiary of Welltower.

The Special Meeting (Page 22)

        The special meeting will be held at Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814, on Wednesday, July 25, 2018, at 9:00 a.m., local time.

Record Date and Quorum (Page 23)

        The holders of record of the common stock as of the close of business on June 18, 2018 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting, referred to as the "record date"), are entitled to receive notice of and to vote at the special meeting.

        The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting on any matter shall constitute a quorum, permitting the Company to conduct its business at the special meeting.

        If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

        If your shares are held in "street name" by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote for the Merger (Page 23)

        For the Company to complete the merger, under Maryland law and the Company's charter, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote at the close of business on the record date must vote "FOR" the proposal to approve the merger. In addition, under the merger agreement, the receipt of this required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the merger.

        As of the record date, there were 94,196,282 shares of common stock outstanding, of which 93,789,186 were entitled to vote.

HCR ManorCare Transactions (Page 27)

        In connection with the merger and the other transactions contemplated by the merger agreement, on April 25, 2018, the Company entered into an Alternative Plan Sponsor Agreement, referred to as the "alternative plan sponsor agreement," by and among the Company, HCR ManorCare, Inc. (referred to as "HCR ManorCare"), ProMedica Health System, Inc., Suburban HealthCo, Inc. (together with ProMedica Health System, Inc., referred to as "ProMedica"), and Meerkat I LLC (referred to as the "ProMedica-Welltower JV"), pursuant to which the parties agreed that, subject to the terms and conditions set forth in the alternative plan sponsor agreement, ProMedica would acquire all of the newly issued common stock of HCR ManorCare, which acquisition is referred to as the "HCR ManorCare acquisition," pursuant to an amended plan of reorganization, referred to as the "amended Plan," in connection with HCR ManorCare's ongoing bankruptcy proceeding (the HCR ManorCare acquisition, together with the other transactions contemplated by the alternative plan sponsor agreement, are referred to as the "HCR ManorCare transactions"). The Company also entered into additional agreements in respect of HCR ManorCare's bankruptcy proceeding, which is referred to as the "HCR ManorCare bankruptcy." See "The Merger (Proposal 1)—HCR ManorCare Transactions" beginning on page 27.

Conditions to the Merger (Page 98)

        Each of the Company's, Welltower's and Merger Sub's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the merger by the required vote of the Company's stockholders (referred to as the "stockholder approval condition");

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority of competent jurisdiction or other law (referred to as a "restraint") being in effect that prohibits, restrains or renders illegal the consummation of the mergers (referred to as the "no restraints condition"); and

  •
  the closing of the HCR ManorCare transactions (referred to as the "HCR ManorCare closing condition").

        The obligations of Welltower and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, material adverse effect and other qualifications);

  •
  each of the Company and certain of its subsidiaries having performed in all material respects its obligations and complied in all material respects with its agreements and covenants set forth in the merger agreement; and

  •
  the receipt by the Company of a written opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel to the Company reasonably acceptable to Welltower), dated as of the closing date, which opinion concludes (subject to customary assumptions, qualifications and representations) that each of the Company and certain of its subsidiaries has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for all taxable periods commencing with the taxable year ended on December 31, 2016 through the effective time of the merger.

        The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the accuracy of the representations and warranties of Welltower and Merger Sub (subject in certain cases to certain materiality, knowledge and other qualifications); and

  •
  Welltower's and Merger Sub's having performed in all material respects their respective obligations and complied in all material respects with their respective agreements and covenants set forth in the merger agreement.

When the Merger Becomes Effective (Page 79)

        We currently anticipate completing the merger in the third calendar quarter of 2018, subject to the approval of the merger by the Company's stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company's Board of Directors (Pages 44 and 51)

        The board of directors of the Company, referred to as the "board," unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the merger. For a description of the reasons considered by the board in deciding to recommend approval of the merger, see "The Merger (Proposal 1)—Reasons for the Merger" beginning on page 44.

Opinion of Goldman Sachs (Page 51 and Annex B)

        Goldman Sachs & Co. LLC (referred to as "Goldman Sachs"), financial advisor to the Company, delivered its opinion to the board that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the base merger consideration of $20.75 per share to be paid by Welltower to the holders (other than Welltower and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 25, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $18,750,000, all of which is contingent upon consummation of the merger, provided that Goldman Sachs will receive a portion of its fee if the transaction is not consummated but the Company receives a reverse termination fee pursuant to the terms of the merger agreement. The description of Goldman Sachs' opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion attached as Annex B. You are encouraged to read Goldman Sachs' opinion and the section entitled "The Merger (Proposal 1)—Opinion of Goldman Sachs" carefully and in their entirety.

Opinion of Lazard (Page 58 and Annex C)

        On April 25, 2018, Lazard Frères & Co. LLC (referred to as "Lazard"), financial advisor to the Company, rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated April 25, 2018, to the board of directors of the Company, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share base merger consideration of $20.75 in cash to be paid to holders of common stock, other than the excluded holders, in the merger was fair, from a financial point of view, to such holders. For purposes of this proxy statement, the term "excluded holders" means Welltower, Merger Sub, the Company and their respective wholly owned subsidiaries, except to the extent that they hold shares of common stock on behalf of third parties.

        The full text of Lazard's written opinion, dated April 25, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement. The description of Lazard's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex C. You are encouraged to read Lazard's opinion and the section entitled "The Merger (Proposal 1)—Opinion of Lazard" carefully and in their entirety.

        Lazard's opinion was for the benefit of the board (in its capacity as such) in connection with the board's evaluation of the merger and the other transactions contemplated by the merger agreement and only addressed the fairness, from a financial point of view, to holders of common stock, other than excluded holders, of the base merger consideration. Lazard's opinion was not intended to and does not constitute a recommendation to any stockholder as to how such person should vote or act with respect to the merger or any matter relating thereto.

Certain Effects of the Merger (Page 27)

        If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue its existence under Delaware law as the surviving entity in the merger and a subsidiary of Welltower, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Welltower or Merger Sub, or any of their respective wholly owned subsidiaries, in each case other than such shares held on behalf of third parties) will be converted into the right to receive, without interest and less any applicable withholding taxes, $20.75 in cash, and, if the effective time of the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date. Following the effective time of the merger, the common stock will no longer be publicly traded, and the Company's existing stockholders will not have any ownership interest in the Company or Merger Sub as the surviving entity.

Treatment of Company Equity Awards (Page 80)

        Company Stock Options.    Each option to acquire shares of common stock from the Company granted under the Company stock plans (which options are referred to as "Company stock options") that is outstanding as of immediately prior to the effective time of the merger will be treated as follows at the effective time of the merger:

  •
  Each such Company stock option that is subject solely to service-based vesting conditions, whether vested or unvested, will become fully vested and exercisable and be converted into the right to receive an amount in cash equal to the product of (a) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (b) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

  •
  Each such Company stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided in the applicable award agreement relating to such Company stock option and each Company stock option that becomes so vested and exercisable will be converted into the right to receive an amount in cash equal to the product of (a) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (b) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that does not become so vested and exercisable or that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

        Company Restricted Stock Awards.    Each award in respect of shares of common stock subject to vesting, repurchase or other lapse restriction granted under the Company stock plans (which awards are referred to as "Company restricted stock awards") that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock subject to such Company restricted stock award (determined in the case of Company restricted stock awards subject to performance-based vesting conditions, assuming applicable performance goals are fully satisfied), less any applicable withholding taxes.

        Company RSU Awards.    Each restricted stock unit or deferred stock unit award in respect of common stock granted under the Company stock plans (which are referred to, collectively, as "Company RSU awards") that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, fully vest (to the extent unvested) and be cancelled and converted into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock underlying such Company RSU award, less any applicable withholding taxes.

Interests of the Company's Directors and Executive Officers in the Merger (Page 69)

        In considering the recommendation of the board with respect to the merger, you should be aware that the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company's stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Company's stockholders include:

  •
  The merger agreement provides for the cash-out of Company stock options, Company restricted stock awards, and Company RSU awards as described above, certain of which options and awards are held by the Company's directors and executive officers;

  •
  The Company's executive officers are parties to employment agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger;

  •
  The merger agreement provides that the Company will pay prorated annual bonuses in respect of the 2018 calendar year to eligible employees, including executive officers, upon consummation of the merger if the consummation of the merger occurs prior to the Company's payment of bonuses for the 2018 calendar year; and

  •
  The Company's directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

        These interests are discussed in more detail in the section entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 69. The board was aware of and considered these interests along with other matters in evaluating and negotiating the merger agreement, approving the merger agreement and the transactions contemplated thereby, and recommending that the Company's stockholders adopt the merger agreement.

Financing (Page 68)

        The Company and Welltower estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $3.9 billion. Welltower expects this amount to be funded through a combination of the following:

  •
  debt financing of approximately $1.0 billion; and

  •
  approximately $2.9 billion of cash on hand and cash available under Welltower's existing credit facilities, as well as from certain other sources (such as cash expected by Welltower to be on the Company's balance sheet as of the closing, including from the deferred rent obligation that ProMedica will pay to the Company in connection with the HCR ManorCare transactions).

        The consummation of the merger is not subject to any financing condition.

Material U.S. Federal Income Tax Consequences of the Merger (Page 72)

        The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger."

Regulatory Approvals (Page 76)

        We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the mergers, other than with respect to the subsidiary mergers, the filing of certificates of merger with, and the acceptance of such certificates of merger for record by, the Secretary of State of the State of Delaware (referred to as the "Delaware Secretary"), and with respect to the merger, the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Delaware Secretary and the filing of articles of merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland.

        However, the closing of the HCR ManorCare transactions, which is a condition to the closing of the merger, is subject to certain conditions relating to approval from regulators or other governmental authorities, including, subject to certain terms set forth in the alternative plan sponsor agreement: (a) the receipt of certain state licensing approvals; (b) the entry by the bankruptcy court of a confirmation order confirming the amended Plan, referred to as the "confirmation order"; and (c) no entry by the bankruptcy court of an order dismissing the HCR ManorCare bankruptcy or converting it into a case under Chapter 7 of title 11 of the United States Code (referred to as the "Bankruptcy Code") or an order materially inconsistent with the alternative plan sponsor agreement, the amended Plan or the confirmation order in a manner adverse to the Company or ProMedica. See "The Merger (Proposal 1)—HCR ManorCare Transactions" beginning on page 27.

Rights of Appraisal (Page 111)

        No appraisal rights, rights of objecting stockholders or dissenters' rights are available in connection with the merger.

Alternative Proposals; No Solicitation (Page 87)

        Notwithstanding the non-solicitation provisions described below and in "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation," until 11:59 p.m., New York City time, on June 9, 2018 (referred to as the "go-shop period end time"), the Company and its subsidiaries, and their respective representatives, were permitted to directly or indirectly:

  •
  solicit, initiate and encourage, whether publicly or otherwise, acquisition proposals (as defined below under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation") from any third party, including by way of providing access to non-public information or access to employees or properties pursuant to confidentiality agreements meeting certain requirements; and

  •
  enter into and maintain discussions or negotiations with respect to acquisition proposals with any third party or otherwise cooperate with, or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or the making of any acquisition proposal from, any third party.

        From the go-shop period end time until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, the Company and its subsidiaries are required not to, and the Company must use its reasonable best efforts to cause its representatives not to, directly or indirectly:

  •
  solicit, initiate, or knowingly encourage the submission of any proposal that constitutes or could reasonably be expected to result in an acquisition proposal;

  •
  furnish any non-public information regarding the Company or any of its subsidiaries to any third-party person (other than Welltower or Merger Sub) in connection with or in response to an acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to result in an acquisition proposal;

  •
  engage or participate in any discussions or negotiations with a third-party person (other than Welltower or Merger Sub or their respective representatives) making (or who could reasonably be expected to make) an acquisition proposal;

  •
  approve or recommend (or publicly propose to approve or recommend) any acquisition proposal;

  •
  enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement with a third-party person relating to an acquisition proposal (other than a confidentiality agreement subject to certain conditions specified in the merger agreement) or requiring the Company to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement; or

  •
  resolve or agree to do any of the foregoing.

        However, the Company and its representatives may continue, following the go-shop period end time, to take any of the actions described in the first three bullets above with respect to any excluded party (as defined below under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation").

        Notwithstanding the foregoing, following the go-shop period end time and prior to obtaining the required vote of the Company's stockholders to approve the merger, the Company or the board, directly or indirectly through any representative, in each case in response to an acquisition proposal that the board, prior to taking any action described below, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior offer (as defined below under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation"), may, in response to such acquisition proposal:

  •
  furnish non-public information regarding the Company or any of its subsidiaries to, and afford access to the business, properties, books or records of the Company or any of its subsidiaries to, any person; and

  •
  engage and participate in discussions and negotiations with any person.

        The Company may take such action described in the previous two bullets with respect to a person who is not an excluded party only if: (i) such acquisition proposal did not result from a material breach of the Company's non-solicitation obligations; (ii) such acquisition proposal is not withdrawn prior to taking such action; (iii) the Company provides Welltower with notice meeting certain requirements specified in the merger agreement no later than 24 hours after the receipt of any acquisition proposal; and (iv) the Company furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement meeting certain requirements and to the extent non-public information that has not been made available to Welltower is made available to the maker of the acquisition proposal, the Company provides or makes available such non-public information to Welltower substantially concurrent with the time that it is provided to such other person. The restrictions described in this paragraph do not apply to acquisition proposals made by excluded parties.

        Prior to receipt of the required vote of the Company's stockholders to approve the merger and subject to certain conditions set forth in the merger agreement, the board may make a recommendation change (as defined below under "The Merger Agreement—Other Covenants and Agreements—Company Board Recommendation") and/or in the case of clause (i) below, the Company may terminate the merger agreement in accordance with its terms if (i) an acquisition proposal meeting requirements specified in the merger agreement is made and not withdrawn, and the board determines in good faith, after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes a superior offer and that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law or (ii) there is an intervening event (as defined below under "The Merger Agreement—Other Covenants and Agreements—Company Board Recommendation") and the board determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the board to make a recommendation change would be inconsistent with the exercise of the board's fiduciary duties under applicable law.

Termination (Page 100)

        The Company and Welltower may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either the Company or Welltower may terminate the merger agreement if:

  •
  the effective time of the merger has not occurred on or before 11:59 p.m., New York City time, on October 15, 2018 (referred to as the "end date"). However, the termination right described in this bullet will not be available to a party if the failure of the closing to occur by the end date is due to the failure of such party to perform in all material respects or comply in all material respects with all of its covenants and agreements set forth in the merger agreement or if such party has not used the required reasonable best efforts to consummate the mergers, or, in the case of a termination by Welltower, Welltower has not used the required reasonable best efforts to cause ProMedica to effect the closing of the HCR ManorCare transactions;

  •
  any final and non-appealable restraint is in effect that prohibits, restrains or renders illegal the consummation of the mergers. However, the termination right described in this bullet will not be available to a party if such restraint is due to the failure of such party to perform in all material respects or comply in all material respects with all of its covenants and agreements set forth in the merger agreement or if such party has not used the required reasonable best efforts to consummate the mergers, or, in the case of a termination by Welltower, Welltower has not used the required reasonable best efforts to cause ProMedica to effect the closing of the HCR ManorCare transactions; or

  •
  the Company's stockholder meeting for the purpose of obtaining the required vote of the Company's stockholders to approve the merger (including any adjournments thereof) has been completed and such vote has not been obtained; provided that the termination right described in this bullet shall not be available to the Company where the failure to obtain the approval of its stockholders is caused by any action or failure to act of the Company that constitutes a material breach of the merger agreement.

        The Company may terminate the merger agreement:

  •
  if Welltower or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would cause the related condition to the Company's obligation to consummate the mergers not to be satisfied, and such breach is incapable of being cured, or, if capable of being cured, is not cured within 30 days following written notice of such breach to Welltower (or, if less, the number of calendar days until the business day immediately preceding the end date);

  •
  at any time on or after the date of merger agreement and prior to obtaining the required vote of the Company's stockholders to approve the merger, in order to enter into a definitive agreement with respect to a superior offer; provided that the Company (a) has complied in all material respects with its non-solicitation obligations under the agreement and (b) concurrently with such termination, paid the termination fee described below under "The Merger Agreement—Termination Fees—Company Termination Fee";

  •
  if, by the close of business on June 29, 2018, the bankruptcy court in the HCR ManorCare bankruptcy has not entered the confirmation order;

  •
  if the HCR ManorCare closing condition has not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018. However, the Company may not exercise the termination right described in this bullet if (a) any of the (i) stockholder approval condition, (ii) no restraints condition or (iii) other conditions to the obligations of Welltower and Merger Sub to consummate the mergers (other than the HCR ManorCare closing condition) have not been or are not capable of being satisfied on such date or (b) the failure of the HCR ManorCare closing condition to be satisfied by such date was primarily caused by the failure of the Company or any of its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement;

  •
  if any restraint has become final and non-appealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions. However, the Company may not exercise the termination right described in this bullet if such restraint is primarily caused by the failure of the Company or its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement; or

  •
  if the alternative plan sponsor agreement has been terminated, unless the breach of any provision of the alternative plan sponsor agreement by the Company or any of its subsidiaries is the primary cause of the termination of the alternative plan sponsor agreement.

        Welltower may terminate the merger agreement:

  •
  if the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would cause the related condition to Welltower's and Merger Sub's obligation to consummate the mergers not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, is not cured within 30 days following written notice of such breach to the Company (or, if less, the number of calendar days until the business day immediately preceding the end date);

  •
  if, at any time on or after the date of merger agreement and prior to obtaining the required vote of the Company's stockholders to approve the merger, the board or any committee thereof makes a recommendation change;

  •
  if the Company or any of its subsidiaries willfully and materially breaches the non-solicitation obligations under the merger agreement, subject to certain exceptions;

  •
  if any restraint has become final and non-appealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions. However, Welltower and Merger Sub may only exercise the termination right described in this bullet if such restraint is primarily caused by the failure of the Company or any of its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement; or

  •
  if the alternative plan sponsor agreement has been terminated (other than as a result of the termination of the merger agreement) and the breach of any provision of the alternative plan sponsor agreement by the Company or any of its subsidiaries is the primary cause of the termination of the alternative plan sponsor agreement.

Termination Fees (Page 102)

        The Company will pay to Welltower a termination fee in the event that:

  •
  the Company has terminated the merger agreement to enter into a definitive agreement with respect to a superior offer;

  •
  Welltower has terminated the merger agreement because of a recommendation change (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub);

  •
  Welltower has terminated the merger agreement because the Company or any of its subsidiaries has willfully and materially breached its non-solicitation obligations under the merger agreement (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub); or

  •
  the merger agreement is terminated under certain circumstances further described below under "The Merger Agreement—Termination Fees—Company Termination Fee," a qualifying transaction (as defined below under "The Merger Agreement—Termination Fees—Company Termination Fee") has been publicly announced and not withdrawn within the time frames specified in the merger agreement and, within nine months after such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a qualifying transaction.

        The amount of such termination fee will be $59.5 million in cash, except that the amount of the termination fee will be $19.8 million in cash in the event that (a) the Company has terminated the merger agreement to enter into a definitive agreement with respect to a superior offer made by an excluded party or (b) Welltower has terminated the merger agreement as a result of a recommendation change (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub) and such recommendation change is in connection with an acquisition proposal made by an excluded party.

        Welltower will pay to the Company, subject, in each case, to certain conditions related to the Company's conduct set forth in the merger agreement, a reverse termination fee of $250 million in cash in the event that:

  •
  the Company has terminated the merger agreement because the bankruptcy court in the HCR ManorCare bankruptcy has not entered the confirmation order by the close of business on June 29, 2018;

  •
  the Company has terminated the merger agreement because the HCR ManorCare closing condition has not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018;

  •
  the Company has terminated the merger agreement because a restraint has become final and non-appealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions;

  •
  the Company has terminated the merger agreement because the alternative plan sponsor agreement has been terminated; or

  •
  the Company or Welltower has terminated the merger agreement because the effective time of the merger does not occur prior to the end date, and at the time of such termination, the Company could have terminated the merger agreement because (i) the bankruptcy court in the HCR ManorCare bankruptcy had not entered the confirmation order by the close of business on June 29, 2018, or (ii) the HCR ManorCare closing condition had not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
On April 25, 2018, the Company entered into the merger agreement providing for the merger of the Company with and into Merger Sub, a subsidiary of Welltower, with Merger Sub surviving the merger and remaining a subsidiary of Welltower. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to approve the merger and the other matters to be voted on at the special meeting.

Q:
What is the proposed transaction?

A:
The proposed transaction is the merger of the Company with and into Merger Sub pursuant to the merger agreement. Following the effective time of the merger, the separate corporate existence of the Company will cease and Merger Sub will continue to be a subsidiary of Welltower.

  ProMedica's acquisition of HCR ManorCare will be consummated substantially concurrently with the merger.

Q:
What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive, for each share of our common stock that you own as of immediately prior to the effective time of the merger, $20.75 in cash, without interest and less any applicable withholding taxes, plus, if the effective time of the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving entity or in Welltower.

  For example, if you own 100 shares of common stock and the effective time of the merger is prior to August 25, 2018, you will be entitled to receive $2,075 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

  As an additional example, if you own 100 shares of common stock and the effective time of the merger is September 25, 2018, you will be entitled to receive a total of $2,093.60 (equal to $2,075 plus $18.60 (the product of 31 days, $0.006 per share per day and 100 shares)) in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:
Where and when is the special meeting?

A:
The special meeting will take place on Wednesday, July 25, 2018, starting at 9:00 a.m., local time, at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814.

Q:
What matters will be voted on at the special meeting?

A:
You are being asked to consider and vote on the following proposals:

•
to approve the merger;

  •
  to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger; and

  •
  to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger.

Q:
What vote of our stockholders is required to approve the merger?

A:
Under Maryland law and the Company's charter, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote at the close of business on the record date for the determination of stockholders entitled to vote at the meeting must vote "FOR" the proposal to approve the merger. In addition, under the merger agreement, the receipt of this required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the merger.

  As of June 18, 2018, the record date for the special meeting, there were 94,196,282 shares of common stock outstanding, of which 93,789,186 were entitled to vote.

Q:
How will our directors and executive officers vote on the proposal to approve the merger?

A:
We currently expect that the Company's directors and executive officers will vote their shares in favor of the proposal to approve the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

  As of June 18, 2018, the record date for the special meeting, the directors and executive officers of the Company owned, in the aggregate, approximately 0.19% of the outstanding common stock of the Company entitled to vote at the special meeting.

Q:
Do any of the Company's directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:
Yes. In considering the recommendation of the board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board was aware of and considered these differing interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger be approved by the Company stockholders. See "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger."

Q:
How does the merger consideration compare to the market price of the Company's common stock?

A:
The base merger consideration of $20.75 per share represents a discount of approximately 0.24% to the price of the common stock at the close of trading on April 24, 2018, the last day of trading prior to media speculation regarding the merger, a premium of approximately 64.7% to the closing price of the common stock on March 1, 2018, the last day of trading prior to the Company's announcement that it had entered into the initial plan sponsor agreement (as defined below) to acquire HCR ManorCare, and a premium of approximately 17.3% premium to the 60-day volume-weighted average price ending April 24, 2018, the last trading day prior to media speculation regarding the merger.

Q:
What is a quorum?

A:
A quorum will be present if holders of a majority of the shares of common stock outstanding and entitled to vote on the record date are present in person or by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

  If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

  If your shares are held in "street name" by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:
What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:
The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting require the affirmative vote of the holders of a majority of the votes cast on such proposal at the special meeting.

Q:
How does the board recommend that I vote?

A:
The board unanimously recommends that our stockholders vote "FOR" the proposal to approve the merger. The board also unanimously recommends that the stockholders of the Company vote "FOR" the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and "FOR" the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

Q:
What effects will the merger have on the Company?

A:
Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act," and is quoted on the New York Stock Exchange (referred to as the "NYSE") under the symbol "QCP." As a result of the merger, the common stock will cease to be publicly traded, and the separate corporate existence of the Company will cease. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:
What happens if the merger is not consummated?

A:
If the merger is not approved by the Company's stockholders, or if the merger is not consummated for any other reason, the Company's stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Welltower a termination fee of $19.8 million or $59.5 million, or Welltower may be required to pay the Company a termination fee of $250 million. If the merger agreement is terminated, the alternative plan sponsor agreement will automatically terminate and the parties to the alternative plan sponsor agreement will have no obligation to consummate the HCR ManorCare transactions. However, the Plan Sponsor Agreement by and among HCR ManorCare, the Company, HCP Mezzanine Lender, LP and the lessors identified therein, dated March 2, 2018, as amended April 25, 2018 (as so amended, referred to as the "initial plan sponsor agreement"), which provides, among other things, for a subsidiary of the Company to acquire all of the newly issued common shares of HCR ManorCare (referred to as the "QCP-HCR ManorCare transactions"), will remain in effect and the parties thereto will be obligated, subject to the terms and conditions therein, to consummate the QCP-HCR ManorCare transactions. See "The Merger Agreement—Termination Fees" and "The Merger (Proposal 1)—HCR ManorCare Transactions."

Q:
What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company's named executive officers in connection with the merger?

A:
The approval of this proposal is a vote separate and apart from the vote to approve the merger and is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Welltower. If the merger is approved by the stockholders and completed, the merger-related compensation may be paid to the Company's named executive officers even if stockholders fail to approve this proposal.

Q:
What do I need to do now? How do I vote my shares of common stock?

A:
We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•
mail, using the enclosed postage-paid envelope;

•
telephone, using the toll-free number listed on each proxy card; or

•
the Internet, at the address provided on each proxy card.

  If you hold your shares in "street name" through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting "AGAINST" the proposal to approve the merger.

Q:
Can I revoke my proxy?

  Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company's Corporate Secretary in writing at Quality Care Properties, Inc., Attn: Corporate Secretary, 7315 Wisconsin Avenue, Suite 550 East, Bethesda, MD 20814, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:
What happens to the merger proposal if I do not vote?

A:
The vote to approve the merger is based on the total number of shares of common stock outstanding and entitled to vote on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote "AGAINST" the proposal to approve the merger.

Q:
Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in "street name" will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:
What happens if I sell my shares of common stock before completion of the merger?

A:
If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

  The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. As a result, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:
Should I send in my evidence of ownership of common stock now?

A:
No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:
Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:
No. Appraisal rights, rights of objecting stockholders or dissenters' rights are not available in connection with the merger. See "Rights of Appraisal."

Q:
Will I have to pay taxes on the merger consideration I receive?

A:
The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger."

Q:
What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or via the Internet, if available to you) to ensure that all of your shares are voted.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger or require assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger.

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
(212) 269-5550 (call collect)
(877) 361-7972 (toll free)
QCP@dfking.com

  If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents incorporated by reference in this proxy statement, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "will," "contemplate," "would" and similar expressions that contemplate future events. Such forward-looking statements are based on management's reasonable current assumptions and expectations, including the expected completion and timing of the merger and the HCR ManorCare transactions and other information relating to the merger and the HCR ManorCare transactions. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of, or the failure of a closing condition to, the merger agreement, the alternative plan sponsor agreement or other agreements;

  •
  the failure of the Company to maintain its REIT status;

  •
  the failure to obtain the required vote of the Company's stockholders to approve the merger or the failure to satisfy any of the other closing conditions to the merger or the HCR ManorCare transactions, and any delay in connection with the foregoing;

  •
  risks and costs associated with continuing to operate the Company on a stand-alone basis, with or without acquiring HCR ManorCare, if the conditions to the merger are not satisfied or the merger agreement is otherwise terminated, including risks and costs related to:

  o
  the continued deterioration of the Company and HCR ManorCare's businesses;

  o
  the ability of the Company to execute on the previously announced plans to sell 74 non-core skilled nursing/senior housing facility assets;

  o
  pursuing any liquidation alternative of HCR ManorCare assets, and the risk that any multi-year divestiture strategy could require substantial reduction in HCR ManorCare's workforce both in the field and in Toledo, could pose significant risk of low loyalty, low productivity and other irreparable challenges, including increased risks of medical malpractice or regulatory violations due to decreased morale and reduced commitment to the Company's and HCR ManorCare's standards;

  o
  the Company's ability to continue to comply with its debt covenants or obtain waivers thereto, and uncertainty regarding the Company's ability to extend or refinance its indebtedness and HCR ManorCare's credit facility scheduled to mature on January 17, 2019, and the material and adverse consequences to the Company if its current or future lenders do not cooperate with the Company on reasonable terms or at all regarding extending or refinancing current or future credit facilities;

    o
    integrating HCR ManorCare's operating platform into the Company's real estate business following the QCP-HCR ManorCare transactions, including the cost, retention, structural and cultural challenges associated with such integration;

    o
    the risks and uncertainty associated with a drastic transformation of the Company's employee base from a business with 10 employees to a business with thousands of employees;

    o
    the significant capital expenditures required to maintain the competitiveness of the Company's properties, and uncertainties regarding the ability to finance, or the potentially high cost of financing, such capital expenditures;

  •
  the failure of Welltower to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the merger agreement or have the required amount of cash available at the closing of the merger;

  •
  risks associated with the disruption of management's attention from the Company's ongoing business operations due to the pendency of the merger and the HCR ManorCare transactions;

  •
  the effect of the announcement of the merger on the ability of the Company to maintain relationships with its lenders, partners, tenants, providers and others with whom it does business, or on its operating results and businesses generally;

  •
  the ability to meet expectations regarding the timing and completion of the merger and the HCR ManorCare transactions; and

  •
  other risks detailed in our filings with the U.S. Securities and Exchange Commission (referred to as the "SEC"), including our most recent filings on Form 10-K and Form 10-Q. See "Where You Can Find Additional Information."

        Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

THE COMPANIES

Quality Care Properties, Inc.

        Quality Care Properties, Inc. is a Maryland corporation primarily engaged in the ownership and leasing of post-acute/skilled nursing properties and memory care/assisting living properties. The Company was formed in 2016 to hold the HCR ManorCare portfolio, 28 other healthcare related properties, a deferred rent obligation due from HCR ManorCare under a master lease agreement and an equity method investment in HCR ManorCare previously held by HCP, Inc. The Company elected to be treated as a REIT under the applicable provisions of the Code, commencing with its initial taxable year ended December 31, 2016. As of March 31, 2018, the Company's real properties consisted of 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, one surgical hospital and one medical office building across 29 states, including 74 properties classified as held for sale, with 292 of the 320 properties leased to HCR ManorCare under a master lease. A detailed description of the Company's business is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement. See "Where You Can Find Additional Information."

Welltower Inc.

        Welltower Inc. is a Delaware corporation that owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. Welltower has elected to be treated as a REIT under the applicable provisions of the Code.

Potomac Acquisition LLC

        Potomac Acquisition LLC, referred to as "Merger Sub," is a Delaware limited liability company and subsidiary of Welltower. Merger Sub was formed in 2018 as a wholly owned subsidiary of Welltower for purposes of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Merger Sub is disregarded as an entity separate from Welltower for U.S. federal income tax purposes.

 THE SPECIAL MEETING

        We are furnishing this proxy statement to the Company's stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company's stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on Wednesday, July 25, 2018, starting at 9:00 a.m. local time at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

        The purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve the merger. Our stockholders must approve the merger for the merger to occur. A copy of the merger agreement, which sets forth the terms and conditions upon which the merger will occur, is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under "The Merger Agreement." Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

        In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger." The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Welltower. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will become payable if the applicable contractual conditions are met and regardless of the outcome of the advisory vote.

        This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 21, 2018.

Recommendation of the Company's Board of Directors

        After careful consideration, the board has unanimously approved the merger and determined that the merger agreement is advisable and in the best interests of the Company and its stockholders. Certain factors considered by the board in reaching its decision to approve the merger and in determining that the merger agreement is advisable to and in the best interests of the Company and its stockholders can be found in the section entitled "The Merger (Proposal 1)—Reasons for the Merger."

        The board unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the merger. The board also unanimously recommends that the stockholders of the Company vote "FOR" the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

Record Date and Quorum

        The holders of record of common stock as of the close of business on June 18, 2018, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 94,196,282 shares of common stock were outstanding, of which 93,789,186 were entitled to vote.

        The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting on any matter shall constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

        If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purposes of determining whether a quorum is present at the special meeting.

        If your shares are held in "street name" by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote

        For the Company to complete the merger, under Maryland law and the Company's charter, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote at the close of business on the record date must vote "FOR" the proposal to approve the merger. In addition, under the merger agreement, the receipt of this required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the merger.

        Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on such proposal at the special meeting. Abstentions will have the same effect as a vote against these proposals but the failure to vote your shares will have no effect on the outcome of these proposals.

        As of the record date, there were 94,196,282 shares of common stock outstanding, of which 93,789,186 were entitled to vote.

Voting by the Company's Directors and Executive Officers

        At the close of business on the record date, directors and executive officers of the Company and their subsidiaries were entitled to vote 181,676 shares of common stock, or approximately 0.19% of the shares of common stock issued, outstanding and entitled to vote on that date. We currently expect that the Company's directors and executive officers will vote their shares in favor of the proposal to approve the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

        All holders of shares of common stock as of the close of business on June 18, 2018, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the "street name" of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

        Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in "street name" through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

        To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

        Shares Held by Record Holder.    If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

  •
  Submit a Proxy by Telephone or via the Internet.  This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

  •
  Submit a Proxy Card.  If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger, in favor of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger. If you fail to return your proxy card, unless you are a holder of record on the record date and attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to approve the merger, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

        Shares Held in "Street Name."    If your shares are held by a bank, broker or other nominee on your behalf in "street name," your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

        In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve the merger. Under such circumstance, a "broker non-vote" would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the proposal to approve the merger, but will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger. For shares of common stock held in "street name," only shares of common stock affirmatively voted "FOR" the proposal to approve the merger will be counted as a favorable vote for such proposal.

Revocation of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

  •
  attending the special meeting and voting in person; or

  •
  delivering to the Corporate Secretary of the Company a written notice of revocation c/o Quality Care Properties, Inc., 7315 Wisconsin Avenue, Suite 550 East, Bethesda, MD 20814.

        Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

        If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

        An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote "AGAINST" the proposal to approve the merger, a vote "AGAINST" the advisory (non-binding) proposal on executive compensation payable to the Company's named executive officers in connection with the merger and a vote "AGAINST" the adjournment proposal.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the merger, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

        If a quorum is present at the special meeting, then the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal as the special meeting.

If a quorum is not present at the special meeting, the special meeting may be adjourned by the chairman of the special meeting to a date not more than 120 days from the original record date without notice other than announcement at the meeting. At any time prior to convening the special meeting, the board may postpone the special meeting for any reason to a date not more than 120 days after the original record date (subject to certain restrictions in the merger agreement). Pursuant to Maryland law and our Amended and Restated Bylaws, the chairman of the special meeting may also adjourn the special meeting to a date not more than 120 days after the original record date, and may do so without a vote of the stockholders.

        Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

        The board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. D.F. King & Co., Inc., a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting and we will pay D.F. King approximately $15,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King or, without additional compensation by certain of the Company's directors, officers and employees.

Other Information

        You should not send certificates representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

        If the merger is approved by the Company's stockholders and certain other conditions to the closing of the merger are either satisfied or waived, the Company will be merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a subsidiary of Welltower.

        At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Welltower or Merger Sub, or any of their respective wholly owned subsidiaries, in each case other than such shares held on behalf of third parties) will be converted into the right to receive, without interest and less any applicable withholding taxes, $20.75 in cash, and, if the effective time of the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date.

        Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol "QCP." As a result of the merger, the common stock will cease to be publicly traded, and the separate corporate existence of the Company will cease. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

HCR ManorCare Transactions

Alternative Plan Sponsor Agreement

        In connection with the merger and the other transactions contemplated by the merger agreement, on April 25, 2018, the Company entered into the alternative plan sponsor agreement with HCR ManorCare, ProMedica, and the ProMedica-Welltower JV. The alternative plan sponsor agreement contemplates that, among other things, pursuant to the amended Plan, ProMedica will acquire all of the newly issued common stock of HCR ManorCare, in exchange for a cash contribution (consisting of either a capital contribution or a combination of a capital contribution and an unsecured, subordinated loan in a principal amount not to exceed $550 million) by ProMedica to HCR ManorCare in an amount sufficient to pay, in full, all claims in respect of HCR ManorCare's credit facility, dated as of July 17, 2017 with RD Credit, LLC, as administrative agent and collateral agent, as amended (referred to as the "Centerbridge facility"), an agreed deferred rent obligation owed to the Company and its subsidiaries in the amount of approximately $440 million (referred to as the "agreed deferred rent obligation") and a distribution to the holders of HCR ManorCare's existing preferred and common equity in the amount of $50 million (referred to as the "total equity distribution"), each of which will be paid at the closing of the HCR ManorCare transactions. Payment of these amounts will not increase the merger consideration, nor will the amounts be distributed to the Company's stockholders of record as of the date of the merger. If the alternative plan sponsor agreement is terminated and instead the QCP-HCR ManorCare transactions are consummated, any claims of the Company and its subsidiaries against HCR ManorCare will be discharged in accordance with the initial plan sponsor agreement.

        The amended Plan includes the following terms, which shall apply if the HCR ManorCare transactions are consummated:

  •
  the agreed deferred rent obligation will be paid in full and the balance of the Company's and its subsidiaries' claims against HCR ManorCare will be waived and released;

  •
  all creditors (including creditors holding claims subordinated pursuant to section 510(b) of the Bankruptcy Code) of HCR ManorCare other than the Company and its subsidiaries will be unimpaired under the amended Plan;

  •
  holders of HCR ManorCare's existing preferred and common equity will each receive a portion of the total equity distribution, allocated as set forth in the amended Plan; and

  •
  the amended Plan will include customary releases and exculpation by HCR ManorCare of reorganized HCR ManorCare, its current and former representatives, ProMedica, the Company and certain other parties.

        The alternative plan sponsor agreement contains additional commitments by HCR ManorCare, ProMedica and the Company relating to the conduct of the HCR ManorCare bankruptcy, including for HCR ManorCare to use reasonable best efforts to pursue entry of the confirmation order within 65 days following the date of the alternative plan sponsor agreement.

        The consummation of the HCR ManorCare transactions is subject to certain conditions, including (subject to certain terms set forth in the alternative plan sponsor agreement):

  •
  the receipt of certain state licensing approvals with respect to the HCR ManorCare transactions;

  •
  the entry by the bankruptcy court in the HCR ManorCare bankruptcy of the confirmation order; and

  •
  no entry of an order by the bankruptcy court dismissing the HCR ManorCare bankruptcy or converting the HCR ManorCare bankruptcy into a case under Chapter 7 of the Bankruptcy Code or an order materially inconsistent with the alternative plan sponsor agreement, the amended Plan or the confirmation order in a manner adverse to ProMedica or the Company.

        The obligation of HCR ManorCare to consummate the HCR ManorCare transactions is also conditioned upon compliance by ProMedica in all material respects with its pre-closing obligations under the alternative plan sponsor agreement, while the obligation of ProMedica to consummate the HCR ManorCare transactions is also conditioned upon a court of competent jurisdiction not having determined that HCR ManorCare has breached in any material respect its pre-closing obligations under the alternative plan sponsor agreement.

        The alternative plan sponsor agreement will automatically terminate if the merger agreement is terminated. The alternative plan sponsor agreement may also be terminated by the Company if:

  •
  an order confirming the amended Plan is not entered within 65 days following the date of the alternative plan sponsor agreement;

  •
  the HCR ManorCare transactions have not been consummated by 11:59 p.m., New York City time, on October 12, 2018; or

  •
  HCR ManorCare fails to pay such cash and cash equivalents available to pay all or part of the reduced cash rent (as defined in the alternative plan sponsor agreement) after making all transfers of funds permitted under the Centerbridge facility, and retaining such reserves and making such other expenditures that either HCR ManorCare's chief restructuring officer or board of directors has determined would be necessary to allow HCR ManorCare to operate in the ordinary course of business.

        Either HCR ManorCare or ProMedica may also terminate the alternative plan sponsor agreement if the Plan Transactions have not been consummated by 11:59 p.m., New York City time, on October 15, 2018. The alternative plan sponsor agreement also contains various other termination rights. If the alternative plan sponsor agreement is terminated, the initial plan sponsor agreement will remain in effect and the parties thereto will be obligated, subject to the terms and conditions of the initial plan sponsor agreement, as amended as described below, to consummate the QCP-HCR ManorCare transactions.

        HCR ManorCare, ProMedica and the Company have made customary representations, warranties and covenants in the alternative plan sponsor agreement. ProMedica has further agreed to reimburse

HCR ManorCare for certain restructuring costs paid from and including May 1, 2018 until the earlier of (i) the effective date of the amended Plan or (ii) the date of termination of the alternative plan sponsor agreement, in an aggregate amount not to exceed $2 million per calendar month.

Amendment to Initial Plan Sponsor Agreement

        Concurrently with the execution of the alternative plan sponsor agreement, HCR ManorCare, the Company, HCP Mezzanine Lender, LP and the lessors identified therein (collectively, together with the Company and HCP Mezzanine Lender, LP, the "purchaser parties") entered into an amendment to the initial plan sponsor agreement, pursuant to which the purchaser parties consented to HCR ManorCare's entry into the alternative plan sponsor agreement and the alternative restructuring support agreement (as defined below). The amendment to the initial plan sponsor agreement also makes termination of the alternative plan sponsor agreement a condition to the consummation of the QCP-HCR ManorCare transactions, extends the outside date for consummation of the transactions contemplated by the initial plan sponsor agreement to January 15, 2019 and makes certain other changes to the terms of the initial plan sponsor agreement.

Alternative Restructuring Support Agreement

        Concurrently with the execution of the alternative plan sponsor agreement, HCR ManorCare, ProMedica Health System, Inc., MC Operations Investments, LLC, a wholly owned indirect subsidiary of the Company, and certain holders of the common stock of HCR ManorCare (together with the ProMedica Health System, Inc. and MC Operations Investments, LLC, referred to as the "restructuring support parties"), entered into an alternative restructuring support agreement (referred to as the "alternative restructuring support agreement"), pursuant to which, subject to the terms and conditions therein, the restructuring support parties, as the owners of common stock of HCR ManorCare and/or the sponsor under the alternative plan sponsor agreement, covenanted to, among other things, support the HCR ManorCare transactions and the amended Plan. In addition, the restructuring support parties agreed not to transfer, sell or pledge their HCR ManorCare common stock or the right to vote unless the transferee of those shares joins the alternative restructuring support agreement.

        All obligations pursuant to the alternative restructuring support agreement will terminate upon the earlier of the effectiveness of the amended Plan or the date of termination of the alternative plan sponsor agreement and the initial plan sponsor agreement. As of April 25, 2018, the restructuring support parties collectively owned 38,901,801 shares of common stock of HCR ManorCare, representing more than 80% of the total shares of common stock of HCR ManorCare issued and outstanding on that date.

Background of the Merger

        The Company was formed in 2016 to hold a portfolio of properties leased to HCR ManorCare under a master lease agreement (referred to as the "master lease"), 28 other healthcare related properties, a deferred rent obligation due from HCR ManorCare under the master lease and an equity method investment in HCR ManorCare. Prior to its separation from HCP, Inc. (referred to as "HCP"), which was completed on October 31, 2016, the Company was a wholly owned subsidiary of HCP. In connection with the separation, HCP transferred to certain subsidiaries of the Company the equity interests of the entities that hold the Company's business. Pursuant to the separation agreement, dated as of October 31, 2016, by and between HCP and the Company, HCP effected the separation by means of a pro rata distribution of substantially all of the outstanding shares of Company common stock to HCP stockholders of record as of the close of business on October 24, 2016 (referred to as the "spin-off").

        HCR ManorCare's financial position had deteriorated significantly in the several years prior to the spin-off. In light of these circumstances, prior to the spin-off, HCR ManorCare and HCP entered into several arrangements and amendments to the master lease, which, among other things, provided for the sale of certain facilities, deferred rent payments, reset rent escalations and extended the terms of the master lease.

        In the months following the spin-off, the Company's board and management undertook a detailed review of the Company's portfolio and the continued deterioration of HCR ManorCare's businesses. Along with representatives of Houlihan Lokey Capital, Inc., the Company's financial advisor in connection with this portfolio review, members of the Company's senior management visited more than 100 of the Company's properties and undertook a detailed analysis assessing, among other things, the value and strategic positioning of the Company's properties and the extent and potential cost of capital expenditures necessary to keep the properties competitive in the marketplace.

        During and following this detailed review, the Company and HCR ManorCare engaged in approximately 16 months of negotiations concerning a comprehensive restructuring of the economic relationship between the parties that culminated on March 2, 2018 with the execution by the Company and HCR ManorCare of the initial plan sponsor agreement.

        The negotiations between the Company and HCR ManorCare included a series of forbearance agreements, defaults and litigation that preceded the execution of the initial plan sponsor agreement and the commencement of the HCR ManorCare bankruptcy as described below.

        On April 5, 2017, the Company and HCR ManorCare entered into a forbearance agreement, which provided, among other things, for specified rent payments in each of April, May and June 2017 and the deferral of certain rent. Around this time, the Company, HCR ManorCare, HCR ManorCare's management, its controlling stockholder and its lenders began engaging in negotiations regarding a potential out-of-court restructuring of HCR ManorCare.

        On June 2, 2017, in connection with the acceleration of loans by its secured lenders, HCR ManorCare failed to make the required rent payments to the Company under the forbearance agreement.

        On July 1, 2017, the Company formally engaged Lazard as a financial advisor in connection with the negotiations with HCR ManorCare.

        In July 2017, the Company sent a notice of default and a subsequent declaration of default to HCR ManorCare under the master lease.

        On August 17, 2017, after several months of continued negotiations without an agreement regarding a long-term restructuring of the master lease or other out-of-court restructuring of HCR ManorCare, the Company commenced a litigation seeking the appointment of a receiver for the HCR ManorCare subsidiary party to the master lease.

        On November 15, 2017, Mark Ordan, the Company's Chairman and Chief Executive Officer, and Steven Cavanaugh, the Chief Executive Officer of HCR ManorCare, received a letter from ProMedica. In the letter, ProMedica requested that the Company and HCR ManorCare enter into discussions with ProMedica regarding ProMedica's potential interest in acquiring HCR ManorCare and certain of the Company's properties, and having the Company and HCR ManorCare enter into new lease agreements. ProMedica did not propose in the letter any price or other financial terms for such a transaction, and ProMedica indicated that any transaction would be subject to the completion of due diligence. Following the receipt of the ProMedica letter, Mr. Ordan and members of the board discussed the letter, as well as the risk that any new lease agreement at a market rent based on HCR ManorCare's poor performance could undervalue the Company's assets and put the Company in a precarious position under its debt covenants. They also discussed that a single tenant strategy was contrary to what the board had determined was in the Company's best interest.

        Following his discussions with members of the board and at their direction, on November 20, 2017, Mr. Ordan sent a letter to ProMedica, in which Mr. Ordan explained that the Company was not interested in engaging in discussions with ProMedica regarding its proposal, that the Company did not believe it was in its best interests to remain undiversified and risk further erosion at the hands of a single tenant, and that any market rent based on HCR ManorCare's poor performance would undervalue the Company's assets.

        In mid-December 2017, Mr. Ordan met with representatives of a financial sponsor with a significant real estate presence in response to the financial sponsor's indication of interest in acquiring HCR ManorCare's hospice business. Mr. Ordan and the representatives of the financial sponsor discussed the financial sponsor's interest, but the financial sponsor did not propose a definitive proposal or any pricing terms. Representatives of the financial sponsor stated that the financial sponsor's interest was solely in respect of HCR ManorCare's hospice business, and not any other portion of HCR ManorCare's business or the Company's business. Prior to the signing of the merger agreement, the financial sponsor did not make and as of the date of this proxy statement, the financial sponsor has not made any proposal to acquire the Company or any portion of its assets.

        On December 22, 2017, the Company and HCR ManorCare entered into another forbearance agreement and amendment to the master lease, which, among other things, provided for HCR ManorCare to pay a reduced cash rent under the master lease until November 30, 2018, and acknowledged HCR ManorCare's expectation that it would be unable to pay a material portion of such rent through the end of November 30, 2018.

        On January 30, 2018, the Company announced that HCR ManorCare failed to make a required $14 million rent payment due under the master lease on January 25, 2018.

        In the several months leading up to March 2, 2018, the date on which the Company and HCR ManorCare entered into the initial plan sponsor agreement, the Company engaged in extensive negotiations with HCR ManorCare and affiliates of The Carlyle Group (referred to as "Carlyle"), the controlling stockholders of HCR ManorCare, in an attempt to reach agreement on a comprehensive restructuring of the economic relationship between the parties that eventually resulted in the signing of the initial plan sponsor agreement.

        During February 2018, the Company discussed with representatives of Goldman Sachs a potential role for Goldman Sachs in advising the Company in connection with the Company's strategic positioning following a potential transaction with HCR ManorCare, including a restructuring and/or refinancing of the Company's capital structure. In engaging Goldman Sachs, the Company focused on the relevance of Goldman Sachs' expertise in equity and debt capital markets to any restructuring and/or refinancing of the Company's capital structure. The engagement was formalized on March 12, 2018, and it included a commitment, subject to certain conditions, for the Company to also engage Goldman Sachs as an advisor in connection with certain extraordinary transactions, including a merger or business combination involving the Company.

        On February 21, 2018, Mr. Ordan and Paul J. Klaassen, the board's lead independent director, received a non-binding written proposal from Welltower (referred to as the "initial Welltower proposal"), pursuant to which Welltower proposed that an entity formed by Welltower and minority owned by ProMedica would acquire QCP for all-cash consideration of $15.25 per share of common stock, with such transaction occurring in parallel with, and being conditioned upon, ProMedica's acquisition of HCR ManorCare. The purchase price of $15.25 per share represented a premium of 22% to the Company's closing price of $12.51 on February 21, 2018. The Welltower proposal was conditioned, among other things, on the completion of due diligence, but was not conditioned on the receipt of any third-party financing. The initial Welltower proposal did not provide any background information concerning the terms or status of ProMedica's proposed acquisition of HCR ManorCare.

        On February 22, 2018, at a regularly scheduled meeting of the board, the directors, management, the Company's legal counsel for the restructuring negotiations with HCR ManorCare, and Lazard discussed the ongoing negotiations with HCR ManorCare and the initial Welltower proposal. The consensus among the directors was that HCR ManorCare's recent nonpayment of rent was a negotiating tactic intended to exert public pressure on the Company. The directors, management and Lazard also discussed the fact that the proposed consideration of $15.25 per share in the initial Welltower proposal did not account for the benefits of the potential transaction being negotiated with HCR ManorCare. In light of the discussion regarding the proposed price and the conditional nature of the initial Welltower proposal, as well as the advanced state of negotiations between the Company and HCR ManorCare regarding the initial plan sponsor agreement and the board's judgment that engaging on the initial Welltower proposal could jeopardize or materially delay a potential transaction with HCR ManorCare that the board thought could resolve the Company's most pressing and challenging issues in a constructive manner for the benefit of the Company's stockholders, the board instructed Mr. Ordan to decline the initial Welltower proposal.

        Following the board meeting on February 22, 2018, Mr. Ordan called Thomas J. DeRosa, the Chief Executive Officer of Welltower, which call was followed by a letter, to state that after discussion with the board, the Company did not have any interest in Welltower's proposal. In the conversation with Mr. Ordan, Mr. DeRosa stated that he understood the board's decision not to engage on a proposal with proposed consideration of $15.25 per share, but that Welltower would remain interested in acquiring the Company. On February 23, 2018, Mr. DeRosa sent a follow-up letter to Mr. Ordan and Mr. Klaassen indicating Welltower's continued interest in acquiring the Company and its willingness to engage in a discussion of the per share consideration. Later that day Mr. Ordan emailed Mr. DeRosa thanking him for the follow-up letter and stating that Mr. Ordan had shared Mr. DeRosa's continued interest with the board.

        On March 2, 2018, the Company and HCR ManorCare entered into the initial plan sponsor agreement and certain related agreements. The initial plan sponsor agreement contemplated, among other things, that pursuant to a prepackaged plan of reorganization of HCR ManorCare under chapter 11 of the Bankruptcy Code, a subsidiary of the Company would acquire all of the issued and outstanding capital stock of HCR ManorCare in exchange for the discharge of all claims of the Company against HCR ManorCare and its subsidiaries arising under HCR ManorCare's guaranty of the master lease. On March 4, 2018, as required by the initial plan sponsor agreement, HCR ManorCare filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

        Following the public announcement of the initial plan sponsor agreement, the Company's stock price increased from $12.60 (closing price on March 1, 2018) to $17.00 (closing price on March 5, 2018), and continued to increase through March and April of 2018.

        On March 15, 2018, a representative of Barclays plc (referred to as "Barclays"), financial advisor to Welltower, contacted Mr. Ordan. The representative of Barclays stated that Welltower remained interested in acquiring the Company and could likely increase the proposed consideration to a per share price in the mid-to-high teens. Based on his previous conversations with the directors, including the discussion at the February 22 board meeting, Mr. Ordan responded that the proposed consideration would need to be at least in the high teens on a per share basis for the board to consider entering into discussions.

        Also on March 15, 2018, Guy Sansone, who was serving as a consultant to the Company on-site at HCR ManorCare and, as publicly announced, was expected to assume the role of Chief Executive Officer of HCR ManorCare upon consummation of the QCP-HCR ManorCare transactions, was contacted by an individual with significant experience in the Company's and HCR ManorCare's industry (referred to as "Individual A") regarding potentially submitting a proposal to acquire the

Company. Mr. Sansone referred Individual A to Mr. Ordan, who agreed to an in-person meeting with Individual A the following week.

        On March 19, Mr. Ordan met in person with Mr. DeRosa. Mr. DeRosa reiterated Welltower's interest in a potential transaction and discussed the strategic rationale for partnering with ProMedica and the importance to Welltower of announcing any transaction prior to Welltower's upcoming earnings announcement.

        Later on March 19, Mr. Ordan met in person with Individual A. Individual A indicated that he was interested in acquiring the Company, but did not identify potential financing sources or provide any other specific terms. Mr. Ordan and Individual A then discussed the possible benefits of a potential acquisition transaction as well as other industry topics. Mr. Ordan told Individual A that he would make himself available to further discuss any proposal from Individual A that had concrete terms and a feasible financing plan.

        On April 2, 2018, Individual A spoke with a representative of Goldman Sachs. Individual A reiterated his interest in acquiring the Company, and stated that he might personally contribute approximately $250 million of equity financing in connection with any proposal if he were to make a proposal. Individual A did not, however, identify any other potential financing sources or provide any other specific terms of a proposal. The representative of Goldman Sachs encouraged Individual A to seek financing and make a formal proposal if he wanted his interest to be considered by the board. Individual A responded that he would contact potential financing sources and continue working on formulating a bona fide proposal.

        On April 3, 2018, at the request of Mr. DeRosa and Randy Oostra, President and Chief Executive Officer of ProMedica, Mr. Ordan and representatives of Goldman Sachs met in person with representatives of Welltower, including Mr. DeRosa, and representatives of ProMedica, including Mr. Oostra. At the meeting, the representatives of ProMedica provided a detailed presentation regarding ProMedica's business, mission, strategy, capital structure and financial resources. Representatives of Welltower and ProMedica reviewed the strategic rationale for their proposed acquisition of the Company and HCR ManorCare, including their intention to make a significant capital expenditures commitment to HCR ManorCare should a transaction be consummated, and provided a high-level outline of the potential business arrangements between Welltower and ProMedica. Representatives of Welltower and ProMedica did not make any specific transaction proposals, and neither price nor transaction structure were discussed at the meeting.

        On April 5, 2018, Mr. Ordan and Greg Neeb, the Company's President and Chief Investment Officer, met with representatives of a financial sponsor (referred to as "Party B"), that was a shareholder in a privately held competitor of HCR ManorCare (referred to as "Party C") at an ordinary course meeting to discuss industry matters and commercial relationships. At the meeting, representatives of Party B described a potential "Reverse Morris Trust" transaction pursuant to which the Company would spin-off HCR ManorCare's Heartland home health and hospice business into a newly formed public company with a leveraged capital structure and then merge the newly formed public company with Party C (referred to as the "RMT transaction"). The Company's existing stockholders would own approximately 55% of such combined company. Representatives of Party B also proposed that the cash proceeds of the debt raised at the new combined company would be distributed to the Company prior to the spin-off, with the Company de-levering and remaining a publicly traded company owning skilled nursing facilities and other assets. Following the meeting, Party B's financial advisor provided the Company, through representatives of Goldman Sachs, with a presentation providing additional details regarding the proposed transactions.

        On April 7, 2018, representatives of Party B's financial advisor contacted a representative of Goldman Sachs to discuss the potential transaction described in Party's B's presentation. The representative of Goldman Sachs informed the representatives of Party B's financial advisor that Goldman Sachs would discuss the proposed RMT transaction with the Company.

        On April 9, 2018, Mr. Ordan and Mr. Klaassen received a non-binding joint written proposal from Welltower and ProMedica (referred to as the "joint proposal"), pursuant to which an entity formed by Welltower and ProMedica would acquire QCP for all-cash consideration of $20.35 per share of common stock. In the joint proposal, Welltower and ProMedica discussed the history of their interest, that Welltower had initially offered to pay consideration of $15.25 per share of common stock in February 21, when shares of common stock had a closing trading price of $12.51, that Welltower increased the proposed consideration in March when, as disclosed for the first time in the joint proposal, Welltower had been willing to pay $18.00 per share, and that the $20.35 per share of common stock proposed in the joint proposal represented a premium of 63% to the unaffected price of the common stock on February 21 when Welltower made the initial Welltower proposal. The joint proposal provided that the acquisition of the Company would occur in parallel with, and would be conditioned upon, ProMedica's acquisition of HCR ManorCare. The joint proposal also provided additional details regarding ProMedica's acquisition of HCR ManorCare, including several proposed terms for ProMedica's assumption of the Company's obligations under HCR ManorCare's original plan of reorganization and the initial plan sponsor agreement and related matters. The joint proposal had no financing condition, and Welltower and ProMedica stated that they anticipated that a definitive agreement could be executed and announced within 20 to 30 days.

        Later on April 9, 2018, Mr. Ordan forwarded the joint proposal to the rest of the board and indicated that management and the Company's advisors would work to clarify the issues that were not addressed in the joint proposal and proceed with valuation and planning workstreams so that the board would be prepared to fully consider a firm and actionable proposal, should it be forthcoming. After forwarding the joint proposal, Mr. Ordan spoke with several of the directors and also had conversations with representatives of Goldman Sachs, Lazard and Wachtell, Lipton, Rosen & Katz (referred to as "Wachtell Lipton"), the Company's legal counsel.

        On April 11, 2018, Individual A spoke again with a representative of Goldman Sachs. Individual A reiterated his interest in making a proposal to acquire the Company, but did not indicate that he made progress on finding additional equity or debt financing sources and did not provide a concrete proposal. The representative from Goldman Sachs and Individual A had another similar conversation on April 16, 2018. Prior to the signing of the merger agreement, Individual A did not make, and as of the date of this proxy statement, Individual A has not made a formal proposal.

        On April 11, 2018, representatives of Goldman Sachs received another presentation from the financial advisor to Party B. The revised presentation included the same RMT transaction structure as in Party B's initial proposal, but also proposed that concurrently with the RMT transaction, the Company would sell its skilled nursing facility business to Party B for cash. Following these transactions, the Company would remain a publicly traded company, but would own only assets related to the memory care business. The presentation did not provide any indication of the timing of these transactions or the conditions to each transaction, any assurance as to the aggregate amount to be received by the Company's shareholders, or the sources of financing for the acquisition by Party B of the Company's skilled nursing facility business.

        From April 11, 2018 until April 13, 2018, Wachtell Lipton negotiated the terms of confidentiality agreements with each of Welltower's and ProMedica's legal counsel, which were finalized and executed on April 13, 2018. Subsequently, the Company provided Welltower and ProMedica with access to an electronic data room that contained information relating to the Company and its business, properties and tenants.

        On April 13, 2018, Wachtell Lipton provided Welltower's and ProMedica's legal counsel with a non-binding term sheet (referred to as the "initial term sheet") setting forth certain terms that the

Company considered important in any transaction with Welltower and ProMedica. Among other things, the initial term sheet provided that (a) the merger would not be conditioned on the completion of the transactions contemplated by HCR ManorCare's original plan of reorganization, meaning that Welltower would be obligated to consummate the merger regardless of whether the Company had completed the QCP-HCR ManorCare transactions; (b) Welltower would have the right to delay the closing of the merger until four months after the date of the merger agreement in order to obtain state regulatory approvals for the QCP-HCR ManorCare transactions or the sale of the equity of HCR ManorCare to ProMedica or another third party, (c) a merger agreement would need to include a go-shop period and (d) there should be a low termination fee of 1% of the Company's equity value payable by the Company for a termination pursuant to a fiduciary out provision, including as a result of the go-shop process.

        On April 15, 2018, at a special meeting of the board, Mr. Ordan updated the board on the status of discussions with Welltower and ProMedica, including the execution of non-disclosure agreements with Welltower and ProMedica, the indications of interest received from Individual A and Party B and Welltower's and ProMedica's due diligence efforts, and summarized his conversations with representatives of HCR ManorCare and Carlyle, in which such representatives indicated that HCR ManorCare and Carlyle were supportive of ongoing due diligence efforts and would consider an amendment to HCR ManorCare's original plan of reorganization and an alternative restructuring support agreement to facilitate the transactions contemplated by the joint proposal. A representative of Wachtell Lipton discussed with the directors their legal obligations in the context of considering the potential sale of the Company, including in the context of the joint proposal. Together with management and the Company's financial advisors, the board discussed the financial terms of the joint proposal and the indications of interest from Individual A and Party B, and representatives of Goldman Sachs and Lazard provided an overview of the businesses of Welltower and ProMedica, including a discussion of how their respective business models could position them to have a unique strategic rationale for pursuing the joint proposal. The directors, management and the Company's financial advisors also discussed the Company's stand-alone prospects, including factors that have led to a decline in HCR ManorCare's businesses, including expense growth outpacing reimbursement rates, declining length of stay, reduction of discharges from hospitals and competitive challenges from new and modernized senior housing, memory care and skilled nursing facilities, as well as the risks relating to the Company's assumption of additional debt and the need for significant capital expenditures if the HCR ManorCare acquisition were to be completed and the ability of the Company to comply with its debt covenants and seek waivers or refinancings of the Company's and HCR ManorCare's credit facilities, and alternative strategies that could be pursued, including breaking-up the Company's businesses and serially selling them to different purchasers, and the risks and potential benefits inherent in these strategies. The directors, management and the Company's financial advisors also discussed the relatively low premium of the price proposed in the joint proposal to the then-current trading price of the common stock and evaluated the upside and downside risks to the then-current trading price of the common stock, with the consensus of the board being that given the Company's stand-alone prospects, the state of the industry and other alternatives reasonably available to the Company, as well as the rapid increase in the trading price of the common stock over the previous two months, there was substantial downside risk to the then-current trading price of common stock and to pursuing a stand-alone business strategy, particularly with the steepening of the negative trajectory of HCR ManorCare's businesses and the Company's potential future inability to comply with its debt covenants. The board, together with management and advisors, also discussed other aspects of the joint proposal and the terms that the Company could pursue in the proposed transaction, including with respect to the financing certainty, closing conditions, stockholder approval requirements, termination fees and go-shop and fiduciary out provisions. The board, together with management and advisors, also discussed (i) the speculative nature of the indications of interest from Individual A and Party B, (ii) the unlikely prospect that such indications of interest would result in superior value to the Company's stockholders than the proposed transaction with Welltower and ProMedica and (iii) that each of those parties was aware that should they have a more actionable proposal, including, in the case of Party B, a proposal to acquire the Company as a whole rather than to effect several transactions relating to select parts of the Company, they could submit it at any time. The board directed management to continue to pursue the due diligence process with Welltower and ProMedica and continue to negotiate the terms of the possible transaction with Welltower and ProMedica while also directing Goldman Sachs to continue to maintain an open line of communication with Individual A and Party B.

        On April 16, 2018, representatives of Barclays spoke with representatives of Goldman Sachs and stated that a transaction structure that provided for the possibility that Welltower would be required to acquire the Company prior to ProMedica acquiring HCR ManorCare was not acceptable to Welltower due to, among other things, REIT-qualification considerations. The representatives of Barclays indicated that Welltower would propose a structure in which Welltower would only acquire the Company concurrently with (but immediately after) ProMedica's acquisition of HCR ManorCare, but that Welltower would be required to pay a reverse termination fee to the Company if ProMedica's acquisition of HCR ManorCare did not occur under certain circumstances. The representatives of Barclays explained that representatives of Gibson Dunn & Crutcher LLP (referred to as "Gibson Dunn"), legal counsel to Welltower, would provide additional details regarding the proposed structure to representatives of Wachtell Lipton.

        On the morning of April 17, 2018, a representative of Gibson Dunn contacted a representative of Wachtell Lipton to communicate Welltower's positions on the items raised in the term sheet, including stating Welltower's position that the only transaction structure that was feasible for Welltower was one in which Welltower would acquire the Company concurrently with (but immediately after) ProMedica's acquisition of HCR ManorCare, and that Welltower was prepared to pay a $150 million reverse termination fee if Welltower's acquisition of the Company was not consummated by a specified date as a result of ProMedica's failure to complete the acquisition of HCR ManorCare through the bankruptcy process, so long as the Company was not at fault. In addition, representatives of Gibson Dunn discussed the possibility of a ticking fee to incentivize Welltower and ProMedica to proceed expeditiously with obtaining all required approvals, including state licensing approvals, for ProMedica's acquisition of HCR ManorCare.

        On the evening of April 17, 2018, Mr. Ordan met with Mr. DeRosa and Mr. Oostra. The parties discussed moving forward with due diligence and commencing negotiation of definitive documentation to formalize Welltower's and ProMedica's joint proposal based on a structure in which Welltower would only be required to acquire the Company if ProMedica acquired HCR ManorCare through the bankruptcy process, and that Welltower would pay a significant reverse termination fee if the transaction was not completed as a result of the bankruptcy process. Mr. Ordan emphasized the importance to the Company of a go-shop period, a low fiduciary termination fee and a large reverse termination fee with broad triggers to ensure there was maximum closing certainty, but these items remained open points. Mr. DeRosa stated that it was essential to Welltower that the proposed transaction be announced no later than Wednesday April 25, 2018.

        On April 18, 2018, a representative of Goldman Sachs spoke with a representative of Party B's financial advisor and communicated the board's belief that Party B's proposal as structured would not result in superior value relative to the other alternatives available to the Company. The representative of Goldman Sachs encouraged Party B to find sufficient financing sources and submit a proposal to acquire the entire Company.

        On April 20, 2018, Wachtell Lipton delivered a draft merger agreement to Gibson Dunn and Shumaker, Loop & Kendrick, LLP (referred to as "Shumaker"), legal counsel to ProMedica. The draft merger agreement provided, among other things, for (a) a go-shop period expiring 45 days following the date of the merger agreement, (b) a termination fee payable by the Company to Welltower of 1% of the Company's equity value for a termination pursuant to a fiduciary out provision, (c) a reverse termination fee of $300 million payable by Welltower to the Company in specified circumstances and (d) a ticking fee commencing on the date the Company's stockholders approved the merger. Representatives of Wachtell Lipton, Gibson Dunn and Shumaker also began having discussions regarding the proposed terms of the alternative plan sponsor agreement, the alternative restructuring support agreement, the amendment to the initial plan sponsor agreement and related matters.

        On April 21, 2018, representatives of Party B's financial advisor contacted a representative of Goldman Sachs and stated that in response to Goldman Sachs' guidance, Party B was shifting focus away from a proposal that included a RMT transaction structure that left the Company as a publicly traded entity with a narrowly focused asset base and towards a proposal to acquire the Company as a whole. The representative of Party B's financial advisor indicated that Party B believed it would very soon present a fully-financed proposal to acquire the Company as a whole, but did not provide any details about the sources of such potential financing or process for obtaining it. Prior to the signing of the merger agreement, Party B did not present or provide, and as of the date of this proxy statement, Party B has not presented or provided, any proposal to acquire the Company as a whole or any update to its prior RMT transaction proposal.

        On April 21, 2018, at a special meeting of the board, Mr. Ordan updated the board on the state of discussions with Welltower and ProMedica, including Mr. DeRosa's proposed timing deadline and the positions of the parties with respect to possible transaction structures, the proposed go-shop provision and the scope and size of the fiduciary termination fee and the reverse termination fee. Mr. Neeb discussed with the board the financial projections management had prepared and provided to the board, the reasons behind the expected substantial drop in performance between actual 2017 financial metrics and projections for 2018 and beyond, including noting that the earnings before interest, taxes, depreciation, amortization and rent expense (referred to as "EBITDAR") of the core skilled nursing facility business has declined from $358 million in 2013 to $155 million projected for 2019 (with actual EBITDAR of $43 million for such business in the first quarter of 2018), and the EBITDAR for the assisted living business has declined from $75 million in 2016 to $60 million projected for 2019 (with actual EBITDAR of $15 million for such business in the first quarter of 2018). Along with input from Mr. Sansone that Mr. Neeb described, considerations and risks regarding continuing with the consummation of the QCP-HCR ManorCare transactions and operating the Company on a stand-alone basis were discussed, including risks relating to the continued deterioration of the Company's and HCR ManorCare's businesses, the Company's future ability to comply with its debt covenants and/or seek a waiver or a refinancing of its and HCR ManorCare credit facilities, the cultural, cost and structural challenges associated with integrating and operating HCR ManorCare businesses, potential HCR ManorCare employee retention issues, drastically shifting from a business with 10 employees to a business with thousands of employees and the significant capital expenditures required to maintain the competitiveness of the Company's properties. The board and management also discussed the factors that have led to a decline in HCR ManorCare's businesses, including expense growth outpacing reimbursement rates, declining length of stay, reduction of discharges from hospitals and competitive challenges from new and modernized senior housing, memory care and skilled nursing facilities. Mr. Neeb also reviewed the assumptions underlying management's projections and the rationale for the underlying assumptions, pointing out the extent to which different assumptions were included in, and had varying effects on, management's financial model. The board, management and representatives of Goldman Sachs and Lazard discussed the potential benefits and significant risks of the Company's stand-alone plan, as well as the reasonableness of, and risks inherent in, management's assumptions. Next, representatives of Goldman Sachs and Lazard led a discussion, based on materials previously provided to the board, of the Company's strategic alternatives, including the potential merger with Welltower, management's stand-alone plan, a strategy of divesting key components of the Company to separate buyers, and the indications of interest from Individual A and Party B. Representatives of Goldman Sachs reviewed a preliminary financial analysis and discussed key considerations of each of the strategic alternatives. Representatives of Lazard also presented a preliminary financial analysis of strategic alternatives, based on materials previously provided to the board, and noted where the Lazard analysis differed from the Goldman analysis. A representative of Wachtell Lipton also discussed with the directors their legal obligations in the context of considering the potential sale of the Company, including factors for the board to consider in evaluating the financial analysis of its financial advisors. The board, management and representatives of Goldman Sachs, Lazard and Wachtell Lipton discussed the strategic alternatives, including their viability, risks, and relative certainty of value, as well as structural considerations relating to the timing and conditionality of the proposed transactions with Welltower and ProMedica (including with Mr. Neeb noting that if the Company were to lose its REIT status, Welltower would no longer proceed with or have interest in a proposed transaction), the size and scope of a possible reverse termination fee and the flexibility that would be afforded by a go-shop period, including potential parties that would be contacted during such go-shop period. At the conclusion of the meeting, the board directed management to continue to negotiate for the best terms that could be obtained from Welltower and ProMedica.

        On April 21, 2018, Gibson Dunn delivered to Wachtell Lipton a revised draft of the merger agreement, which, among other things, (a) did not provide for a go-shop period, (b) provided for a termination fee of 3.0% of the Company's equity value payable by the Company for a termination pursuant to a fiduciary out provision and (c) provided for a ticking fee commencing 6 months after the date of the merger agreement. Thereafter, representatives of Wachtell Lipton and Gibson Dunn had an initial discussion regarding Gibson Dunn's mark-up of the draft merger agreement. On each of the next two days, April 22, 2018 and April 23, 2018, representatives of Gibson Dunn and Wachtell Lipton had additional discussions concerning the merger agreement, including representatives of Gibson Dunn orally reiterating to Wachtell Lipton that Welltower had not changed its position that the size of the proposed reverse termination fee would be $150 million.

        On April 22, 2018, Gibson Dunn, Shumaker and Jones Day, regulatory counsel to ProMedica, delivered to Wachtell Lipton, Sidley Austin LLP (referred to as "Sidley"), legal counsel to HCR ManorCare, and Latham & Watkins LLP (referred as "Latham"), legal counsel to certain subsidiaries and affiliates of HCR ManorCare, drafts of the amended Plan, the alternative restructuring support agreement and related agreements.

        On April 23, 2018, Wachtell Lipton delivered a revised draft of the merger agreement to Gibson Dunn and Shumaker, which provided for, among other things, (a) a go-shop period expiring 60 days following the date of the merger agreement, (b) a bifurcated termination fee payable by the Company of (x) 1% of the Company's equity value for a termination pursuant to a fiduciary out provision under certain circumstances related to acquisition proposals made during the go-shop period and (y) 2% of the Company's equity value for a termination pursuant to a fiduciary out provision under all other circumstances, (c) a reverse termination fee of $300 million and (d) a ticking fee commencing upon the Company's stockholders approving the merger. Following delivery of revised drafts, representatives of Gibson Dunn and Wachtell Lipton engaged in ongoing discussions and negotiations regarding the merger agreement and the ancillary documents.

        Also on April 23, 2013, Wachtell Lipton delivered to Gibson Dunn, Shumaker, Jones Day, Sidley and Latham a revised draft of the amended Plan.

        On the evening of April 23, 2018, Gibson Dunn and Shumaker delivered to Wachtell Lipton, Sidley and Latham a draft of the alternative plan sponsor agreement.

        Also in the evening of April 23, 2018, Mr. DeRosa called Mr. Ordan and stated that Welltower was prepared to increase the base merger consideration from $20.35 per share of common stock to $20.75 per share of common stock and increase the size of its proposed reverse termination fee from $150 million to $250 million. Mr. DeRosa stated that these terms represented Welltower's best and final offer, and would only be available if the transactions contemplated by the merger agreement were announced on or prior to April 25, 2018.

        Later in the evening of April 23, 2018, Gibson Dunn delivered a revised draft of the merger agreement to Wachtell Lipton, pursuant to which, among other things, Welltower accepted the go-shop provisions, but reduced the go-shop period to 45 days (from 60 days proposed by the Company in the prior draft of the merger agreement), proposed a termination fee in the event of a termination pursuant to the fiduciary out provisions of (x) 1.5% of the Company's equity value in certain circumstances related to acquisition proposals made during the go-shop period and (y) 3.0% of the Company's equity value in all other circumstances in which the fee was payable, and proposed a ticking fee commencing 4 months after the date of the merger agreement.

        On the afternoon of April 24, 2018, the board held a special meeting. At the meeting, Mr. Ordan updated the board about the state of negotiations, described the key terms of the transactions and outlined the open issues to be resolved and documentation to be finalized if the board determined to pursue the transactions contemplated by the merger agreement in the timeframe proposed by Welltower. The directors, Mr. Ordan and Mr. Neeb and the Company's financial advisors and legal counsel discussed the current industry environment, the continued deterioration of the Company's and HCR ManorCare's businesses, the risk-adjusted performance of the Company's properties, the challenges to integrate and operate HCR ManorCare's businesses, the significant capital expenditures required to maintain the competitiveness of the Company's properties and the ability of the Company to maintain compliance with its debt covenants and seek waivers and/or refinancings of the Company's and HCR ManorCare's credit facilities, and again reviewed the potential risks and benefits of both the Company's stand-alone plan and the transactions contemplated by the merger agreement, including certainty of value and lack of a financing condition in the proposed merger agreement, as well as the possible benefits to the Company and its stockholders of the go-shop period and the low fiduciary termination fee. Representatives of Wachtell Lipton discussed with the directors their legal obligations in connection with evaluating the transactions contemplated by the merger agreement and described to the board the mechanics of the go-shop provisions and the termination triggers and amounts of the fiduciary termination fee and the reverse termination fee. Representatives of Wachtell Lipton also provided a detailed summary of the other material terms of the merger agreement, the alternative plan sponsor agreement and the related agreements and documents, including discussing the potential outcomes of the various open issues. The board then reviewed and discussed the respective updated financial analyses of the proposed merger presented by representatives of Goldman Sachs and Lazard, as well as the strategic alternatives available to the Company relative to the transactions contemplated by the merger agreement and the relative upside and downside risks to the trading price of the common stock over the long term, particularly given the significant increase of the stock price since the announcement of the initial plan sponsor agreement on March 2, 2018.

        The board then met in executive session without management and further discussed the proposed merger, including the consideration to be paid and the timing and conditionality of the transactions, and the merits of the proposed merger relative to the other strategic alternatives available to the Company, including continuing to operate the Company on a stand-alone basis and the significant risks associated with such alternatives. Following the executive session, the consensus of the board was that the transactions contemplated by the merger agreement, including the merger consideration, represented the best alternative reasonably available to the Company and board directed management and the Company's advisors to proceed with finalizing the draft merger agreement on terms discussed at the meeting and on Welltower's proposed timetable, subject to the final approval of the board.

        Following the board meeting on April 24, 2018, representatives of Wachtell Lipton and Gibson Dunn continued to discuss the draft merger agreement and representatives of Gibson Dunn confirmed that Welltower would accept the Company's proposal that the fiduciary termination fee would be (x) 1.0% of the Company's equity value in certain circumstances related to acquisition proposals made during the go-shop period and (y) 3.0% of the Company's equity value in all other circumstances in which the fee was payable.

        Later that evening, Mr. DeRosa informed Mr. Ordan that following negotiations in the previous 24 hours between Welltower, ProMedica, HCR ManorCare and Carlyle, (a) Welltower and ProMedica agreed that the terms of the amended Plan would provide that upon consummation of the Plan transactions, the existing equityholders of HCR ManorCare would be entitled to a $50 million distribution in respect of their pre-bankruptcy equity interest, and (b) HCR ManorCare would agree to enter into the amendment to the initial plan sponsor agreement, the alternative plan sponsor agreement and the alternative restructuring support agreement and Carlyle would agree to enter into the alternative restructuring support agreement.

        In the late evening of April 24, 2018 and early morning of April 25, 2018, the Company's and Welltower's management, together with representatives of Goldman Sachs and Barclays, engaged in negotiations regarding the per-day amount of the ticking fee. Following negotiations, early in the morning on April 25, 2018, the parties agreed to $0.006 per share per-day ticking fee, subject to approval of the board.

        Throughout the afternoon and evening of April 24, 2018 and throughout the day on April 25, 2018, representatives of Wachtell Lipton, Gibson Dunn, Shumaker, Jones Day, Sidley and Latham discussed and exchanged drafts of the merger agreement and other agreements and documents related to the HCR ManorCare transactions.

        On the morning of April 25, 2018, at a special meeting of the board, Mr. Ordan and representatives of Goldman Sachs, Lazard and Wachtell Lipton reviewed with the directors the progress made since the board's meeting the previous afternoon. The board, management and representatives of Goldman Sachs and Wachtell Lipton discussed the remaining open items and their likely resolution, as well as the anticipated timing for completion of the documentation. The board, management and representatives of Goldman Sachs and Lazard further discussed the strategic alternatives available to the Company relative to the transactions contemplated by the merger agreement, the merger consideration, the certainty of closing and the relative upside and downside risks to the Company's business and trading price of the common stock over the long term, particularly considering the significant increase of the stock price since the announcement of the initial plan sponsor agreement on March 2, 2018. The consensus of the board was that the transactions contemplated by the merger agreement, including the merger consideration, represented the best alternative reasonably available to the Company. Next, representatives of Goldman Sachs and Lazard reviewed for the board their respective financial analyses undertaken in connection with rendering an opinion to the board with respect to the fairness from a financial point of view to the holders of common stock (other than Welltower and its affiliates) of the base merger consideration of $20.75 per share in cash to be paid to such holders pursuant to the merger agreement, as well as the assumptions, limitations and qualifications related thereto. Representatives of Goldman Sachs informed the board that subject to the finalization of the draft merger agreement, Goldman Sachs was prepared to render its fairness opinion. Representatives of Lazard also informed the board the subject to finalization of the merger agreement, Lazard was prepared to render its fairness opinion. Subsequently on April 25, 2018, Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the factors and assumptions described to the board and set forth in Goldman Sachs' written opinion, the base merger consideration of $20.75 per share in cash to be paid to the holders of common stock (other than Welltower and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. Also, subsequently on April 25, 2018, Lazard rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations described to the board and set forth in Lazard's written opinion, the base merger consideration of $20.75 per share in cash to be paid to holders of common stock (other than Welltower and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinions of Goldman Sachs and Lazard to the board, each dated April 25, 2018, are attached as Annex B and Annex C, respectively, to this proxy statement, and are described in more detail below under "The Merger (Proposal 1)—Opinion of Goldman Sachs" and "The Merger (Proposal 1)—Opinion of Lazard," respectively.

        At the conclusion of the April 25, 2018 board meeting, upon a unanimous vote of the board, the board approved the proposed merger agreement, the mergers and the HCR ManorCare transactions, and resolved to recommend that the stockholders of the Company approve the merger. The board authorized the members of management to receive on behalf of the board the opinions rendered by each of Goldman Sachs and Lazard (which they subsequently received) and to finalize and execute definitive transaction agreements consistent with the forms of agreements provided to the board prior to the meeting and as discussed at the meeting.

        Following the board meeting, representatives of Wachtell Lipton, Gibson Dunn, Shumaker, Sidley and Latham continued to finalize the transaction documentation throughout the day on April 25, 2018.

        In the early afternoon on April 25, 2018, Reuters published a news report that that Welltower and ProMedica had made an offer that valued the Company "at around $20 per share, close to its current market value." Following release of the news report, the trading price of the Company's common stock increased by approximately 10% to approximately $22.90 from the closing price of $20.80 on April 24, 2018.

        Late in the evening on April 25, 2018, the merger agreement, the alternative plan sponsor agreement and the related transaction agreements were executed, and the Company, Welltower and ProMedica publicly announced the transactions.

        As further described under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation," from the execution of the merger agreement and until the go-shop period end time, subject to specified terms and conditions set forth in the merger agreement, the Company and its subsidiaries, and their respective representatives, were permitted to directly or indirectly solicit, initiate and encourage, whether publicly or otherwise, acquisition proposals from any third party and enter into and maintain discussions or negotiations with respect to acquisition proposals with any third party or otherwise cooperate with, or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or the making of any acquisition proposal from any third party.

        After April 25, 2018, representatives of Goldman Sachs contacted 34 potential parties that might have an interest in making a proposal to acquire the Company, including a diverse selection of REITs, health care providers, operators and other strategic parties, financial sponsors and non-profit health organizations. As discussed below, of those contacted, four parties entered into a confidentiality agreement with the Company, and a fifth party contacted (Strategic Party A) was a named "Representative" entitled to receive confidential information under the confidentiality agreement with Financial Sponsor A (as defined below).

        In response to Goldman Sachs' initial outreach, one financial sponsor (referred to as "Financial Sponsor A") requested a draft confidentiality agreement. On April 27, 2018 representatives of Goldman Sachs provided a draft confidentiality agreement to representatives of Financial Sponsor A's financial advisor.

        On April 30, 2018, representatives of Financial Sponsor A contacted representatives of Goldman Sachs requesting that Financial Sponsor A be able to share information under the proposed confidentiality agreement with its financing sources and several other entities. The representative of Financial Sponsor A informed the representatives of Goldman Sachs that Financial Sponsor A planned to work with another industry participant (referred to as "Strategic Party A") with respect to one portion of the Company's and HCR ManorCare's business, and several other financial sponsors and operators in respect of the other portions of the Company's and HCR ManorCare's business.

        On May 3, 2018, at a special meeting of the board, the directors, management and representatives of Goldman Sachs discussed Goldman Sachs' outreach efforts and the responses to date.

Representatives of Wachtell Lipton discussed with the directors their legal duties in the context of the go-shop process and also updated the board on the status of the transactions contemplated by the merger agreement.

        On May 7, 2018, Financial Sponsor A and Strategic Party A jointly submitted a written indication of interest to the Company. The indication of interest did not specify the intended structure of the transaction, provide a specific indicative purchase price or provide information with respect to equity or debt financing sources or their potential commitments or terms.

        On May 9, 2018, the Company and Financial Sponsor A entered into a confidentiality agreement and thereafter the Company began providing diligence information to representatives of Financial Sponsor A and Strategic Party A.

        Later on May 9, 2018, Mr. Ordan and a representative of Goldman Sachs met with a representative of Financial Sponsor A, and in addition to discussing the Company, its assets and its strategy, discussed Financial Sponsor A's experience in the industry and the strategic rationale behind Financial Sponsor A's indication of interest.

        On May 22, 2018, in response to Goldman Sachs' earlier outreach, representatives of another financial sponsor (referred to as "Financial Sponsor B") contacted representatives of Goldman Sachs and requested a draft confidentiality agreement, which representatives of Goldman Sachs provided on May 23, 2018.

        On May 24, 2018, the Company and Financial Sponsor B entered into a confidentiality agreement and thereafter the Company began providing diligence information to representatives of Financial Sponsor B.

        On May 30, 2018, a representative of an industry participant (referred to as "Strategic Party B") contacted Mr. Ordan and stated Strategic Party's B's intention to partner with Financial Sponsor B in evaluating the opportunity to make a proposal for the Company. Later on May 30, 2018, representatives of Goldman Sachs provided Strategic Party B with a draft confidentiality agreement.

        Also on May 30, 2018, the Chief Executive Officer of Strategic Party A communicated to Mr. Ordan that Strategic Party A would not continue to participate in the process.

        On June 1, 2018, representatives of another financial sponsor (referred to as "Financial Sponsor C") contacted representatives of Goldman Sachs and requested a draft confidentiality agreement, which representatives of Goldman Sachs provided later that same day.

        On June 2, 2018, the Company and Strategic Party B entered into a confidentiality agreement and thereafter the Company began providing diligence information to representatives of Strategic Party B.

        On June 5, 2018, at a special meeting of the board, representatives of Goldman Sachs led a discussion with the directors, management and representatives of Wachtell Lipton, based on materials previously provided to the board, regarding the effect of the Corrected GS Information (as defined below under "—Opinion of Goldman Sachs") on Goldman Sachs' discounted cash flow analysis and sum-of-the-parts disposition analysis. Representatives of Goldman Sachs confirmed to the board that, had Goldman Sachs performed its financial analysis set forth in the Goldman Sachs April 25 presentation using the Corrected GS Information, there would have been no change in the conclusion set forth in the written opinion of Goldman Sachs dated April 25, 2018, and that Goldman Sachs' written opinion was only of such date. Next, representatives of Lazard led a discussion with the directors, management and representatives of Wachtell Lipton, based on materials previously provided to the board, regarding the effect of the Corrected Lazard Information (as defined below under "—Opinion of Lazard") on Lazard's sum-of-the-parts discounted cash flow analysis. Representatives of Lazard confirmed to the board that, had Lazard issued its opinion on April 25, 2018 on the basis of the Corrected Lazard Information, the conclusion set forth in its written opinion dated April 25, 2018, would not have changed and that Lazard's written opinion was only as of such date. After discussion, the board determined that none of the changes resulting from the Corrected GS Information or the Corrected Lazard Information altered the board's view that the merger agreement is advisable and in the best interests of the Company and its stockholders. Also at the board meeting, Mr. Ordan provided an update to the board regarding the status of the go-shop process.

        Also on June 5, 2018, the Company and Financial Sponsor C entered into a confidentiality agreement and thereafter the Company began providing diligence information to representatives of Financial Sponsor C.

        Later on June 5, 2018, a representative of Financial Sponsor A called Mr. Ordan and indicated that Financial Sponsor A would not submit an acquisition proposal.

        On the evening of June 6, 2018, a representative of Financial Sponsor A emailed Mr. Ordan reaffirming that, based on the valuation work done by Financial Sponsor A and Strategic Party A, Financial Sponsor A would not be submitting an acquisition proposal.

        On June 7, 2018, representatives of Financial Sponsor C spoke with representatives of Goldman Sachs and indicated that Financial Sponsor C would not submit an acquisition proposal.

        On June 8, 2018, a representative of Financial Sponsor B contacted Mr. Ordan and indicated that Financial Sponsor B would submit an acquisition proposal prior to the go-shop period end-time.

        Later on June 8, 2018, a representative of a real estate focused investor (referred to as "Investor A") contacted a representative of Goldman Sachs to discuss the possibility of submitting an acquisition proposal. Promptly thereafter, Mr. Ordan and a representative of Goldman Sachs contacted the representative of Investor A by telephone to discuss Investor A's interest in the Company. The representative of Investor A indicated that Investor A had done preliminary diligence and could be interested in making an acquisition proposal. Mr. Ordan and the representative of Goldman Sachs encouraged Investor A to make an acquisition proposal or submit a letter indicating its level of interest in making an acquisition proposal, and reminded the representative of Investor A of the go-shop period end-time, the requirements to be designated as an excluded party under the merger agreement in order to obtain the benefit of the reduced termination fee and permit continuing discussions with Investor A outside the confines of the Company's non-solicitation obligations under the merger agreement that would come into effect following the go-shop period end-time. Following the discussion, representatives of Goldman Sachs provided a draft confidentiality agreement to the representative of Investor A.

        On June 9, 2018, a representative of Investor A confirmed receipt of the draft confidentiality agreement, but stated that the initial inquiry from Investor A to Goldman Sachs had reflected a higher level of interest in the Company than was Investor A's then-current reality, and that Investor A would not be submitting a letter indicating its interest in the Company.

        Later on June 9, 2018, Financial Sponsor B submitted a written acquisition proposal (referred to as the "Financial Sponsor B Proposal"), which was subject to several conditions, including the completion of a due diligence review of the Company and HCR ManorCare and the negotiation of a definitive merger agreement. The Financial Sponsor B Proposal also stated that Financial Sponsor B would need to obtain debt financing, and that the definitive merger agreement providing for Financial Sponsor B's acquisition of the Company would need to contain provisions limiting the remedies of the Company exclusively to a termination fee if Financial Sponsor B's debt financing sources failed to fund. In addition, the Financial Sponsor B Proposal stated that Financial Sponsor B expects a negotiated definitive merger agreement to include (i) the termination fee structure discussed above, (ii) substantially the same representations, covenants and conditions regarding HCR ManorCare's business as are included in the alternative plan sponsor agreement, (iii) a closing condition that the Company acquire HCR ManorCare prior to the closing of the transaction with Financial Sponsor B and (iv) an increase in the fee payable to Financial Sponsor B in connection with unsolicited proposals based on the same percentage as the termination fee in the existing merger agreement but applied to the new merger consideration. The Financial Sponsor B Proposal also stated that Strategic Party B would assist Financial Sponsor B in the operation of the Company and its properties following Financial Sponsor B's proposed acquisition of the Company.

        On June 11, 2018, at a special meeting of the board, Mr. Ordan and representatives of Goldman Sachs and Wachtell Lipton provided an update on the go-shop process and its conclusion, and led a discussion reviewing the Financial Sponsor B Proposal and background information regarding Financial Sponsor B. Representatives of Wachtell Lipton also discussed with the directors the go-shop framework and the directors' legal duties in the context of evaluating the Financial Sponsor B Proposal. The directors, management and the Company's advisors then discussed the merits of the Financial Sponsor B Proposal, including the fact that although the proposed indicative valuation was higher than the valuation contemplated by the merger agreement with Welltower, the Financial Sponsor B Proposal was subject to, among other conditions, the completion of a due diligence review of the Company and HCR ManorCare and the negotiation of a definitive merger agreement. The directors, management and the Company's advisors also discussed other aspects of the Financial Sponsor B Proposal, including that Financial Sponsor B would need to obtain debt financing to have sufficient funds to consummate a transaction and that the terms of a proposed definitive agreement to effect the transaction included (x) provisions limiting the remedies of the Company to a termination fee if Financial Sponsor B's debt financing sources failed to fund and (y) a closing condition that the Company acquired HCR ManorCare prior to the closing of the transaction with Financial Sponsor B. Following the discussion, the board determined that the Financial Sponsor B qualified as an excluded party under the merger agreement. No determination was made by the board as to whether or not a transaction along the lines proposed by Financial Sponsor B, should it become available to the Company following further diligence by and negotiation with Financial Sponsor B, would be superior to the agreed transaction with Welltower and ProMedica. The board also did not change its recommendation in favor of the merger agreement and the transactions contemplated thereby.

        On June 12, 2018, the Company issued a press release disclosing the existence of the Financial Sponsor B Proposal and that Financial Sponsor B had been designated as an excluded party under the merger agreement. The press release stated that the board had not changed its recommendation and continued to recommend that the Company's stockholders vote to approve the merger with Welltower.

        As of June 21, 2018, to the knowledge of the Company, Financial Sponsor B continues to conduct due diligence on the Company and its properties, tenants and business.

Reasons for the Merger

        The board evaluated, with the assistance of its legal and financial advisors, the merger agreement, the merger and the other transactions contemplated by the merger agreement. In reaching its decision to approve the merger and enter into the merger agreement and recommend that the stockholders of the Company vote "FOR" the proposal to approve the merger, the board considered a number of factors, including the following factors that the board viewed as generally supporting its decision:

  •
  The historical market price of the common stock, including the market performance of the common stock relative to the stock of other participants in the Company's industry and general market indices, the rapid increase in the price of the Company's common stock on limited volume in the several weeks prior to the announcement of the merger agreement, and the fact that the base merger consideration of $20.75 per share in cash represented an attractive premium of approximately 64.7% to the closing price of the common stock on March 1, 2018, the last day of trading prior to the Company's announcement that it had entered into the initial plan sponsor agreement to acquire HCR ManorCare, and a premium of approximately 17.3% to the 60-day volume weighted average price ending April 24, 2018, the last trading day prior to media speculation regarding the proposed transaction.

  •
  That the base merger consideration of $20.75 per share was more favorable to the Company's stockholders than the potential value that might result from other alternatives reasonably available to the Company in light of a number of factors, including the risks and uncertainties associated with such alternatives. Such alternatives that the board considered include: the continued operation of the Company on a stand-alone basis (including the consummation of the QCP-HCR ManorCare transactions in accordance with the initial plan sponsor agreement), a merger with a different buyer, a strategic combination involving a spin-off of HCR ManorCare's Heartland business in a Reverse Morris Trust transaction, divestitures of each component of the Company's business to distinct buyers active in the applicable industry subsectors, and other extraordinary transactions.

  •
  The board's understanding, informed by the Company's financial advisors, that Welltower and ProMedica may be uniquely positioned to be the highest-paying counterparties to the proposed transactions, including as a result of various factors, including Welltower's capital structure, Welltower and ProMedica's post-closing joint venture arrangements (which, when combined with Welltower's capital structure, would enable Welltower and ProMedica to avoid divesting components of the Company's business and thereby avoid risks relating to such liquidation strategy), ProMedica's status as a non-profit entity with a different mission and different financial goals and resources than other potential industry counterparties, and the potential synergies available to ProMedica as a result of its operational focus in Ohio and Michigan, where 79 of the Company's properties, accounting for approximately 20% of the Company's revenue, are located.

  •
  That, as a result of the negotiations between the parties, the merger consideration was the highest price per share for the common stock that Welltower was willing to pay at the time of those negotiations, and that the combination of Welltower's agreement to pay that price and the go-shop process described below and under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation" would result in a sale of the Company at the highest price per share for the common stock that was reasonably attainable.

  •
  The board's understanding of the Company's business, assets, properties, financial condition and results of operations, its competitive position and historical and projected financial performance, the nature of the industry and regulatory environment in which the Company and its tenants operate and that the proposed merger consideration is all cash, so the transaction provides stockholders with certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties facing the Company's business and its ability to continue to operate on a stand-alone basis, which the board categorized in three broad areas: industry dynamics relating to a high acuity national operator such as HCR ManorCare, HCR ManorCare's performance and projected trajectory, and the ability of a 10-person REIT, with a very constrained capital structure, to dramatically transform and likely downsize a national operator in a multi-year process. In particular, the board considered the following risks and uncertainties:

  o
  that a sustained, long-term negative business trajectory in the skilled nursing and assisted living sectors has been ongoing since 2012 and has steepened over the past year and is expected to continue through at least 2020, including as a result of expense growth outpacing reimbursement rates, declining length of stay, reduction of discharges from hospitals and competitive challenges from new and modernized senior housing, memory care and skilled nursing facilities;

  o
  that HCR ManorCare continues to be adversely impacted by underperformance and a challenging operating environment and the continued deterioration of the Company's and HCR ManorCare's businesses, including, for example, that the EBITDAR of the core skilled nursing facility business has declined from $358 million in 2013 to $155 million projected for 2019, with actual EBITDAR of $43 million for such business in the first quarter of 2018, and the EBITDAR for the assisted living business has declined from

      $75 million in 2016 to $60 million projected for 2019, with actual EBITDAR of $15 million for such business in the first quarter of 2018;

    o
    that HCR ManorCare's continued performance decline has reduced, and will likely continue to reduce, the Company's cushion/coverage under its debt service coverage ratio covenant in its senior secured credit facilities, and that the Company's ability to continue to comply with its covenants under its credit facilities is in doubt. For example, as of December 31, 2017, the debt service coverage ratio under the Company's senior secured credit facilities was 2.14x, but as of March 31, 2018 had deteriorated to 1.79x. The Company's senior secured credit facilities require it to maintain a minimum debt service coverage ratio of 1.75x;

    o
    uncertainties and costs associated with getting any necessary waivers under the Company's credit facilities if the Company is not able to continue to comply with its covenants under such facilities, and that such costs are unpredictable and likely to be material;

    o
    the assumption of approximately $550 million of additional debt as a result of acquiring HCR ManorCare (in the absence of the merger) and the uncertainty regarding the Company's ability to extend or refinance its indebtedness and HCR ManorCare's credit facility scheduled to mature on January 17, 2019, and the material and adverse consequences to the Company if its current or future lenders do not cooperate with the Company on reasonable terms or at all regarding extending or refinancing current or future credit facilities;

    o
    the cultural, cost and structural challenges associated with integrating HCR ManorCare's operating platform into the Company's real estate business following the QCP-HCR ManorCare transactions, including the risk of an unsuccessful integration and potential high cost of retention efforts in respect of key HCR ManorCare employees, and the risks associated with losing key HCR ManorCare employees notwithstanding the Company retention efforts, including consequences of such employee loss to attempting to implement a viable business strategy and maintain quality controls, especially in light of the many recent proposed and actual organizational changes;

    o
    the risks and uncertainty associated with a drastic transformation of the Company's employee base from a business with 10 employees to a business with thousands of employees;

    o
    the significant capital expenditures, including significant deferred maintenance catch-up, required to maintain the competitiveness of the Company's properties, the uncertainty the Company faces regarding the ability to finance, or the potentially high cost of financing, such capital expenditures and the significant uncertainty that the necessary capital expenditures will yield improved operating results;

    o
    that the Company's business plan is based, in part, on projections for a number of variables that are difficult to project and subject to a high level of uncertainty and volatility, including economic growth, admission rates, average length of stay, reimbursement rates, ongoing operating costs, necessary capital expenditures, costs of the integration of HCR ManorCare into the Company and the amount of investment necessary to keep pace with technological change;

    o
    risks related to the timing and execution of any material adjustment in the Company's strategy, including pursuing a strategy of separately divesting the components of the Company's business, and the ability to complete any such adjustment without defaulting under the terms of the Company's indebtedness covenants;

    o
    the risk that any multi-year divestiture strategy of all or substantially all of the Company assets, which could require substantial reduction in HCR ManorCare's workforce both in the field and in Toledo, could pose significant risk of low loyalty, low productivity and other irreparable challenges, including increased risks of medical malpractice or regulatory violations due to decreased morale and reduced commitment to the Company's and HCR ManorCare's standards;

    o
    risks related to the completion of the Company's previously announced plans to sell 74 non-core skilled nursing/senior housing facility assets, and that as of April 25, 2018, the Company had signed purchase agreements in 7 of 16 states where these assets were located with 5 different buyers, illustrating the lack of large, well-capitalized buyers in this space and was negotiating with six other buyers with respect to the remaining assets, illustrating the lack of large, well-capitalized buyers in this space;

    o
    risks relating to the deteriorating performance of the Company's Arden Courts portfolio, which must demonstrate meaningful patient outcomes data to stay competitive in light of industry-wide excess bed capacity, and which has experienced substantial declines in occupancy levels; and

    o
    that the skilled nursing industry is de-consolidating and restructuring, with many larger national companies divesting skilled nursing assets to local and regional operators.

  •
  The board's consideration of the following additional factors regarding HCR ManorCare's businesses:

    o
    that HCR ManorCare's strategy in managing the 160 core skilled nursing assets that the Company would own after completing its previously announced divestiture of 74 non-core skilled nursing/senior housing assets was to focus on post-acute care. Through its branded MedBridge program, a specialized unit designed for post-acute care, HCR ManorCare was a first mover in this space, as evidenced by a higher Medicare and managed care patient mix versus the national average, which generated approximately 2.0 to 2.5 times higher revenue per patient than long term care facilities, with higher operating margins.. However, industry trends have reduced the attractiveness and operating performance of facilities that focus on post-acute care. In particular, Medicare fee for service reimbursement has come under pressure, with a shift towards greater managed care and shorter length of stays, and in many cases, for certain types of post-acute categories, home healthcare has also become a viable alternative to skilled nursing facilities. These trends have resulted in reduced reimbursement rates, lower length of stay and daily census, and lower margins and EBITDAR, which have impacted the operating performance of these assets. Specifically, the 160 core skilled nursing facilities have exhibited the following trends from 2014 to 2017: (i) patient day mix of 22% Medicare and 13% managed care in 2014 has decreased to 17% Medicare and 13% managed care in 2017; (ii) length of stay of 34.8 days for Medicare FFS and 24.1 days for managed care in 2014 has decreased to 29.3 days for Medicare FFS and 20.7 days for managed care in 2017; and (iii) EBITDAR of $344 million in 2014 has decreased to $211 million in 2017;

    o
    that the negative outlook for these core 160 skilled nursing facilities has continued into 2018 where, based on actual first quarter results and HCR ManorCare's operating budget, EBITDAR for the full year 2018 is projected at approximately $158 million;

    o
    that HCR ManorCare continues to operate its facilities focusing on post-acute patients and, given that the Company does not expect any change in this operating practice in the foreseeable future, future operating income is expected to continue to be lower than historical levels;

    o
    that the market values for skilled nursing assets that focus on high Medicare and managed care patient populations, such as the 160 core skilled nursing facilities, are uncertain, particularly with EBITDAR levels falling by over 50% in less than four years, and the continued negative trends that are expected to continue, and that HCR ManorCare's long-term care-focused assets with lower Medicare and managed care populations, like the 74 non-core assets currently being marketed by the Company, are likely to be more attractive in the marketplace;

      o
      that consistent with the foregoing, the Company has experienced a bifurcation in demand for skilled nursing facility assets, such that non-performing, turnaround assets (similar to the Company's 74 non-core assets being marketed by the Company) command a premium, but high Medicare/Medicaid ratio assets (similar to the Company's 160 core assets) face operating pressure and are not in strong demand, and that this bifurcation poses a significant value constraint on the Company's entire portfolio;

      o
      that the continued rise in operating costs, particularly costs of labor, with historically low unemployment levels, have continued to negatively influence margins and EBITDAR;

      o
      the risk that any state budgetary constraints or changes in Medicaid reimbursement policy could adversely affect the revenues and operating results of HCR ManorCare's long-term care operations, particularly given that increases in the cost of living and the Company's cost of capital significantly exceed the current annual reimbursement rate increases provided by many states where HCR ManorCare operates;

      o
      the industry-wide excess capacity of beds, particularly in markets in the mid-Atlantic and Midwest where HCR ManorCare operates; and

      o
      the relatively older age of the Company's core skilled nursing facilities and assisted living facilities. Given these older facilities, and the newer competition that has been built in many of the Company's markets for both asset types, significant capital expenditures are required to remain competitive, and the risks that capital investment alone may not be sufficient to stem the negative operating trends currently being exhibited in the Company's remaining core skilled nursing facilities and assisted living facilities.

  •
  That to mitigate certain of the foregoing substantial risks and uncertainties relating to the alternative of pursuing a multi-year liquidation strategy, the Company could enter into a long-term lease for the facilities on market terms with a recapitalized HCR ManorCare, that this long-term lease alternative would pose significant risks to the Company's future ability to comply with its debt covenants and that the value and certainty provided by the proposed merger to the Company's stockholders would be superior to the Company proceeding with this long-term lease alternative.

  •
  The financial analysis of Goldman Sachs presented to the board and the fairness opinion of Goldman Sachs that, as of April 25, 2018 and based upon and subject to the factors and assumptions set forth therein, the base merger consideration of $20.75 per share to be paid by Welltower to the holders (other than Welltower and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled "The Merger (Proposal 1)—Opinion of Goldman Sachs."

  •
  The financial analysis of Lazard presented to the board and the fairness opinion of Lazard that, as of April 25, 2018 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share base merger consideration of $20.75 in cash to be paid to holders of common stock, other than the excluded holders, in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled "The Merger (Proposal 1)—Opinion of Lazard."

  •
  The board's belief in the likelihood of completing the merger on the anticipated schedule, including as a result of the incentives provided by certain of the terms of the merger agreement, alternative plan sponsor agreement and related transaction documents, including as described below.

  •
  The terms and conditions of the merger agreement, the alternative plan sponsor agreement and the related transaction documents, including:

    o
    the fact that if the effective time of the merger does not occur prior to August 25, 2018, the base merger consideration will be increased by $0.006 in cash per share of common stock for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date;

    o
    the fact that the merger and the other transactions are not conditioned upon the receipt of any financing by Welltower or ProMedica, and the fact that Welltower had already obtained committed debt financing for the transaction;

    o
    the Company's right to solicit acquisition proposals during a 45 day go-shop period and to continue discussions following the go-shop period end time with third parties in certain circumstances, as more fully described under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation";

    o
    the Company's right, subject to certain conditions, to respond to and engage and participate in discussions and negotiations with respect to certain unsolicited acquisition proposals made after the go-shop period end time and prior to the time the Company's stockholders approve the merger, as more fully described under "The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation";

    o
    the fact that the board may terminate the merger agreement, in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $59.5 million (which amount is reduced to $19.8 million under specified circumstances relating to participants in the go-shop), which amounts the board believed were reasonable in light of, among other matters, the benefits of the merger to the Company's stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to acquisition proposals, as more fully described under "The Merger Agreement—Termination" and "The Merger Agreement—Termination Fees";

    o
    the provision of the merger agreement allowing the board to make a recommendation change upon the occurrence of certain intervening events that were not known to the board at or prior to the execution of the merger agreement;

    o
    the fact that the Company may terminate the merger agreement in specified circumstances, including relating to the termination of the alternative plan sponsor agreement, the failure or inability of the Plan transactions to be consummated and the failure of certain milestones to be met in the HCR ManorCare bankruptcy, and that if the merger agreement is terminated in those certain circumstances, Welltower is required to pay the Company a fee of $250.0 million, as more fully described under "The Merger Agreement—Termination" and "The Merger Agreement—Termination Fees"; and

    o
    the fact that each of Welltower and Merger Sub is required to use its reasonable best efforts to cause ProMedica to effect the Plan closing as promptly as practicable, and that Welltower has agreed to be jointly and severally responsible for the performance and compliance by ProMedica and its affiliates with the covenants and agreements set forth in the alternative plan sponsor agreement and to indemnify the Company for certain liabilities arising out of, relating to or in connection with the failure of ProMedica or any of its affiliates to perform or comply with the covenants and agreements set forth in the alternative plan sponsor agreement.

  •
  Risks of adverse changes to the trading price of the common stock.

  •
  The potential impact of macroeconomic changes on the Company or the trading price of the common stock.

        In the course of reaching the determinations and decisions and making the recommendation described above, the board considered the following risks and potentially negative factors relating to the merger agreement and the merger:

  •
  That the Company's stockholders will have no ongoing equity participation in the Company or Welltower following the merger, and that such stockholders will cease to participate in the Company's or Welltower's future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock or Welltower's common stock.

  •
  The possibility that macroeconomic and industry factors contributing to the financial condition or results of operations of the Company, and the trading price of the Company's common stock, would become more favorable.

  •
  The risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, in circumstances in which the merger fails to close.

  •
  The risk that there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, or will be satisfied in a timely manner, including for reasons beyond the control of the Company, Welltower and ProMedica, and as a result, that it is possible that the merger may not be completed even if the Company's stockholders approve the merger.

  •
  The fact that the Company's pursuit of the merger and the Plan transactions is an alternative to the QCP-HCR ManorCare transactions, and that if the merger and the Plan transactions are not completed, the Company will have diverted resources from, and delayed the potential closing of, the QCP-HCR ManorCare transactions and exacerbated the risks to the consummation of the QCP-HCR ManorCare transactions and risks to the Company's ability to successfully operate as a stand-alone enterprise.

  •
  Other risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company's partners, tenants, providers and others with whom it does business, and the risk that such parties may seek to change existing business relationships with the Company.

  •
  The merger agreement's restrictions on the conduct of the Company's business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course and subjecting the Company to other specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

  •
  That the receipt of cash by stockholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

  •
  The possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $59.5 million or $19.8 million as more fully described under "The Merger Agreement—Termination Fees."

        The foregoing discussion of the information and factors considered by the board includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Company's Board of Directors

        After careful consideration, the board has unanimously approved the merger and determined that the merger agreement is advisable and in the best interests of the Company and its stockholders.

        The board unanimously recommends that the stockholders of the Company vote "FOR" the proposal to approve the merger.

Opinion of Goldman Sachs

        Goldman Sachs rendered its opinion to the board that, as of April 25, 2018 and based upon and subject to the factors and assumptions set forth therein, the base merger consideration of $20.75 per share to be paid by Welltower to the holders (other than Welltower and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 25, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The description of the Goldman Sachs opinion set forth in this proxy statement is qualified in its entirety by reference to the full text the written opinion of Goldman Sachs attached as Annex B to this proxy statement. You are encouraged to read the opinion of Goldman Sachs and this section carefully and in their entirety. Goldman Sachs provided advisory services and its opinion for the information and assistance of the board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 2016 and 2017;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

  •
  the Company's initial registration statement on Form 10;

  •
  certain other communications from the Company to its stockholders;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company on a stand-alone basis giving effect to the QCP-HCR ManorCare transactions prepared by the Company's management, as approved for Goldman Sachs' use by the Company (referred to in this section as "Forecasts"); and

  •
  certain internal financial analyses and forecasts for the Company assuming the disposal of all of the Company's assets and businesses, including HCR ManorCare, prepared by the Company's management, as approved for Goldman Sachs' use by the Company (referred to in the section as "Disposition Forecasts").

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company and HCR ManorCare; reviewed the reported price and trading activity for the common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home health and hospice and post-acute care facilities industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts and Disposition Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or HCR ManorCare or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and the other transactions contemplated by the merger agreement (which are together referred to in this section as the "transaction") will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement and the alternative plan sponsor agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Prior to the date of its opinion, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any alternative transaction. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the base merger consideration of $20.75 per share to be paid by Welltower to the holders (other than Welltower and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs' opinion does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons in connection with the transaction, whether relative to the base merger consideration of $20.75 per share to be paid to the holders (other than Welltower and its affiliates) of shares of common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of the Company, Welltower, ProMedica or Merger Sub, or the ability of the Company, Welltower, ProMedica or Merger Sub to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        Following Goldman Sachs' presentation to the board on April 25, 2018 (referred to as the "Goldman Sachs April 25 presentation"), Goldman Sachs became aware that certain estimated 2018 restructuring charges for the Company were incorrectly deducted twice in connection with the calculation of unlevered free cash flow, as they were deducted in the financial forecasts used to calculate unlevered free cash flow and again deducted in the working capital and other adjustment in Goldman Sachs' discounted cash flow analysis and sum-of-the-parts disposition analysis, that the financial forecasts incorrectly limited the potential use of certain 2017 and prior year net operating losses and that the summation of discounted periodic unlevered free cash flows in Goldman Sachs' sum-of-the-parts disposition analysis did not include the second quarter of fiscal year 2018. Goldman Sachs subsequently performed its discounted cash flow analysis and sum-of-the-parts analysis as of April 25, 2018, using the corrected information including, in the case of the sum-of-the-parts disposition analysis, the second quarter unlevered free cash flow (collectively, referred to as the "Corrected GS Information"). Such subsequent analyses performed by Goldman Sachs do not address any circumstances, developments or events occurring after April 25, 2018, which is the date of the written opinion of Goldman Sachs, and Goldman Sachs' opinion set forth in its written opinion letter was provided only as of such date. Based upon and subject to the foregoing, Goldman Sachs confirmed to the board that, had Goldman Sachs performed its financial analysis set forth in the April 25 presentation using the Corrected GS Information, there would have been no change to the conclusion set forth in the written opinion of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 24, 2018 and is not necessarily indicative of current market conditions.

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. For this analysis, Goldman Sachs used Forecasts for each of the fiscal years 2019 to 2022. Goldman Sachs first calculated the implied values per share of common stock as of December 31 for each of the fiscal years 2019 to 2022, by applying full year forward earnings before interest, taxes, depreciation and amortization (referred to as "EBITDA") multiples of 9.0x to 11.0x to full year EBITDA estimates for each of the fiscal years 2019 to 2022. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EBITDA multiples for the

Company and multiples of comparable companies. Goldman Sachs then discounted such values back to March 31, 2018, using an illustrative discount rate of 11.5%, reflecting an estimate of the Company's cost of equity. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $13.32 to $21.77 per share of common stock.

        Illustrative Discounted Cash Flow Analysis.    Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.5% to 10.5%, reflecting estimates of the Company's weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2018 (i) estimates of unlevered free cash flow for the Company for the second, third and fourth quarters of 2018 and the fiscal years 2019 through 2022 as derived from the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5%, to a terminal year estimate of the Company's unlevered free cash flow, as derived from the Forecasts (which analysis implied a range of terminal enterprise value/EBITDA multiples of 8.4x to 10.8x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above and adding to such amount the estimated present value of the net operating loss carryforwards (referred to as "NOL") of QCP based on the NOL projections using the discount rates to derive the enterprise value. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company net debt, deferred capital expenditures and net working capital, in each case, as provided by the management of the Company to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company to derive a range of illustrative present values per share ranging from (i) $15.21 to $21.90 using the information included in the Goldman Sachs April 25 presentation and (ii) $15.39 to $22.08 using the Corrected GS Information.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following transactions in the home health and hospice and post-acute facilities industries since 2013:

Date Announced	Acquiror	Target
Home Health and Hospice
November 2017	LHC Group, Inc.	Almost Family, Inc.
October 2014	Kindred Healthcare, Inc.	Gentiva Health Services, Inc.
September 2013	Gentiva Health Services, Inc.	Harden Healthcare Holdings, Inc.
Post-Acute Facilities
December 2017	Humana, Inc.; TPG Capital and Welsh, Carson, Anderson & Stowe	Kindred Healthcare, Inc.
August 2014	Genesis Healthcare, LLC	Skilled Healthcare Group, Inc.
February 2014	Brookdale Senior Living Inc.	Emeritus Corporation
February 2013	TPG Capital	Assisted Living Concepts Inc.
July 2007	The Carlyle Group	ManorCare Inc.
May 2007	Formation Capital and JER Partners	Genesis Healthcare Corporation
Other
December 2012	Genesis Healthcare, LLC	Sun Healthcare Group, Inc.

        For each of the selected transactions, using publicly available information, Goldman Sachs reviewed and compared the ratios of enterprise value to EBITDA for the last twelve months period (such ratios referred to as "EV to LTM EBITDA multiples"). While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with portfolios and operations that, for the purposes of analysis, may be considered to have a similar profile to certain of the portfolios and operations of the Company and HCR ManorCare.

        The following table presents the results of this analysis:

EV to LTM EBITDA Multiples
75th Percentile	13.1x
Median	11.4x
Mean	11.3x
25th Percentile	10.3x

        Goldman Sachs applied a reference range of EV to LTM EBITDA multiples of 10.3x to 13.1x in respect of the selected transactions to the pro forma EBITDA of the Company as reflected in the Forecasts. Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of common stock of $16.94 to $26.99.

        Premia Analysis.    Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced since 2013 involving a public company in the United States where the disclosed enterprise value for the transaction was in excess of $250,000,000. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in terms of premium to (i) the closing price per share one day prior to announcement and (ii) the 52-week high closing price per share for all transactions. This analysis indicated a median of (i) a 25.0% premium to the closing price per share one day prior to announcement and (ii) a 6.9% premium to the 52-week high closing price per share. This analysis also indicated a (i) 25th percentile premium of negative 4.9% and 75th percentile premium of 18.9% to the 52-week high closing price per share and a (ii) 25th percentile premium of 12.4% and 75th percentile premium of 42.1% to the closing price one day prior to announcement per share. Using this analysis, Goldman Sachs applied a reference range of 12.4% to 42.1% to the closing price one day prior to announcement and a reference range of negative 4.9% to 18.9% to the 52-week high closing price and calculated a range of implied equity values per share of common stock of (i) $23.77 to $29.56 for closing price one day prior to announcement per share and (ii) $20.11 to $25.15 for 52-week high closing price per share.

        Sum-of-the Parts Disposition Analysis.    Goldman Sachs performed a sum-of-the-parts disposition analysis for the following five business segments of the Company:

  •
  HCR ManorCare Home Healthcare and Hospice (referred to in this section as "4H");

  •
  Arden Courts assisted living (referred to in this section as "ALMC");

  •
  The operating portion of the HCR ManorCare skilled nursing facilities (referred to in this section as "HCR ManorCare SNF");

  •
  The real property portion of the HCR ManorCare skilled nursing facilities (referred to in this section as "SNF PropCo"); and

  •
  The Company's other properties (referred to in this section as "Other Properties").

        Goldman Sachs calculated implied ranges of values for each segment by applying the following illustrative ranges, provided by the Company to Goldman Sachs, to the following information set forth in the Disposition Forecasts:

  •
  the estimated next twelve months (referred to as "NTM") EBITDA multiple for 4H using a range of 9.0x to 13.0x, which resulted in a midpoint gross value of $1,322,000,000;

  •
  the estimated cap rate for ALMC of 7.5%, which resulted in a gross value of $800,000,000;

  •
  the estimated NTM EBITDA multiple for HCR ManorCare SNF of 4.0x, which resulted in a gross value of $166,000,000;

  •
  the estimated cap rate for SNF PropCo using a range of 7.5% to 9.0%, which resulted in a midpoint gross value of $1,255,000,000; and

  •
  the estimated cap rate for Other Properties of 10.0%, which resulted in gross proceeds of $265,000,000.

        In accordance with the Disposition Forecasts, Goldman Sachs assumed that the 4H and ALMC segments were sold in January 2019 and that the HCR ManorCare SNF business, SNF PropCo, and Other Properties segments were sold in December 2019. Goldman Sachs also assumed, in accordance with the Disposition Forecasts, a corporate wind-down expense of $125,000,000 spent ratably through the remaining life of the Company, and 1.5% transaction costs on all segment sales. Goldman Sachs discounted the forecasted cash flows and net proceeds from divestitures using a weighted-average cost of capital of 9.9%.

        Goldman Sachs then calculated an illustrative range of implied enterprise values of the Company by calculating the low end of the range of EBITDA multiples and cap rates for the 4H and SNF PropCo segments, respectively, together with the high cap rate and the high end of the range of EBITDA multiples, and then adding the estimated present value of NOLs of the Company based on the NOL projections, to derive the illustrative range of enterprise values. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company net debt, deferred capital expenditures and net working capital, in each case, as provided by the management of the Company to derive a range of illustrative equity values for the Company. This analysis resulted in an illustrative range of values per share of common stock of (i) $14.74 to $20.10 using the information included in the Goldman Sachs April 25 presentation and (ii) $16.09 to $21.42 using the Corrected GS Information.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, HCR ManorCare or Welltower or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the board as to the fairness from a financial point of view of the base merger consideration of $20.75 per share to be paid by Welltower to the holders (other than Welltower and its affiliates) of shares common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Welltower, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The base merger consideration was determined through arm's-length negotiations between the Company and Welltower and was approved by the board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the board was one of many factors taken into consideration by the board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Welltower, any of their respective affiliates and third parties, including HCR ManorCare, ProMedica or any of their respective affiliates, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Except in connection with the merger (which includes acting as financial advisor to the Company in connection with its go-shop efforts as contemplated by the merger agreement), during the two year period ended April 25, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain investment banking services to Welltower and its affiliates from time to time, although during the two year period ended April 25, 2018, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Welltower and/or its affiliates. However, an affiliate of Goldman Sachs is a participating lender to Welltower under its existing credit facility and, with the consent of the Company, an affiliate of Goldman Sachs has also committed to participate as a lender under a replacement Welltower credit facility, a portion of the proceeds of which Welltower has stated it intends to use to finance a portion of the consideration to be paid in the merger. Goldman Sachs may also in the future provide investment banking services to the Company, Welltower, HCR ManorCare, ProMedica and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated April 25, 2018, the Company engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $18.75 million, all of which is contingent upon consummation of the transaction; provided that Goldman Sachs will receive a portion of its fee if the transaction is not consummated but the Company receives a reverse termination fee pursuant to the terms of the merger agreement. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. In addition, pursuant to a separate letter agreement dated March 12, 2018, the Company engaged Goldman Sachs to provide strategic advisory services in connection with a restructuring and/or refinancing of the Company's capital structure, pursuant to which the Company has agreed to pay Goldman Sachs an advisory fee in the amount of $2,500,000 prior to the end of calendar year 2018.

Opinion of Lazard

        On April 25, 2018, Lazard rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated April 25, 2018, to the board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the base merger consideration of $20.75 per share to be paid to holders of common stock, other than excluded holders, in the merger was fair, from a financial point of view, to such holders of common stock.

        The full text of Lazard's written opinion, dated April 25, 2018, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, is attached as Annex C to this proxy statement. The description of Lazard's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex C to this proxy statement. You are encouraged to read Lazard's opinion and this section carefully and in their entirety.

        Lazard's opinion was for the benefit of the board (in its capacity as such) in connection with the board's evaluation of the merger and the other transactions contemplated by the merger agreement (referred to in this section as the "transaction") and only addressed the fairness, from a financial point of view, to holders of common stock, other than excluded holders, of the base merger consideration. Lazard's opinion was not intended to and does not constitute a recommendation to any stockholder as to how such person should vote or act with respect to the merger or any matter relating thereto.

        In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of a draft, dated April 25, 2018, of the merger agreement;

  •
  reviewed certain historical business and financial information relating to the Company and HCR ManorCare;

  •
  reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company and HCR ManorCare; and financial forecasts and other data provided to Lazard by HCR ManorCare relating to the business of HCR ManorCare;

  •
  held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and HCR ManorCare;

  •
  reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of the Company and HCR ManorCare;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be comparable in certain respects to the businesses of the Company and HCR ManorCare;

  •
  reviewed historical stock prices and trading volumes of the common stock; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company and Lazard was not furnished with any such valuation or appraisal. At the direction of the Company, for purposes of Lazard's analyses in connection with its opinion, Lazard utilized financial forecasts prepared by management of the Company with respect to the business of the Company and HCR ManorCare. With respect to the financial forecasts utilized in Lazard's analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company and HCR ManorCare. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

        Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Although Lazard noted that the merger agreement contains a "go-shop" provision, in connection with its engagement, prior to the date of its opinion, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with the Company. Lazard did not express any opinion as to the prices at which shares of the common stock might trade at any time subsequent to the announcement of the merger. In addition, Lazard's opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger and related transactions contemplated by the merger agreement.

        Lazard was advised by representatives of the Company, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all respects material to Lazard's analyses. In rendering its opinion, Lazard assumed, with the consent of the Company, that the transaction would be consummated on the terms described in or contemplated by the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the transaction would not have an adverse effect on the Company, HCR ManorCare or the transaction in any way meaningful to Lazard's analysis. For purposes of its analyses, Lazard further assumed at the direction of the Company, that HCR ManorCare's tax attributes would remain intact as part of the QCP-HCR ManorCare transactions. Lazard did not express any opinion as to any tax or other consequences that might result from the transaction, nor does Lazard's opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the base merger consideration to the extent expressly specified in the opinion) of the transaction or the Company's previously announced plan to acquire HCR ManorCare, including, without limitation, the form or structure of the transaction, the initial plan sponsor agreement or the alternative plan sponsor agreement or any agreements or arrangements entered into in connection with, or contemplated by, the transaction, or the QCP-HCR ManorCare transactions. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the base merger consideration or otherwise.

        The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard's financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard's opinion.

        In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard's financial analyses and reviews as a comparison is identical to the Company, or the merger and related transactions contemplated by the merger agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical. Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, businesses or transactions used in Lazard's financial analyses and reviews. The estimates contained in Lazard's financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard's financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's financial analyses and reviews are inherently subject to substantial uncertainty.

        Following Lazard's presentation to the board on April 25, 2018 (referred to as the "Lazard April 25, 2018 Presentation"), Lazard became aware that certain estimated 2018 restructuring charges for the Company were incorrectly double-counted, as they were deducted in the financial forecasts used to calculate free cash flow and again deducted in the working capital and other adjustment in Lazard's sum-of-the-parts discounted cash flow analysis, and that the financial forecasts incorrectly limited the potential use of certain 2017 and prior year net operating losses. After becoming aware of these issues, Lazard revised its sum-of-the-parts discounted cash flow analysis using corrected information (referred to as the "Corrected Lazard Information") but otherwise based upon economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, April 25, 2018. Such subsequent analysis does not address any circumstances, developments or events occurring after April 25, 2018, which is the date of Lazard's written opinion and the only date as of which such opinion is given. Based upon and subject to the foregoing and the assumptions, limitations, qualifications and conditions set forth in Lazard's written opinion, Lazard confirmed to the Company that had Lazard issued its opinion on April 25, 2018 on the basis of the Corrected Lazard Information, the conclusion set forth in its written opinion would not have changed.

Summary of Lazard Financial Analyses

        The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard's financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard's financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the description of the methodologies and assumptions underlying the financial analyses and reviews, could create an incomplete view of Lazard's financial analyses and reviews.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 24, 2018, the last trading day before the date of Lazard's opinion, and is not necessarily indicative of current market conditions.

Sum-of-the-Parts Comparable Company Multiples Analysis

        Lazard applied comparable company multiples to perform a sum-of-the-parts analysis of the Company pro forma for its acquisition of HCR ManorCare, referred to as "Pro Forma QCP." A sum-of-the-parts valuation analysis reviews a company on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. Lazard based its analysis on an estimated valuation of Pro Forma QCP's operating segments, referred to as the "Pro Forma QCP Segments":

  •
  HCR ManorCare Home Healthcare and Hospice (referred to in this section as "4H");

  •
  Skilled nursing facility (referred to in this section as "SNF");

  •
  Assisted living facility (referred to in this section as "ALF");

  •
  Non-HCR ManorCare properties; and

  •
  All other Company activities and transactions aggregated and referred to in this section as "corporate/other."

        Lazard analyzed the respective valuations of each Pro Forma QCP Segment by reviewing various financial multiples and ratios of selected publicly traded companies (referred to as the "Pro Forma QCP Segment comparable companies") that Lazard believed, based on its experience with companies in the home health & hospice, post-acute care, assisted living and healthcare REIT industries and professional judgment, to be relevant for purposes of this analysis, considering such companies' operations, lines of business, markets, sizes and geographies, and applying such multiples and ratios to the applicable estimated operating metric for such Pro Forma QCP Segment as set forth in the Company management forecasts.

        The selected group of companies Lazard reviewed were in each of the home health & hospice, post-acute care, assisted living and healthcare REIT industries and were as follows:

Home Health & Hospice	Post-Acute Care and Assisted Living	Healthcare REIT
Encompass Health Corporation	Select Medical Corporation	Omega Healthcare Investors, Inc.
Chemed Corporation	Ensign Group, Inc.	Sabra Health Care REIT, Inc.
LHC Group, LLC	Brookdale Senior Living, Inc.	National Health Investors, Inc.
Amedisys, Inc.	Capital Senior Living Corporation	LTC Properties, Inc.
	Genesis Healthcare Inc.	CareTrust REIT, Inc.

        Lazard selected the companies reviewed in this analysis because, among other things, the Pro Forma QCP Segment comparable companies operate businesses similar to the businesses of the Pro Forma QCP Segments. Lazard noted that Lazard viewed Ensign, due to its business mix, as the most relevant selected company to the Company's SNF business segment. However, no selected company is identical to any of the Pro Forma QCP Segments. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each QCP Segment and the Pro Forma QCP Segment comparable companies are also relevant.

        For each of the selected home health and hospice companies and healthcare REIT companies, Lazard calculated and compared the ratio of such company's enterprise value, which Lazard calculated as the market capitalization of each company, plus debt, non-controlling interest and preferred or preference stock, less cash, cash equivalents and marketable securities in each case, as of April 24,

2018, to its calendar year 2018 estimated EBITDA. For each of the selected post-acute care and assisted living companies, Lazard calculated and compared the ratio of such company's adjusted enterprise value (adjusted to capitalize operating leases as debt), which Lazard calculated as (a) enterprise value plus (b) rent expense multiplied by 8.0x in accordance with industry convention, in each case, as of April 24, 2018, to its calendar year 2018 estimated EBITDAR.

        The 2018 EBITDA and EBITDAR estimates for the Pro Forma QCP Segment comparable companies used by Lazard in its analysis were based on publicly available Wall Street equity research estimates. The 2018 EBITDA estimates used for the Pro Forma QCP Segments were based on the Company management forecasts.

        Based on Lazard's analysis of the relevant metrics for each of the Pro Forma QCP Segment comparable companies, as well as its professional judgment and experience, Lazard selected and applied the following EBITDA and EBITDAR multiples, as appropriate to the Pro Forma QCP Segments:

Pro Forma QCP Segment	Selected Multiple Ranges
4H	10.0x - 14.0x
SNF	6.5x - 8.5x
ALF	8.5x - 10.5x
Non-HCR ManorCare Properties	11.0x - 13.0x
Corporate/Other	8.3x - 10.9x

        Lazard then calculated an implied equity value range of Pro Forma QCP by calculating the sum of: (i) the implied value range of the 4H segment, (ii) the implied value range of the SNF segment, (iii) the implied value range of the ALF segment, (iv) the implied value range of the Non-HCR ManorCare Properties segment, and (v) the implied value range of the corporate/other segment, minus (vi) Pro Forma QCP's debt as of December 31, 2017, minus (v) Pro Forma QCP's preferred stock as of December 31, 2017, plus (vii) Pro Forma QCP's cash as of December 31, 2017, plus (viii) certain other adjustments as provided by the Company divided by the fully diluted shares of common stock outstanding to calculate an implied price per share range. Lazard compared the implied price per share range for shares of common stock to the base merger consideration to be paid to holders of common stock, other than excluded holders, in the merger as set forth below:

Implied Price Per Share Range	Base Merger Consideration
$14.02 - $23.04	$20.75

Sum-of-the-Parts Discounted Cash Flow Analysis

        Lazard performed a discounted cash flow analysis of the Company on a sum-of-the-parts basis, consisting of a discounted cash flow analysis of the Pro Forma QCP Segments and certain tax attributes of Pro Forma QCP.

        A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. "Future cash flows" refers to projected unlevered free cash flows (calculated, beginning with EBITDA, by adding other income, subtracting taxes, capital expenditures and adjusting for changes in working capital, other investments, and other items) of a company. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value of each Pro Forma QCP Segment as the sum of the net present value, as of 12/31/2017, of each of:

  •
  the estimated future cash flows of such segment for each of fiscal years 2018 through 2022; and

  •
  the estimated value of such segment at the end of fiscal year 2022, or the "implied terminal value."

        Lazard also calculated the discounted cash flow value of certain Pro Forma QCP tax attributes as the sum of the net present value, as of 12/31/2017, of the estimated future tax savings of certain Pro Forma QCP tax attributes through the depletion of such tax attributes.

        For its sum-of-the-parts discounted cash flow analysis, Lazard applied a discount rate range of 7.75% to 8.75% consisting of Lazard's estimated ranges of the weighted average cost of capital for Pro Forma QCP, based on, among other things, the average unlevered risk profiles and weighted after-tax cost of debt, in order to calculate the discounted cash flow value of each component of Pro Forma QCP.

        The estimated future cash flows for the Pro Forma QCP Segments were calculated by Lazard based on data provided by the Company in the Company management forecasts. The following table sets forth for each Pro Forma QCP Segment, the estimated unlevered free cash flow for each of fiscal years 2018 through 2022 as calculated by Lazard.

Fiscal Year Ending December 31 (in millions)

Pro Forma QCP Segment	2018PF	2019E	2020E	2021E	2022E
4H	$76	$85	$89	$91	$95
SNF	$127	$98	$91	$82	$87
ALF	$40	$37	$52	$54	$55
Corporate/Other (includes Non-HCR ManorCare Properties)	($23)—Lazard April 25 Presentation ($5) Corrected Lazard Information	$26	$17	$18	$20

        The terminal values for the Pro Forma QCP Segments were calculated by applying selected ranges of EBITDA multiples to each segment's estimated terminal year 2023 EBITDA, as set forth in the Company management forecasts. Lazard in its professional judgment selected the ranges of the multiples applied to each Pro Forma QCP Segment.

        The selected terminal year 2023E EBITDA multiple ranges are summarized below:

Pro Forma QCP Segment	Selected Multiple Ranges
4H	10.0x - 13.0x
SNF	6.5x - 8.5x
ALF	8.5x - 10.5x
Corporate/Other (includes Non-HCR ManorCare Properties)	8.5x - 10.9x

        The net present values of certain Pro Forma QCP tax attributes were calculated by applying a discount rate range of 7.75% to 8.75% to the estimated tax savings resulting from the utilization of Pro Forma QCP's net operating losses, tax credits and amortizable goodwill.

        Lazard then added the low ends and high ends of the enterprise value ranges (based on the sum of the range of net present value of (i) the estimated unlevered free cash flow; and (ii) implied terminal value) for each of the Pro Forma QCP Segments, respectively, plus the range of net present value of certain Pro Forma QCP tax attributes to calculate a consolidated enterprise value range for the Company. Lazard then calculated a consolidated equity value range for the Company by taking the consolidated enterprise value range minus (i) Pro Forma QCP's debt as of December 31, 2017, minus (ii) Pro Forma QCP's preferred stock as of December 31, 2017, plus (iii) Pro Forma QCP's cash as of December 31, 2017, plus (iv) certain other adjustments as provided by the Company. Lazard divided the resulting consolidated equity value range by the fully diluted shares of common stock outstanding to calculate an implied price per share range for shares of common stock and compared it to the base merger consideration to be paid to holders of common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Base Merger Consideration
$16.91 - $23.76 (Lazard April 25 Presentation)	$20.75
$17.19 - $24.02 (Corrected Lazard Information)

Other Information

        The analyses and data described below were presented to the board for informational purposes only and did not provide the basis for, and were not considered a part of Lazard's financial analyses for purposes of its opinion, and were not otherwise material to, the rendering of Lazard's opinion.

Sum-of-the-Parts Selected Precedent Transactions Multiples Analysis

        Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the home health & hospice, post-acute care and assisted living industries it viewed as comparable in certain respect to the business of the Company. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for the Pro Forma QCP Segments. Specifically, Lazard selected and reviewed thirteen merger and acquisition transactions announced since February 2013 involving companies in the home health & hospice and post-acute care industries for which sufficient public information was available.

        The selected group of transactions reviewed in the home health and hospice industry was as follows:

Announcement Date	Acquirer	Target
April 2018	Humana, Inc., TPG Capital and Welsh Carson Anderson & Stowe	Curo Healthcare Services, LLC
April 2018	Blue Wolf Capital and Kelso & Co.	Jordan Health Services, Inc.
December 2017	Humana, Inc., TPG Capital and Welsh Carson Anderson & Stowe	Kindred Healthcare, Inc. (Kindred at Home)
November 2017	LHC Group, Inc.	Almost Family, Inc.
December 2014	Thomas H. Lee Partners LP	Curo Healthcare Services, LLC
November 2014	Healthsouth Corporation	Encompass Health Corporation
October 2014	Kindred Healthcare, Inc.	Gentiva Healthcare Services, Inc.
September 2013	Gentiva Healthcare Services, Inc.	Harden Healthcare, LLC

        The selected group of transactions reviewed in the post-acute care and assisted living facilities industries were as follows:

Announcement Date	Acquirer	Target
December 2017	Humana, Inc., TPG Capital and Welsh Carson Anderson & Stowe	Kindred Healthcare, Inc.
December 2017	TPG Capital and Welsh Carson Anderson & Stowe	Kindred Healthcare, Inc. (Kindred Hospital and Rehab)
August 2014	Genesis Healthcare, LLC	Skilled Healthcare Group, Inc.
February 2014	Brookdale Senior Living, Inc.	Emeritus Corporation
February 2013	TPG Capital	Assisted Living Concepts, Inc.

        To the extent publicly available, Lazard reviewed, among other things, the trailing twelve months EBITDA multiples of each of the target companies implied by the selected transactions by comparing the relevant target company's total enterprise value (based on the acquisition price) to its trailing twelve months EBITDA at the time of the transaction. Estimated EBITDA amounts for the target companies were based on company filings, Wall Street equity research estimates or other publicly available financial information.

        Lazard selected the following multiple ranges and applied them to the Pro Forma QCP Segments' 2017 EBITDA and 2018 estimated EBITDA based on its professional judgement and experience:

Pro Forma QCP Segment 2017	Selected Multiple Range
4H	10.0x - 11.5x
SNF (including Non-HCR ManorCare properties)	9.0x - 11.0x
ALF	9.0x - 11.0x
Corporate/Other	9.3x - 11.1x

Pro Forma QCP Segment 2018	Selected Multiple Range
4H	10.0x - 11.5x
SNF (including Non-HCR ManorCare properties)	9.0x - 11.0x
ALF	9.0x - 11.0x
Corporate/Other	9.3x - 11.2x

        Lazard added the low ends and high ends of the implied value ranges for the Pro Forma QCP Segments to calculate a consolidated enterprise value range for the Company based on 2017 EBITDA and 2018 estimated EBITDA. Lazard then calculated a consolidated equity value range for the Company by taking the consolidated enterprise value range minus (i) Pro Forma QCP's debt as of December 31, 2017, minus (ii) Pro Forma QCP's preferred stock as of December 31, 2017, plus (iii) Pro Forma QCP's cash as of December 31, 2017, plus (iv) certain other adjustments as provided by the Company. Lazard divided the resulting consolidated equity value range by the fully diluted shares of common stock outstanding to calculate an implied price per share range for shares of common stock.

        Based on the selected multiple ranges applied to the Pro Forma QCP Segments' 2017 EBITDA and 2018 estimated EBITDA described above, Lazard calculated the implied price per share range for shares of common stock of $22.57 to $29.90 based on the 2017 EBITDA and $17.67 to $23.97 based on 2018 estimated EBITDA. Based on an analysis of the relevant metrics for each of the transactions, including the fact that the Company's management forecasted negative forward twelve months EBITDA growth in comparison to the positive forward twelve months EBITDA growth observed for the target companies, and considering that the Company was projecting a significant decline in the Company's and HCR ManorCare's businesses in 2018 and in the following years as compared to 2017 and that this analysis valued the Company segments on a going-concern basis without taking into account any transaction or other costs to separate the businesses, Lazard determined, in its professional judgment and experience, that the sum-of-the-parts selected precedent transactions analysis was not meaningful for the purposes of application to the Company.

52-Week High/Low Trading Prices

        Lazard reviewed the range of trading prices of shares of common stock for the 52 weeks ended on April 24, 2018. Lazard observed that, during such period, the daily closing share prices of common stock ranged from $12.39 per share to $20.92 per share.

Miscellaneous

        The scope of Lazard's engagement by the Company was limited to advising the board with respect to the fairness, from a financial point of view, to holders of common stock (other than excluded holders) of the base merger consideration to be paid to such holders in the merger. In connection with Lazard's services as financial advisor to the board, the Company agreed to pay Lazard a fee for such services in the amount of $5.0 million, $2.0 million of which is payable upon Lazard rendering its opinion and the remainder of which is contingent on the closing of the merger. However, Lazard is entitled to a portion of its fee if the closing of the merger does not occur but the Company receives a reverse termination fee pursuant to the terms of the merger agreement. In addition, if the consideration paid in any transaction (not including any consideration payable as a result of a time-based ticking fee), whether the transaction or another transaction in which a majority of the Company's voting power or assets are acquired, exceeds $20.75 per share, the Company will pay Lazard 0.20% of such additional consideration. The Company has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard's engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard's engagement, including certain liabilities under U.S. federal securities laws. Other than its engagement as financial advisor to the Company in connection with the transaction, Lazard has provided certain investment banking services to the Company and certain of its affiliates in the past two years, including restructuring advice to the Company in connection with the QCP-HCR ManorCare transactions, pursuant to which it has received fees in the approximate amount of $2.75 million. Pursuant to its engagement letter with the Company with respect to the merger, Lazard and the Company have agreed that Lazard will be entitled to be paid an additional fee of not less than $1.0 million upon consummation of the merger in satisfaction of the remaining fees owed and payable to Lazard under its restructuring engagement in connection with the QCP-HCR ManorCare transactions.

        Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its respective affiliates and employees may trade securities of the Company, Welltower, ProMedica and HCR ManorCare and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Welltower, ProMedica and HCR ManorCare and certain of their respective affiliates. The issuance of Lazard's opinion was approved by the opinion committee of Lazard.

        The Company and Welltower determined the base merger consideration of $20.75 in cash in the merger through arm's-length negotiations, and the board approved such base merger consideration. Lazard did not recommend any specific consideration to the board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard's opinion was one of many factors considered by the board, as discussed further in "—Reasons for the Merger."

Unaudited Projected Financial Information

        The Company's senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, financial forecasts for fiscal years 2018, 2019, 2020, 2021, 2022 and 2023 prepared by management were made available to the board in connection with its consideration and evaluation of the merger, and to our financial advisors in connection with their financial analyses and opinions. We have included a summary of these projections below (the "Projections") solely because it was among the financial information made available to our financial advisors for use in connection with their financial analyses and opinions. The inclusion of the Projections should not be regarded as an indication that the board, the Company, Goldman Sachs, Lazard, Welltower, Merger Sub or any other recipient of this information considered, or now considers, it to be an assurance of the achievement or occurrence of future events or results and should not be relied upon as such. The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under "Cautionary Statement Concerning Forward-Looking Statements," many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company's control, and may cause the Projections or the underlying assumptions to be inaccurate. The Projections also assume that the QCP-HCR ManorCare transactions are consummated in accordance with the terms of the initial plan sponsor agreement (prior to its amendment on April 25, 2018) and that the Company immediately thereafter terminates its REIT status and is taxed as a C-corporation. The consummation of the QCP-HCR ManorCare transactions is subject to various conditions, and in the event the alternative plan sponsor agreement is terminated, there can be no assurance that the QCP-HCR ManorCare transactions would be consummated. Various other assumptions underlying the Projections may not prove to have been, or may no longer be, accurate. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

        The Projections were prepared for internal use and to assist our financial advisors with their financial analyses and opinions and the board with its consideration and evaluation of the merger, and not with a view toward public disclosure or toward complying with generally accepted accounting principles (referred to as "GAAP"), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included herein have been prepared by or at the direction of, and are the responsibility of, the Company. Deloitte & Touche LLP, the Company's independent registered public accounting firm, has not examined or compiled any of the Projections, and accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to the Company's historical financial information. It does not extend to the Projections and should not be read to do so.

        The Projections do not take into account any circumstances or events occurring after the date they were prepared, and specifically do not include any financial consequences resulting from the April 25, 2018 announcement of the merger or the HCR ManorCare transactions or changes that may result from the merger, the HCR ManorCare transactions or the other transactions contemplated by the merger agreement or alternative plan sponsor agreement.

        Since the date of the Projections, the Company has made publicly available its actual results of operations for the fiscal quarter ended March 31, 2018. You should review the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 to obtain this information. See "Where You Can Find Additional Information." Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

        For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

        The following is a summary of the Projections (dollars in millions):

	Fiscal Year Ended
	31-Dec-18	31-Dec-19	31-Dec-20	31-Dec-21	31-Dec-22	31-Dec-23
Revenues(1)	$3,080	$3,056	$3,144	$3,238	$3,333	$3,431
Adjusted EBITDA(2)	$269	$370	$358	$352	$348	$341
Capital Expenditures	$46	$77	$62	$62	$48	*

(1)
Excludes revenue from non-core HCR ManorCare rehabilitation operations and non-QCP properties managed by HCR ManorCare.

(2)
Earnings before interest, taxes, depreciation and amortization, adjusted for Company restructuring costs, consent fees under the Company's senior secured credit facilities, prepayment fees, transaction costs in connection with the Company's announced process of selling 74 non-core skilled nursing/senior housing facilities and additional employee retention costs.

*
Not included in the Projections.

        In addition, the Projections included projected aggregate gross proceeds of $450,000,000 from the divestiture of 74 non-core skilled nursing/senior housing assets expected in the second and third quarters of 2018.

Financing

        The Company and Welltower estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $3.9 billion. Welltower expects this amount to be funded through a combination of the following:

  •
  debt financing of approximately $1.0 billion. See "—Debt Financing"; and

  •
  approximately $2.9 billion of cash on hand and cash available under Welltower's existing credit facilities, as well as from certain other sources (such as cash expected by Welltower to be on the Company's balance sheet as of the closing, including from the deferred rent obligation that ProMedica will pay to the Company in connection with the HCR ManorCare transactions).

Debt Financing

        In connection with the entry into the merger agreement, Barclays Bank PLC (referred to as "Barclays") provided commitments to Welltower under a debt commitment letter dated April 25, 2018 (the "debt commitment letter"), pursuant to which Barclays has committed to provide up to an aggregate principal amount of $1.0 billion in debt financing (the "debt financing"), consisting of a senior unsecured bridge facility.

        Barclays' obligation to provide the debt financing under the debt commitment letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

  •
  the concurrent closing of the merger in accordance in all material respects with the merger agreement;

  •
  the receipt of certain specified financial statements of Welltower;

  •
  the execution and delivery of definitive documentation with respect to the debt financing substantially consistent with the terms of the debt commitment letter;

  •
  the absence of a material adverse effect on the Company since December 31, 2017; and

  •
  the accuracy (subject to materiality standards set forth in the debt commitment letter) of certain specified representations and warranties in the merger agreement and in the definitive documents with respect to the debt financing.

        The commitment of Barclays under the debt commitment letter expires upon the earliest to occur of (i) the consummation of the merger without the use of the debt financing, (ii) the termination of the merger agreement in accordance with its terms, (iii) the execution and delivery of the definitive documentation relating to the debt financing by the parties thereto and (iv) October 15, 2018.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendations of the board with respect to the merger, the Company's stockholders should be aware that the Company's directors and executive officers have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. The board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that the Company's stockholders approve the merger. See the sections entitled "The Merger (Proposal 1)—Background of the Merger," "The Merger (Proposal 1)—Reasons for the Merger," and "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors." These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

        Company Stock Options.    Each Company stock option that is outstanding as of immediately prior to the effective time of the merger will be treated as follows at the effective time of the merger:

  •
  Each such Company stock option that is subject solely to service-based vesting conditions, whether vested or unvested, will become fully vested and exercisable and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (ii) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

  •
  Each such Company stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided in the applicable award agreement relating to such Company stock option and each Company stock option that becomes so vested and exercisable will be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (ii) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that does not become so vested and exercisable or that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

        Company Restricted Stock Awards.    Each Company restricted stock award that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock subject to such Company restricted stock award (determined in the case of Company restricted stock awards subject to performance-based vesting conditions, assuming applicable performance goals are fully satisfied), less any applicable withholding taxes.

        Company RSU Awards.    Each Company RSU award that is outstanding immediately prior to the effective time of the merger, will, at the effective time of the merger, fully vest (to the extent unvested) and be cancelled and converted into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock underlying such Company RSU award, less any applicable withholding taxes.

        Quantification of Potential Payments.    For an estimate of the amounts that would be payable to each of the Company's named executive officers on settlement of their unvested Company equity awards, see "—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers" below. None of the Company's non-employee directors hold any unvested Company equity awards.

Employment Agreements with Named Executive Officers

        Each of the Company's named executive officers is a party to an employment agreement with the Company that provides for enhanced severance benefits in the event of a termination of the officer's employment by the Company without cause or by the executive officer for good reason (each as defined in the applicable employment agreement), in each case, within the two-year period following a change in control (referred to as a "qualifying termination" for each such officer). The merger will constitute a change in control for purposes of the employment agreements.

        The employment agreements provide that, upon a qualifying termination, the applicable officer would be entitled to an amount in cash equal to the product of two (or three, in the case of Mark S. Ordan, the Company's Chairman and Chief Executive Officer) multiplied by the sum of the officer's base salary and target bonus opportunity.

        Payments and benefits under the employment agreement are subject to the applicable officer's execution and non-revocation of a general release of claims in favor of the Company. Each of the employment agreements also provides that if any payments or benefits payable to the officer become subject to the excise tax under Sections 280G and 4999 of the Code, the payments and benefits will be reduced such that no payments or benefits are subject to the excise tax, unless the officer would be better off on an after-tax basis receiving all such payments and benefits.

        In consideration of the payments and benefits under the employment agreements, the agreements include restrictive covenants in the Company's favor, including one-year (or two-year, in the case of Mr. Ordan) post-termination restrictions on competitive activities and two-year post-termination restrictions on solicitation of Company clients and employees. The employment agreements also include a mutual non-disparagement covenant, as well as customary confidentiality covenants of perpetual duration.

        For an estimate of the value of the payments and benefits described above that would be payable to the Company's named executive officers upon a qualifying termination in connection with the merger, see "—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers" below.

2018 Annual Bonus

        Under the merger agreement, the Company has the right to pay each employee, including each executive officer, of the Company who is employed as of immediately prior to the effective time of the merger and who participates in any bonus or incentive plans maintained by the Company a prorated bonus for the 2018 calendar year based on target performance if the effective time of the merger occurs prior to the payment of bonuses for the 2018 calendar year. For additional information, see "The Merger Agreement—Other Covenants and Agreements—Employee Matters."

        For an estimate of the value of the prorated bonus that would be payable to the Company's named executive officers in connection with the merger, see "—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers" below.

Indemnification; Directors' and Officers' Insurance

        The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

        Pursuant to the merger agreement, from and after the effective time of the merger, Parent will indemnify certain persons, including the Company's directors and executive officers. In addition, for a period of not less than six years from the effective time of the merger, Parent will maintain an insurance and indemnification policy for the benefit of certain persons, including the Company's directors and executive officers. For additional information, see "The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance."

Quantification of Potential Payments and Benefits to the Company's Named Executive Officers

        The table below sets forth the amount of payments and benefits that each of the Company's named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such named executive officer experienced a qualifying termination on June 19, 2018. The amounts below are determined using the merger consideration per share of Company common stock of $20.75, assume that the ticking fee does not become payable, and are based on multiple other assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

 Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Mark S. Ordan	9,326,027	18,055,274	27,381,301
D. Gregory Neeb	3,982,466	11,878,390	15,860,856
C. Marc Richards	2,277,808	6,915,825	9,193,633

(1)
The cash payments payable to each named executive officer consist of (a) a severance payment in an amount equal to two (or three, in the case of Mr. Ordan) times the sum of the named executive officer's annual base salary and target bonus opportunity; and (b) assuming the effective time of the merger occurs prior to the payment of bonuses for the 2018 calendar year, a prorated bonus for the fiscal year in which the qualifying termination occurs (based on target performance). The severance payments are "double-trigger" (i.e., payable upon a qualifying termination following the occurrence of a change in control), while the prorated bonus payment is "single-trigger" (i.e., payable upon the occurrence of a change in control). Set forth below are the separate values of each of the severance payment and the prorated bonus payment.

Name	Severance Payment ($)	Prorated Bonus Payment ($)
Mark S. Ordan	8,400,000	926,027
D. Gregory Neeb	3,450,000	532,466
C. Marc Richards	2,000,000	277,808
(2)
As described above, all unvested service-based Company options and all unvested Company restricted stock awards and Company RSU awards will fully vest and be settled as of the effective time of the merger, and unvested performance-based Company options will vest to the extent provided in the applicable award agreement (or will otherwise be forfeited) (i.e., "single-trigger" vesting). Set forth below are the values of each type of unvested and/or unexercisable equity-based award that would be payable upon the effective time of the merger, based on the merger consideration per share of Company common stock of $20.75, assuming applicable performance criteria with respect to performance-based Company options are achieved to the extent provided in the applicable award agreement and performance criteria with respect to Company restricted stock awards subject to performance vesting are fully achieved, and less the applicable exercise price in the case of unvested stock options.

Name	Service-Based Company Stock Options ($)	Performance- Based Company Stock Options ($)	Company Restricted Stock Awards ($)	Company RSU Awards ($)
Mark S. Ordan	7,001,364	1,004,000	5,820,977	4,228,933
D. Gregory Neeb	4,900,956	702,800	3,455,352	2,819,282
C. Marc Richards	3,141,727	401,600	1,962,867	1,409,631

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This summary is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (referred to as the "IRS"), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of common stock that, is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more "United States persons" (as defined under Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of common stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

        This discussion applies only to holders of shares of common stock who hold such shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general informational purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, and it does not apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding common stock through such plans or accounts) banks and other financial institutions, certain former citizens or former long-term residents of the United States, "controlled foreign corporations," "passive foreign investment companies," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, "qualified foreign pension funds" (within the meaning of Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund, "qualified shareholders" (within the meaning of Section 897(k)(3) of the Code) or investors therein, non-U.S. holders who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of the common stock outstanding, holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction, and holders who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation).

        If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner (or equity owner) in such partnership (or such other entity or arrangement) will generally depend on the status of the partners (or equity owners) and the activities of the partnership (or such other entity or arrangement). If you are, for U.S. federal income tax purposes, a partner (or equity owner) in a partnership (or other such entity or arrangement) holding shares of common stock, you should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the merger to you in light of your particular circumstances.

        All holders should consult their own tax advisors regarding the specific tax consequences of the merger to them in light of their particular facts and circumstances, including with respect to the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Characterization of the Merger

        For U.S. federal income tax purposes, the parties will treat the merger as if the Company had (1) sold all of its assets in exchange for the aggregate cash consideration payable to the Company's shareholders in connection with the merger and the assumption of the Company's liabilities and then (2) made a liquidating distribution of such cash consideration to the Company's shareholders in exchange for their stock.

Consequences of the Merger to U.S. Holders of Common Stock

        The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of common stock that receives cash in exchange for shares of common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder's adjusted tax basis in such shares.

        If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder's holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

        In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the Company's "unrecaptured Section 1250 gain."

        A U.S. holder who has held common stock for less than six months at the time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of common stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from the Company, or such holder's share of any designated retained capital gains, with respect to such shares.

Consequences of the Merger to Non-U.S. Holders of Common Stock

  General

        The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of all or a portion of the merger consideration is treated as a distribution from the Company that is attributable to gain from the sale of "United States real property interests" ("USRPIs") under the provisions of the Foreign Investment in Real Property Tax

Act of 1980 ("FIRPTA"). The IRS announced in Notice 2007-55 that it intends to take the position that under current law, unless an exception applies, the receipt of a liquidating distribution from a REIT received by a non-U.S. holder (including the receipt of cash in exchange for common stock in the merger, which will be treated as having been received in a deemed liquidation of the Company for U.S. federal income tax purposes) is subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of USRPIs. Although legislation that would effectively override Notice 2007-55 has previously been proposed, no such legislation has yet been enacted, and it is not possible to say if or when any such legislation will be enacted.

        Accordingly, the parties intend to take the position that the receipt of cash in exchange for common stock pursuant to the merger will be subject to tax in accordance with Notice 2007-55 as described in more detail below.

  Distribution of Gain from the Disposition of USRPIs

        To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by a non-U.S. holder in the merger is treated as a distribution attributable to gain from the deemed or actual sale of the Company's USRPIs, such amount will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder, and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in U.S. Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

        Notwithstanding the foregoing, if the common stock is "regularly traded" (within the meaning of Section 897(c)(3) of the Code and Temporary Regulations Section 1.897-9T) on an established securities market located in the United States, the tax treatment and consequences described above would not apply, and non-U.S. holders would instead be subject to the rules described below under "—Taxable Sale of Common Stock." The Company believes that the common stock is, and will be at the effective time of the merger, regularly traded on an established securities market located in the United States within the meaning of applicable U.S. Treasury Regulations.

  Taxable Sale of Common Stock

        Subject to the discussion above regarding distributions attributable to gain from the sale of USRPIs and the discussion below regarding backup withholding, a non-U.S. holder will generally not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain or loss recognized on the receipt of cash in exchange for shares of common stock pursuant to the merger unless: (1) the gain is treated as effectively connected with the non-U.S. holder's conduct of a trade or business in the United States under Section 864(c) of the Code, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (3) such shares constitute USRPIs under FIRPTA.

        A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), generally will be subject to U.S. federal income tax on such gain on a net basis at the regular U.S. graduated rates in the same manner as a U.S. holder. In addition, a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax.

        A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses of such non-U.S. holder, if any.

        If the common stock constitutes a USRPI under FIRPTA, a non-U.S. holder will be subject to U.S. federal income tax on any gain or loss recognized on the receipt of cash in exchange for common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and such cash consideration may also be subject to the U.S. federal withholding tax under FIRPTA at a rate of 15%. A non-U.S. holder's common stock generally will not constitute a USRPI, and gain recognized by a non-U.S. holder upon receipt of cash in exchange for common stock pursuant to the merger generally will not be subject to U.S. federal income or U.S. federal withholding tax under FIRPTA, if: (1) the Company is a "domestically controlled REIT," defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the stock was held directly or indirectly by non-U.S. persons; or (2) the Company's common stock is "regularly traded" (within the meaning of applicable U.S. Treasury Regulations) on an established securities market at the effective time of the merger. It is currently anticipated that the Company is, and will be at the effective time of the merger, a "domestically controlled REIT." In addition, the Company believes that the common stock is, and will be at the effective time of the merger, regularly traded on an established securities market (within the meaning of the applicable U.S. Treasury Regulations).

        Non-U.S. holders who hold, or have held during specified periods, directly, indirectly, or constructively, more than 10% of the common stock outstanding generally are subject to special rules under FIRPTA. Such non-U.S. holders may be subject to tax on any gain recognized on the receipt of cash in exchange for shares of common stock pursuant to the merger, and may also be subject to U.S. withholding taxes. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the merger, and the possible desirability of selling their shares of common stock (and considerations relating to the timing of any such sales).

Information Reporting and Backup Withholding

        Information reporting and backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to payments of cash received by a holder pursuant to the merger. Backup withholding will not apply, however, to a holder who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on duly executed IRS Form W-9 (or a substitute or successor form), (2) in the case of a non-U.S. holder, furnishes a duly executed, applicable IRS Form W-8, or (3) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability (if any); provided the required information is furnished to the IRS on a timely basis.

        This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, non-U.S. and other tax laws.

Regulatory Approvals

        We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the mergers, other than with respect to the subsidiary mergers, the filing of certificates of merger with, and the acceptance of such certificates of merger for record by, the Delaware Secretary, and with respect to the merger, the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Delaware Secretary and the filing of articles of merger, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland.

        However, the closing of the HCR ManorCare transactions, which is a condition to the closing of the merger, is subject to certain conditions relating to approval from regulators or other governmental authorities, including, subject to certain terms set forth in the alternative plan sponsor agreement: (a) the receipt of certain state licensing approvals, (b) the entry by the bankruptcy court of a confirmation order confirming the amended Plan and (c) no entry by the bankruptcy court of an order dismissing the HCR ManorCare bankruptcy or converting it into a case under Chapter 7 of the Bankruptcy Code or an order materially inconsistent with the alternative plan sponsor agreement, the amended Plan or the confirmation order in a manner adverse to the Company or ProMedica.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

        The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by the parties which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

        Additional information about the Company may be found elsewhere in this proxy statement and in the Company's other public filings. See "Where You Can Find Additional Information."

Structure of the Merger; Governing Documents; Managers and Officers

        The merger agreement provides for a series of four mergers that will occur in immediate succession. First, at the effective time of the Subreit merger (as defined below), four of the Company's subsidiaries, QCP AL REIT, LLC, QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, and QCP SNF East REIT, LLC (each of the foregoing and QCP HoldCo REIT, LLC referred to as a "Subreit") will merge with and into Merger Sub (referred to as the "Subreit merger"), with Merger Sub surviving the Subreit merger as a subsidiary of Welltower. Following the effective time of the Subreit merger and at the effective time of the HoldCo REIT merger (as defined below), QCP HoldCo REIT, LLC will merge with and into Merger Sub (referred to as the "HoldCo REIT merger"), with Merger Sub surviving the HoldCo REIT merger as a subsidiary of Welltower. Following the effective time of the HoldCo REIT merger and at the effective time of the TRS merger (as defined below), QCP TRS, LLC will merge with and into Merger Sub (referred to as the "TRS merger"), with Merger Sub surviving the TRS merger as a subsidiary of Welltower.

        Following the effective time of the TRS merger and at the effective time of the merger, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue its existence under Delaware law as the surviving entity in the merger and a subsidiary of Welltower, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. The certificate of formation of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the certificate of formation of Merger Sub as the surviving entity in the merger and the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the limited liability company operating agreement of Merger Sub as the surviving entity, in each case, until thereafter amended in accordance with applicable law and the applicable provisions of such articles of organization and operating agreement. From and after the effective time of the merger, (a) the managers, if any, of Merger Sub immediately prior to the effective time will be the managers of Merger Sub as the surviving entity and (b) the officers of Merger Sub immediately prior to the effective time will be the officers of Merger Sub as the surviving entity, in each case until their respective successors are duly elected or appointed and qualified in accordance with law.

When the Merger Becomes Effective

        The closing of the mergers will occur on the second business day following the date on which (x) all of the conditions to the merger set forth in the merger agreement other than (1) those conditions that by their nature are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or waiver of such conditions, and (2) the HCR ManorCare closing condition, but subject to the satisfaction or waiver of such condition, are satisfied or waived and (y) all the conditions to the closing of the HCR ManorCare transactions have been satisfied or waived (other than those conditions to the closing of the HCR ManorCare transactions that by their nature are to be satisfied or waived at the closing of the HCR ManorCare transactions), but subject to the satisfaction or waiver of such conditions at the closing of the HCR ManorCare transactions, or on such other date and time as agreed in writing by Welltower and the Company. At 8:30 a.m., New York City time, on the closing date, the parties shall deliver the relevant executed merger filings in escrow to Wachtell Lipton to be automatically released and filed with the relevant governmental authorities immediately following the closing of the HCR ManorCare transactions, which merger filings shall provide for effective times of 6:00 p.m., for the Subreit merger, 6:01 p.m., for the HoldCo REIT merger, 6:02 p.m., for the TRS merger, and 6:03 p.m., for the merger.

Effect of the Mergers on Capital Stock

        At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Welltower or Merger Sub, or any of their respective wholly owned subsidiaries, in each case other than such shares held on behalf of third parties) will be cancelled and converted into the right to receive, without interest and less any applicable withholding taxes, $20.75 in cash and, if the merger does not occur prior to August 25, 2018, $0.006 in cash for each day during the period commencing on August 25, 2018 and ending on, but excluding, the closing date.

        At the effective time of the merger, each share of common stock held by the Company, Welltower or Merger Sub, or any wholly owned subsidiary of the Company, Welltower or Merger Sub immediately prior to the effective time, if any, shall be cancelled and retired and shall cease to exist, and no payment or distribution will be made or delivered with respect thereto.

        At the effective time of the merger, each share of preferred stock of the Company, par value $0.01 per share, that has been designated as Class A Preferred Stock (referred to as the "Class A Preferred Stock") issued and outstanding as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the amount such share of Class A Preferred Stock would have been entitled to receive had it been redeemed by the Company immediately prior to the effective time of the Merger in accordance with its terms.

        At the effective time of the Subreit merger, each 12.5% Series A Redeemable Preferred Share of each of the Subreits other than QCP HoldCo REIT, LLC (referred to as the "Subreit Preferred Interests") issued and outstanding as of immediately prior to the effective time of the Subreit merger will be cancelled and converted into the right to receive an amount in cash equal to the amount per share of such Subreit Preferred Interest payable upon the effective time of the Subreit merger in accordance with the terms or the organizational documents of the applicable Subreit and the certificate of designation applicable to such Subreit Preferred Interest.

        At the effective time of the HoldCo REIT merger, each 12.5% Series A Redeemable Preferred Share of QCP HoldCo REIT, LLC (referred to as the "HoldCo REIT Preferred Interests") issued and outstanding as of immediately prior to the effective time of the HoldCo REIT merger will be cancelled and converted into the right to receive an amount in cash equal to the amount per share of such HoldCo REIT Preferred Interest payable upon the effective time of the HoldCo REIT merger in accordance with the terms or the organizational documents of the QCP HoldCo REIT, LLC and the certificate of designation applicable to such HoldCo REIT Preferred Interest.

Treatment of Company Equity Awards

        Company Stock Options.    Each Company stock option that is outstanding as of immediately prior to the effective time of the merger will be treated as follows at the effective time of the merger:

  •
  Each such Company stock option that is subject solely to service-based vesting conditions, whether vested or unvested, will become fully vested and exercisable and be converted into the right to receive an amount in cash equal to the product of (a) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (b) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

  •
  Each such Company stock option that is subject to performance-based vesting conditions will become vested and exercisable to the extent provided in the applicable award agreement relating to such Company stock option and each Company stock option that becomes so vested and exercisable will be converted into the right to receive an amount in cash equal to the product of (a) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such Company stock option and (b) the number of shares of common stock subject to such Company stock option, less any applicable withholding taxes. Any such option that does not become so vested and exercisable or that has an exercise price that is equal to or exceeds the merger consideration will be cancelled for no consideration.

        Company Restricted Stock Awards.    Each Company restricted stock award that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock subject to such Company restricted stock award (determined in the case of Company restricted stock awards subject to performance-based vesting conditions, assuming applicable performance goals are fully satisfied), less any applicable withholding taxes.

        Company RSU Awards.    Each Company RSU award that is outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, fully vest (to the extent unvested) and be cancelled and converted into the right to receive an amount in cash equal to the merger consideration in respect of each share of common stock underlying such Company RSU award, less any applicable withholding taxes.

Payment for the Common Stock, Class A Preferred Stock, Company Equity Awards, Subreit Preferred Interests and HoldCo REIT Preferred Interests in the Merger

        Prior to the closing date, Welltower will designate (x) a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the merger consideration, and the payments to holders of Class A Preferred Stock and preferred interests in each of the Subreits and (y) Merger Sub, as the surviving entity, or such bank or trust company to serve as the disbursing agent for payments in respect of Company equity awards (as the case may be, referred to as the "disbursing agent"). Prior to the effective time of the Subreit merger, Welltower will deposit, or will cause to be deposited, with the applicable disbursing agent cash in the aggregate amount sufficient to pay (i) the merger consideration in respect of all shares of common stock entitled to consideration and Company equity awards outstanding immediately prior to the effective time of the merger and (ii) the consideration due to the holders of Class A Preferred Stock, Subreit Preferred Interests and HoldCo REIT Preferred Interests. Pending distribution of the cash deposited with the disbursing agent, such cash will be held for the benefit of the holders of shares of common stock, Class A Preferred Stock, Subreit Preferred Interests, HoldCo REIT Preferred Interest and Company equity awards outstanding immediately prior to the effective time of the mergers, and will not be used for any other purpose.

        Merger Sub, as the surviving entity, will pay to each holder of Company stock options, Company restricted stock awards and Company RSU awards, the cash amounts described above under "—Treatment of Company Equity Awards" as soon as administratively practicable after the effective time of the merger, and in any event within five business days after the closing date.

Representations and Warranties

        The merger agreement contains representations and warranties of each of the Company and of Welltower and Merger Sub as to, among other things:

  •
  corporate organization, existence, good standing and authority to carry on its business as presently conducted, including, as to the Company, with respect to its subsidiaries;

  •
  corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  required regulatory filings and authorizations, consents or approvals of governmental entities;

  •
  the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

  •
  matters relating to information to be included in required filings with the SEC in connection with the merger; and

  •
  the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

        The merger agreement also contains representations and warranties of the Company as to, among other things:

  •
  the capitalization of the Company, including the Company's incentive equity awards, and the absence of certain rights to purchase or acquire equity securities of the Company of any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts to which the Company or any of its subsidiaries is a party and the absence of certain indebtedness;

  •
  the accuracy of the Company's filings with the SEC and of financial statements included in the SEC filings;

  •
  the implementation and maintenance of disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of certain undisclosed liabilities for the Company and its subsidiaries;

  •
  the conduct of the Company's business and the absence of certain actions by the Company and its subsidiaries since December 31, 2017;

  •
  the receipt by the board of an opinion of Goldman Sachs and an opinion of Lazard;

  •
  compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;

  •
  the Company's employee benefit plans and other agreements with its employees;

  •
  labor matters related to the Company and its subsidiaries;

  •
  the absence of certain litigation, claims, investigations or proceedings against the Company, any of its subsidiaries or any director, officer or employee of the Company, and the absence of orders of governmental authorities;

  •
  the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

  •
  environmental matters and compliance with environmental and occupational safety and health laws by the Company and its subsidiaries;

  •
  ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

  •
  real property owned or leased by or to the Company and its subsidiaries;

  •
  material contracts of the Company and its subsidiaries;

  •
  insurance policies of the Company and its subsidiaries; and

  •
  the applicability of takeover statutes and the absence of a stockholder rights plan in each case applicable to the contemplated transactions.

        The merger agreement also contains representations and warranties of Welltower and Merger Sub as to, among other things:

  •
  the financing that has been committed in connection with the merger;

  •
  Welltower's ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement; and

  •
  Welltower and its affiliates' ownership of shares of common stock of the Company.

        Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a "material adverse effect on the Company" or a "material adverse effect on Welltower" clause.

        For purposes of the merger agreement, a "material adverse effect on the Company" means:

    a change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or continuing results of operations of the Company, HCR ManorCare and their respective subsidiaries, taken as a whole. However, no change, event or development resulting from any of the following will be taken into account in determining whether there has been a material adverse effect on the Company:

    •
    changes, events or developments in or affecting general economic or regulatory conditions, or in the securities, credit or financial markets (including interest rates and exchange rates);

    •
    changes, events or developments resulting from any weather-related or other force majeure event or natural disaster or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism;

    •
    changes, events or developments generally affecting the industries in which the Company or its subsidiaries operates;

    •
    changes or developments in law or GAAP, or the interpretation thereof, or changes or developments in regulatory, legislative or other political conditions or developments;

    •
    the execution or announcement of, or compliance with, the merger agreement and the alternative plan sponsor agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company with suppliers, residents, lenders or landlords, and including any action with respect to the mergers or the transactions contemplated by the alternative plan sponsor agreement (subject to certain exceptions and qualifications);

    •
    any action taken at the request of Welltower and any failure to take an action that is prohibited by the merger agreement and with respect to which Welltower has not granted a written waiver within two business days after a written request from the Company;

    •
    any noncompliance with any financial covenants in any contract relating to indebtedness or any cross-default in connection therewith;

    •
    changes in the share price or trading volume of the common stock or in the Company's credit rating. However, any change, event or development underlying such change may be taken into account in determining whether there has been a material adverse effect on the Company so long as it is not otherwise excluded from the definition of "material adverse effect on the Company"; or

    •
    the failure of the Company to meet any internal or external projections or forecasts or estimates of revenues, earnings or other metrics for any period. However, any change, event or development underlying such change may be taken into account in determining whether there has been a material adverse effect on the Company so long as it is not otherwise excluded from the definition of "material adverse effect on the Company";

  except that, with respect to the first, second, third, and fourth bullets above, such changes, events or developments will be taken into account to the extent adversely and disproportionately affecting the Company, HCR ManorCare and their respective subsidiaries, taken as a whole, compared to other companies in the industries in which the Company, HCR ManorCare and their respective subsidiaries operate.

        For the purpose of the merger agreement, a "material adverse effect on Welltower" means a circumstance or condition that would be reasonably expected to, individually or in the aggregate,

adversely affect in any material respect, or prevent or materially delay, the consummation of the mergers or the ability of Welltower or Merger Sub to observe and perform their obligations under the merger agreement.

Conduct of Business Pending the Merger

        The merger agreement provides that, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, as expressly permitted or required by the merger agreement, as required or contemplated by the alternative plan sponsor agreement, the HCR ManorCare bankruptcy or otherwise as necessary or reasonably desirable to consummate the HCR ManorCare transactions, or as consented to in writing by Welltower (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the signing of the merger agreement to the effective time of the merger, the Company will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and in compliance with law, and use all commercially reasonable efforts to maintain and preserve intact its business organization, including the goodwill of any governmental authorities, lenders, suppliers, landlords and other persons with which it has material business relationships, and to maintain the status of the Company as a REIT for U.S. federal income tax purposes.

        In addition, except as required by law, as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, as may be expressly permitted or required by the merger agreement or pursuant to the alternative plan sponsor agreement, the HCR ManorCare bankruptcy or otherwise as necessary to consummate the HCR ManorCare transactions, or as may be consented to by Welltower (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not take, and will not permit any of its subsidiaries to take, the following actions (subject, in some cases, to certain exceptions):

  •
  adopt any change in the articles of amendment and restatement or the bylaws of the Company;

  •
  merge or consolidate the Company or any of its subsidiaries with any person, other than the mergers contemplated by the merger agreement and other than any mergers or consolidations among the Company and its subsidiaries or among the Company's subsidiaries;

  •
  redeem, repurchase or defease any indebtedness of the Company or any subsidiary of the Company in excess of $75 million (provided that no prepayment penalty would be payable in connection therewith), other than (i) at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the merger agreement or as modified with the consent of Welltower (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) repayments or prepayments of indebtedness under the Company's credit facilities (or any other revolving credit facility permitted to be incurred pursuant to the terms of the merger agreement), (iii) in connection with any replacement, renewal, extension, refinancing, refunding or repayment of any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness or (iv) any of the foregoing relating to intercompany indebtedness;

  •
  incur, create, assume or otherwise become liable for any indebtedness, subject to certain exceptions, including an exception for indebtedness incurred in the ordinary course of business;

  •
  make any acquisition (including by merger, consolidation or acquisition of stock or assets) of any other person (or any division or material amount of assets thereof) or business;

  •
  make any capital expenditures, except for (i) capital expenditures up to $25 million in the aggregate (without counting any capital expenditures permitted pursuant to the following clauses (ii) and (iii)), (ii) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, natural disasters, public health events, outages, casualty, act of God or event of force majeure or otherwise, or (iii) capital expenditures required to comply with any applicable law;

  •
  make any loans, advances or capital contributions to, or investments in, any other person in excess of $25 million (or, with respect to seller-financing of divestitures by the Company or any of its subsidiaries, $15 million), subject to certain exceptions excluded from these caps;

  •
  pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its subsidiaries, other than certain liens permitted by the merger agreement, except in accordance with the incurrence of certain indebtedness according to the merger agreement;

  •
  (i) sell, lease (except for the exercise of any extension or renewal option), license, mortgage, sell and leaseback or otherwise dispose of any of the Company's owned or leased real property, except for specifically enumerated dispositions; or (ii) sell, lease (except for the exercise of any extension or renewal option), license, mortgage, sell and leaseback or otherwise dispose of any other properties or non-cash assets with a value in excess of $45 million in the aggregate, except in the case of clause (ii) (A) sales or dispositions made in connection with any transaction among the Company and its subsidiaries or among the Company's subsidiaries or (B) sales or dispositions made in the ordinary course of business;

  •
  (i) split, combine or reclassify any Company securities or amend the terms of any Company securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company securities other than (A) a dividend or distribution by a subsidiary of the Company to the Company or another subsidiary of the Company or (B) any dividend or distribution reasonably necessary for the Company or any of the Subreits to maintain its status as a REIT, or (iii) issue or offer to issue any Company securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with certain exceptions;

  •
  except (i) as required pursuant to existing contracts or any Company benefit plan in effect on the date of the merger agreement, or (ii) as effected in the ordinary course of business and consistent with past practice, (A) adopt, amend or terminate any material Company benefit plan, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any material Company benefit plan or (C) increase the annualized value of compensation and benefits to be provided to Company employees or any other services providers of the Company or any of its subsidiaries (other than increases in annualized value of cash compensation in the ordinary course of business consistent with past practice in an amount that does not exceed 5.0% of such annualized value, in the aggregate, immediately prior to the date of the merger agreement). However, the Company may make payments to Company employees who are not "named executive officers" in an amount not to exceed $1.0 million in the aggregate with the individual allocation and terms of such payments subject to the prior consultation with Welltower;

  •
  make any loans or advances to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries;

  •
  (i) hire or engage any individual who would be a Company employee or individual independent contractor whose annual base compensation exceeds $200,000 or (ii) terminate the employment of any Company employee whose annual base compensation exceeds $200,000, other than for cause;

  •
  other than in the ordinary course of business consistent with past practice, settle or compromise any litigation or release, dismiss or otherwise dispose of any claim or arbitration not covered by insurance, other than settlements or compromises of litigation, claims or arbitration that do not, individually or in the aggregate, involve the payment of more than $15 million in excess of the amount reserved on the latest consolidated balance sheets of the Company in respect of litigation and claims, as set forth in certain of the Company's SEC filings, and do not involve (i) any material injunctive or other non-monetary relief on the Company or any of its subsidiaries or (ii) any admission of wrongdoing by the Company or any of its subsidiaries;

  •
  cancel any material indebtedness for borrowed money owed to the Company other than as a result of a repayment of such indebtedness, or waive or release any claims or right of material value except in the exercise of the Company's commercially reasonable business judgment;

  •
  enter into, materially modify or amend, or terminate any real property lease, except for the renewal, extension or replacement of any real property lease expiring in accordance with its term (on terms substantially similar to the existing real property lease) or, other than in the ordinary course of business, enter into, materially modify or amend, or terminate certain material contracts;

  •
  make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or law;

  •
  adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

  •
  make, change or revoke any material tax election or change a material method of tax accounting, amend any material tax return, or settle or compromise any material tax liability, audit, claim or assessment, change any material method of accounting for tax purposes, enter into any tax allocation, sharing or indemnity agreement (other than customary provisions in agreements or arrangements the primary subject of which is not taxes), enter into any closing agreement in respect of material taxes or file any material tax return inconsistent with past practice other than as required by applicable law;

  •
  take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (i) the Company or any Subreit to fail to qualify as a REIT or (ii) any other affiliate of the Company to fail to preserve its tax status as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, in each case, which failure would have a material adverse effect on the Company; and

  •
  authorize, agree or commit to take any of the foregoing actions.

        Notwithstanding the foregoing restrictions, nothing in the merger agreement prohibits the Company or any of its subsidiaries from taking or causing to be taken any action, at any time or from time to time, that in the good faith judgment of the Company is reasonably necessary or appropriate for the Company or any of the Subreits to maintain its qualification as a REIT; provided that prior to taking any such action, the Company will inform Welltower in writing of such action and consult with and cooperate with Welltower in good faith to minimize the adverse effect of such action to the Company and Welltower.

        The merger agreement also provides that, between the date of the merger agreement and the earlier of the effective time of the merger and the date the merger agreement is terminated, Welltower and Merger Sub will not (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to the consummation of the mergers set forth in the merger agreement becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Welltower and Merger Sub to consummate the mergers or the other transactions contemplated by the merger agreement or to obtain financing for the mergers.

Other Covenants and Agreements

Efforts

        Each party to the merger agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under law to consummate and make effective the mergers and the other transactions contemplated by the merger agreement. Each of the parties will give any notices to third parties, and each of the parties will use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any governmental authority and will cooperate in responding to any inquiry from such governmental authority.

        Each of Welltower and Merger Sub is required to use its reasonable best efforts to cause ProMedica to effect the HCR ManorCare acquisition as promptly as practicable and in accordance with the alternative plan sponsor agreement, including by using reasonable best efforts to cause ProMedica to take all necessary or desirable action to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers licenses, order registrations, approvals, permits and authorizations necessary or desirable to be obtained from any third party or any governmental authority to effect the HCR ManorCare acquisition in accordance with the alternative plan sponsor agreement.

Access to Information

        Subject to certain restrictions and limitations, the Company will provide, and will cause its subsidiaries and its and their respective representatives to provide, Welltower and Merger Sub and their respective authorized representatives, during normal business hours and upon reasonable advance notice (a) such access to the offices, properties, Company facilities, books and records of the Company and its subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company, its subsidiaries or the Company facilities) as Welltower or Merger Sub reasonably may request and (b) all documents that Welltower or Merger Sub reasonably may request.

Alternative Proposals; No Solicitation

        Notwithstanding the non-solicitation provisions described below, until the go-shop period end time, the Company and its subsidiaries, and their respective representatives, were permitted to directly or indirectly:

  •
  solicit, initiate and encourage, whether publicly or otherwise, acquisition proposals from any third party, including by way of providing access to nonpublic information or access to employees or properties pursuant to confidentiality agreements meeting certain requirements; and

  •
  enter into and maintain discussions or negotiations with respect to acquisition proposals with any third party or otherwise cooperate with, or assist or participate in, or facilitate any inquiries,

    proposals, discussions or negotiations or the making of any acquisition proposal from, any third party.

        Welltower will not, and will cause each of its affiliates not to, interfere with or prevent the participation of any person, including any director, officer or employee of the Company or any of its subsidiaries and any bank, investment bank or other potential provider of debt or equity financing, in negotiations and discussions permitted by the terms of the merger agreement.

        As used in the merger agreement, "acquisition proposal" means any inquiry, proposal or offer from any person (other than Welltower, Merger Sub or their respective affiliates) relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement or the alternative plan sponsor agreement):

  •
  pursuant to which any person or group of persons, other than Welltower, Merger Sub or any of their respective affiliates, (i) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, share-exchange, spin-off, asset sale, tender offer, exchange offer, business combination, consolidation or otherwise) businesses or assets of the Company and its subsidiaries that constitute 25% or more of the assets, revenues or cash flows of the Company and its subsidiaries, taken as a whole, or (ii) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, share-exchange, spin-off, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding shares of common stock; or

  •
  as a result of which the holders of common stock immediately prior to such transaction or series of related transactions would cease to beneficially own (within the meaning of Section 13 of the Exchange Act) at least 75% of the voting stock or equity interests of any surviving entity or entity that immediately following such transaction or series of transactions owns, together with such entity's subsidiaries, businesses or assets that immediately prior to such transaction or series or transactions constituted 25% or more of the assets, revenues or cash flows of the Company and its subsidiaries, taken as a whole (or any direct or indirect parent company of such an entity or any such surviving entity), immediately following such transaction or series of related transactions.

        From the go-shop period end time until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, the Company and its subsidiaries are required not to, and the Company must use its reasonable best efforts to cause its representatives not to, directly or indirectly:

  •
  solicit, initiate, or knowingly encourage the submission of any proposal that constitutes or could reasonably be expected to result in an acquisition proposal;

  •
  furnish any non-public information regarding the Company or any of its subsidiaries to any third-party person (other than Welltower or Merger Sub) in connection with or in response to an acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to result in an acquisition proposal;

  •
  engage or participate in any discussions or negotiations with a third-party person (other than Welltower or Merger Sub or their respective representatives) making (or who could reasonably be expected to make) an acquisition proposal;

  •
  approve or recommend (or publicly propose to approve or recommend) any acquisition proposal;

  •
  enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement with a third-party person relating to an acquisition proposal (other than a confidentiality agreement subject to certain conditions specified in the merger agreement) or requiring the Company to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement; or

  •
  resolve or agree to do any of the foregoing.

        However, the Company and its representatives may continue, following the go-shop period end time, to take any of the actions described in the first three bullets above with respect to any excluded party.

        As used in the merger agreement, the term "excluded party" means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the go-shop period end time constitute at least 50% of the equity financing of such group at all times following the go-shop period end time and prior to the termination of the merger agreement) that submitted to the Company after the date of the merger agreement and prior to the go-shop period end time an acquisition proposal or with whom the Company is having ongoing discussions or negotiations as of the go-shop period end time regarding a potential acquisition proposal (or any amendment or modifications thereto) and that the board has determined, in good faith, no later than three business days following the go-shop period end time, that such acquisition proposal or potential acquisition proposal constitutes or could reasonably be expected to lead to a superior offer.

        As used in the merger agreement, a "superior offer" means a bona fide written acquisition proposal, substituting "50%" for each reference to "25%" and "75%" in the definition of "acquisition proposal," which the board in good faith determines, after consultation with its outside legal counsel and its financial advisor, is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by the merger agreement, taking into account all factors deemed relevant by the board, including timing and likelihood of consummation and any proposal by Welltower to amend the terms of the merger agreement.

        Notwithstanding the foregoing, following the go-shop period end time and prior to obtaining the required vote of the Company's stockholders to approve the merger, the Company or the board, directly or indirectly through any representative, in each case in response to an acquisition proposal that the board, prior to taking any action described below, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior offer, may, in response to such acquisition proposal:

  •
  furnish non-public information regarding the Company or any of its subsidiaries to, and afford access to the business, properties, books or records of the Company or any of its subsidiaries to, any person; and

  •
  engage and participate in discussions and negotiations with any person.

        The Company may take such action described in the previous two bullets only if: (i) such acquisition proposal did not result from a material breach of the Company's non-solicitation obligations; (ii) such acquisition proposal is not withdrawn prior to taking such action; (iii) the Company provides Welltower notice meeting certain requirements specified in the merger agreement no later than 24 hours after the receipt of such acquisition proposal; and (iv) the Company furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement meeting certain requirements and to the extent non-public information that has not been made available to Welltower is made available to the maker of the acquisition proposal, the Company provides or makes available such non-public information to Welltower substantially concurrent with the time that it is provided to such other person. The restrictions described in this paragraph do not apply to acquisition proposals made by excluded parties.

        Within three business days after the go-shop period end time, the Company must advise Welltower of any written acquisition proposal received prior to the go-shop period end time and in respect of which the Company is engaged in ongoing negotiations as of the go-shop period end time. In addition, from and after the go-shop period end time, the Company must promptly (and in any event within 24 hours) advise Welltower of the receipt of any acquisition proposal, provide Welltower with certain information concerning the acquisition proposal and the person making such acquisition proposal, and keep Welltower reasonably informed of any change to the material terms and conditions of any such acquisition proposal and shall provide to Welltower, as promptly as reasonably practicable, certain updated information concerning any such acquisition proposal.

Company Board Recommendation

        Subject to the provisions described below, the board has agreed to include herein its recommendation that the Company's stockholders approve the merger.

        Except as specifically provided in the merger agreement, neither the board nor any committee thereof may:

  •
  withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, its recommendation that the Company's stockholders approve the merger in a manner adverse to Welltower (referred to as a "recommendation change"); or

  •
  approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any acquisition proposal.

        However, prior to receipt of the required vote of the Company's stockholders to approve the merger, the board may make a recommendation change and/or, in the case of the first bullet below, the Company may terminate the merger agreement in accordance with its terms, as further discussed in "—Termination" if:

  •
  an acquisition proposal (that did not result from a material breach of the Company's non-solicitation obligations) is made after the date of the merger agreement to the Company by a third party, and such acquisition proposal is not withdrawn, and the board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior offer and that a failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law; or

  •
  there is any event, fact, circumstance or development (other than an acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to result in an acquisition proposal or any event, change or development relating to the announcement or pendency of the merger agreement or the transactions contemplated thereby) that (i) is material to the Company, (ii) was not known to the board as of the date of the merger agreement or if known, the magnitude or material consequences of which were not known to or understood by the board as of the date of the merger agreement, and (iii) becomes known or the material consequences of which become known to or understood by to the board prior to obtaining the required vote of the Company's stockholders to approve the merger (referred to as an "intervening event"), and the board determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the board to make a recommendation change would be inconsistent with the exercise of the board's fiduciary duties under applicable law.

        In both circumstances, before making a recommendation change, or in connection with a superior offer, terminating the merger agreement, the Company must provide Welltower four business days'

prior written notice of its intention to take such action, which notice shall, in connection with a superior offer, include certain information with respect to such superior offer as specified in the merger agreement. After providing such notice and prior to making a recommendation change or, in connection with a superior offer, terminating the merger agreement, the Company shall negotiate in good faith with Welltower during such four business day period (to the extent that Welltower desires to negotiate) to make such revisions to the terms of the merger agreement as would permit the board not to make a recommendation change, or in connection with such superior offer, terminate the merger agreement. In connection with that process, the board must have considered in good faith any changes to the merger agreement offered in writing by Welltower and must have determined in good faith, after consultation with its outside legal counsel and financial advisors and after giving effect to such changes offered in writing by Welltower, that the acquisition proposal would continue to constitute a superior offer or, in light of the intervening event, the failure to make a recommendation change would still be inconsistent with the exercise of the board's fiduciary duties under applicable law. If the applicable acquisition proposal is thereafter modified, the Company is required to provide written notice to Welltower of such modified acquisition proposal and shall again comply with the process described in this paragraph, except that the Company's advance written notice obligation shall be reduced to from four business days to two business days.

        The merger agreement does not prohibit the Company or the board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position.

        As further discussed in "—Termination," if the board makes a recommendation change under certain circumstances, Welltower may terminate the merger agreement, which would require the Company to pay Welltower a termination fee of $19.8 million if such recommendation change is in connection with an acquisition proposal made by an excluded party and $59.5 million if such recommendation change arises due to any other circumstance.

Indemnification of Directors and Officers; Insurance

        For a period of six years from the effective time of the merger, Welltower and Merger Sub, as the surviving entity in the merger, are required to maintain in effect, in the organizational documents of Merger Sub and its subsidiaries, provisions providing for the indemnification and advancement of expenses that are no less favorable to the current or former directors, officers, or employees of the Company or its subsidiaries than those set forth in the Company's and its subsidiaries' current organizational documents, or in any current indemnification contracts of the Company or its subsidiaries, with any such party (all rights to indemnification in respect of any action pending or asserted, or any claim made within such six-year period, shall continue until the disposition of such action or resolution of such claim). Welltower and Merger Sub, as the surviving entity in the merger, are not permitted to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any current or former directors, officers, or employees of the Company or its subsidiaries.

        From and after the effective time of the merger, Welltower must, and shall cause Merger Sub, as the surviving entity in the merger, to, indemnify and hold harmless each current or former director, officer, or employee of the Company or its subsidiaries or each person who is or was serving at the request of the Company or any of its subsidiaries as a director, officer, fiduciary or employee of another person, against any damages incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that the Company would have been permitted under law and its organizational documents on the date of the merger agreement to indemnify such person.

        For six years after the effective time of the merger, Welltower must cause Merger Sub, as the surviving entity in the merger, to maintain in effect the Company's current directors' and officers' liability insurance (or such other insurance that is no less favorable to the current or former directors, officers or employees of the Company or its subsidiaries) in respect of acts or omissions occurring at or prior to the effective time of the merger. However, the Company may, at its election, instead obtain a "tail" policy with respect to such directors' and officers' liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company. In connection with obtaining a "tail" policy, neither the Company nor Welltower will be required to pay a one-time premium in excess of 600% of the current annual premium paid by the Company for directors' and officers' liability insurance, and in connection with any other directors' and officers' insurance policy described above, neither the Company nor Welltower will be obligated to pay annual premiums in excess of 300% of the current annual premium paid by the Company for directors' and officers' liability insurance. If such coverage cannot be obtained for such amount or less, the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

Employee Matters

        From and after the effective time of the merger, Welltower will cause the surviving entity and all of its subsidiaries to honor each of the benefit plans of the Company. In addition, Welltower will cause the surviving entity and each of its subsidiaries, for a one-year period following the effective time of the merger, to maintain for each employee of the Company either, at Welltower's election, (i) the base salary or wage rate and benefits (excluding severance and equity-based compensation) that are substantially comparable in the aggregate to the base salary or wage rate and benefits (excluding severance and equity-based compensation) that each employee was receiving immediately before the effective time of the merger or (ii) the same compensation and benefits that are provided by Welltower and its subsidiaries to their similarly situated employees.

        As of and after the effective time of the merger, Welltower will, or will cause the surviving entity to, give each employee of the Company full credit for purposes of eligibility to participate, vesting and level of benefits under any benefit plans of the Company or under any employee benefit plan, program, policy or other arrangement of Welltower and its subsidiaries, in each case, which provides benefits to any such employee as of and after the effective time of the merger for such employee's service with the Company and its subsidiaries and their predecessor entities prior to the effective time of the merger, to the same extent such service is recognized by the Company or its subsidiaries immediately prior to the effective time of the merger. In addition, with respect to each welfare benefit plan, Welltower will, or will cause its subsidiaries to, use commercially reasonable efforts to (i) cause any preexisting condition or eligibility limitations or exclusions and actively-at-work requirements with respect to employees of the Company and their eligible dependents to be waived and (ii) give effect, for the year in which the closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and their eligible dependents under similar plans maintained by the Company and its subsidiaries in which such employees and their eligible dependents participated immediately prior to the effective time of the merger.

        For one year following the effective time of the merger, each employee of the Company will continue to be eligible for severance benefits in amounts and on terms and conditions no less generous than those which applied to such employee under the severance plans, programs, policies, agreements and other arrangements of the Company immediately prior to the effective time of the merger.

        If the effective time of the merger occurs prior to the payment of bonuses for the 2018 calendar year under the Company's existing annual cash bonus programs, the Company will, as of immediately prior to the effective time of the merger, pay to each employee of the Company who is otherwise eligible to earn a cash bonus for calendar year 2018 a bonus in an amount equal to the product of (i) such employee's target-level bonus award under the applicable bonus program, and (ii) a fraction, the numerator of which is the number of days from and including January 1, 2018 through and including the closing date and the denominator of which is 365.

Financing and Payoff Documentation; Cooperation

        Welltower and Merger Sub shall (and shall cause their respective affiliates to) use their reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter (including any "flex" provisions related thereto or the related fee letter) on or prior to the closing date of the merger. Welltower and Merger Sub shall (and shall cause their respective affiliates to) use their reasonable best efforts to:

  •
  subject to certain exceptions, maintain in effect the debt commitment letter and comply with their respective obligations thereunder (including by paying, or causing to be paid, all fees and other amounts that become due and payable under the debt commitment letter);

  •
  satisfy and cause each of its affiliates to satisfy (or, if deemed advisable by Welltower, obtain the waiver of) on a timely basis all conditions to the debt financing that are within Welltower and its affiliates' control.

  •
  negotiate, enter into and deliver definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt commitment letter (including any "flex" provisions contained therein or in the related fee letter) so that such agreements are in effect no later than the closing of the merger; and

  •
  draw the debt financing in full to the extent the proceeds thereof are required to consummate the transactions contemplated by the merger agreement and make certain payments specified in the merger agreement.

        Subject to certain exceptions set forth in the merger agreement, Welltower and Merger Sub shall not, without the Company's prior written consent, amend, supplement, modify, replace, terminate or agree to any waiver of any provision or remedy under the debt commitment letter or the related fee letter if such amendment, supplement, modification, replacement, termination or waiver:

  •
  reduces the aggregate amount of the debt financing unless the aggregate amount of the debt financing following such reduction, together with other financial resources available to Welltower (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Welltower and its affiliates than the conditions precedent set forth in the debt commitment letter), is sufficient to consummate the transactions contemplated by the merger agreement and make certain payments specified in the merger agreement;

  •
  changes the conditions precedent to obtaining the debt financing or adds new or additional conditions precedent to obtaining the debt financing (unless such amendment, supplement, modification, termination or waiver results in conditions that are no less favorable in any material respect to Welltower and its affiliates than the conditions in the debt commitment letter immediately prior to such amendment, supplement, modification, termination or waiver); or

  •
  could reasonably be expected to (A) delay, prevent or make less likely to occur the closing of the merger, (B) delay, prevent or make less likely to occur the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing), (C) adversely impact the ability of Welltower and its affiliates to enforce their rights against the other parties to the debt commitment letter and the related fee letter or the definitive agreements with respect thereto or (D) adversely affect the ability of Welltower, Merger Sub or any of their affiliates to timely consummate the transactions contemplated by the merger agreement and the HCR ManorCare transactions.

        Welltower may substitute the cash proceeds received by Welltower or a wholly owned subsidiary of Welltower (to the extent segregated and limited in use to the consummation of the transactions contemplated by the merger agreement, or funded into an escrow account with release provisions no less favorable to Welltower in any material respect than the conditions precedent set forth in the debt commitment letter and the related fee letter) from consummated debt or equity offerings or asset sales for all or any portion of the debt financing by reducing commitments under the debt commitment letter; provided that the aggregate amount of the debt financing following such reduction, together with other financial resources available to Welltower (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Welltower than the conditions precedent set forth in the debt commitment letter and the related fee letter), is sufficient to consummate the transactions contemplated by the merger agreement and make certain payments specified in the merger agreement.

        If funds in the amounts set forth in the debt commitment letter and the related fee letter, or any portion thereof, become unavailable, such that Welltower does not have financial resources sufficient to consummate the transactions contemplated by the merger agreement and make certain payments specified in the merger agreement, Welltower and Merger Sub shall (and shall cause their respective affiliates to) as promptly as practicable following the occurrence of such event to:

  •
  notify the Company in writing thereof;

  •
  use reasonable best efforts to obtain substitute financing (on terms and conditions that are not less favorable to Welltower in any respect than the terms and conditions as set forth in the debt commitment letter and the related fee letter, taking into account any "market flex" provisions thereof) sufficient to enable Welltower to consummate the transactions contemplated by the merger agreement and make certain payment specified in the merger agreement; and

  •
  use reasonable best efforts to obtain a new financing commitment letter that provides for such substitute financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such substitute financing.

        Welltower may substitute commitments in respect of other financing from the same and/or alternative third-party financing sources for all or any portion of the debt financing so long as (x) all conditions precedent to the availability of such financing have been satisfied or are no less favorable in any material respect to Welltower and its affiliates than the conditions precedent set forth in the debt commitment letter, (y) the aggregate amount of the debt financing is not reduced as a result of such substitution if, as a result of such reduction, such reduced amount would not be sufficient, together with other financial resources available to Welltower, to consummate the transactions contemplated by the merger agreement and make certain payments specified in the merger agreement and (z) such commitment otherwise complies with the merger agreement.

        The Company shall, and shall cause each of its subsidiaries to, and shall use its reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide to Welltower such customary cooperation as may be reasonably requested by Welltower to assist Welltower in arranging, obtaining and syndicating the debt financing, in connection with the transactions contemplated by the merger agreement, or in filing or maintaining registration statements of Welltower on Form S-3, including:

  •
  using reasonable best efforts to furnish Welltower, within a reasonable amount of time following Welltower's reasonable request, with information available to the Company relating to the Company and its subsidiaries required to consummate the debt financing or required to file or maintain registration statements of Welltower on Form S-3, and providing reasonable assistance to Welltower with Welltower's preparation of pro forma financial information and projections required to consummate the debt financing or required to file or maintain registration statements of Welltower on Form S-3 and, upon reasonable notice and at mutually agreeable dates and times, participating in a reasonable number of diligence sessions with proposed lenders, underwriters, initial purchasers, placement agents or rating agencies; and

  •
  requesting the Company's independent accountants to provide assistance and cooperation to Welltower with respect to maintaining registration statements of Welltower on Form S-3, including requesting their participation in drafting sessions and accounting due diligence sessions, requesting them to agree that Welltower may use their audit reports on the consolidated financial statements of the Company in offering documents, registration statements and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) customarily required in any filings made with the SEC pursuant to applicable law or to file or maintain registration statements of Welltower on Form S-3, and requesting them to provide customary comfort letters, in each case, on customary terms and consistent with their customary practice.

        Nothing in the merger agreement shall require any such cooperation to the extent that it would:

  •
  require the Company or any of its subsidiaries to pay any commitment or other fees, reimburse any expenses, otherwise incur any liabilities or give any indemnities or provide any security prior to the closing of the merger;

  •
  unreasonably interfere with the ongoing business or operations of the Company and/or its subsidiaries;

  •
  require the Company or any of its subsidiaries to enter into any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation;

  •
  require the Company, any of its subsidiaries or any of their respective boards of directors (or equivalent bodies) to pass resolutions or consents or otherwise approve or authorize the debt financing;

  •
  cause any representation, warranty covenant or other obligation in the merger agreement, the alternative plan sponsor agreement or any other document related to the transactions contemplated by the merger agreement or the HCR ManorCare transactions to be breached by the Company or any of its subsidiaries;

  •
  reasonably be expected to cause the Company, any of its subsidiaries or any representative or equityholder of any of the foregoing to incur any personal liability;

  •
  reasonably be expected to conflict with, result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its subsidiaries is a party, the organizational documents of the Company or any of its subsidiaries or any laws;

  •
  provide access to or require the disclosure of any information that the Company or any of its subsidiaries determines would jeopardize any attorney-client or other legal privilege of the Company or any of its subsidiaries; or

  •
  require the preparation of any audited financial statements or any other financial statements or information that are not available to the Company and its subsidiaries and prepared in the ordinary course of the Company's financial reporting practice.

        No action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its subsidiaries, or any of their respective representatives under any certificate, agreement, arrangement, document or instrument relating to the debt financing shall be effective until the closing of the merger.

        Welltower and Merger Sub shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys' fees) incurred by the Company, any of its subsidiaries or any of its or their representatives in connection with any such cooperation and (ii) indemnify and hold harmless the Company, its subsidiaries and its and their representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys' fees) or settlement payment incurred as a result of, or in connection with, such cooperation or the debt financing, except to the extent arising out of gross negligence or willful misconduct of the Company.

        Welltower's and Merger Sub's respective obligations under the merger agreement are not in any way subject to the receipt or availability of any funds or financing by Welltower, Merger Sub or any of their affiliates (including the debt financing) for the consummation of the transactions contemplated by the merger agreement or the HCR ManorCare transactions. The failure of the Company, any of its subsidiaries or any of their respective representatives to comply with the cooperation provisions of the merger agreement described herein shall not be taken into account with respect to whether any condition to the closing of the merger set forth in the merger agreement shall have been satisfied.

        The Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to deliver all notices and take all other actions, in each case to the extent reasonably requested by the Welltower, that are reasonably necessary to facilitate the termination at the effective time of the merger of all commitments in respect of certain of the Company's existing credit facilities, the repayment in full on the closing date of the merger of all obligations in respect of the indebtedness thereunder, and the release on the closing date of the merger of any liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its subsidiaries shall use commercially reasonable efforts to deliver to Welltower (x) at least seven business days prior to the closing date of the merger, a draft payoff letter with respect to such credit facilities and (y) at least one business day prior to the closing date of the merger, an executed payoff letter with respect to such credit facilities in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such indebtedness is owed, which payoff letter together with any related release documentation shall, among other things, include the payoff amount and provide that liens (and guarantees), if any, granted in connection with such credit facilities relating to the assets, rights and properties of the Company and its subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in such payoff letter, be released and terminated. The obligations of the Company described in this paragraph shall be subject to Welltower and Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the effective time of the merger.

        With respect to the Company's existing senior notes, if requested by Welltower in writing no later than five business days prior to the closing date of the merger, in lieu of commencing a debt offer (as described below) for such senior notes (or in addition thereto), the Company shall, to the extent permitted by the indenture governing such senior notes, use commercially reasonable efforts to (A) issue a notice of redemption providing for the redemption no sooner than the closing date of the merger of all of the outstanding aggregate principal amount of such senior notes in accordance with the applicable provisions of such indenture and (B) take any actions reasonably requested by Welltower that are reasonably necessary to facilitate the defeasance, satisfaction and/or discharge of such senior notes in accordance with the applicable provisions of such indenture; provided, that prior to the Company being required to take any of the actions described in clause (A) or (B) above that cannot be conditioned upon the occurrence of the closing of the merger, Welltower shall have irrevocably deposited with the trustee under such indenture sufficient funds to effect such redemption or satisfaction and discharge; provided, further, that Welltower's counsel shall provide all legal opinions required in connection with any such redemption or satisfaction and discharge.

        Welltower will be permitted to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of such senior notes on such terms and conditions, including pricing terms and amendments to the terms and provisions of such indenture, that are specified, from time to time, by Welltower and reasonably acceptable to the Company and which are permitted by the terms of such senior notes, such indenture and applicable law, including SEC rules and regulations; provided, that any such debt offer shall be consummated substantially simultaneously with or after the closing of the merger (and shall be expressly conditioned on the closing of the merger) solely using funds provided by Welltower. The Company shall not be required to take any action in respect of any debt offer, or to execute or deliver any document in connection therewith (other than the execution of the supplemental indentures relating to any consent solicitation undertaken in connection with a debt offer, which supplemental indenture shall not become effective until the effective time of the merger). Welltower shall provide the Company with a reasonable opportunity to review and comment upon all documentation required in connection with such debt offer and shall ensure that all such documentation (and the debt offer) shall comply with the requirements described in this paragraph. Welltower shall consult with the Company regarding the timing of any debt offer in light of the regular financial reporting schedule of the Company and the requirements of applicable law. Subject to the foregoing, the Company shall use commercially reasonable efforts to, and shall cause its subsidiaries to use commercially reasonable efforts to, cause their respective representatives to provide cooperation and assistance reasonably requested by Welltower in connection with any debt offer; provided that (1) such cooperation does not unreasonably interfere with the operations of the Company and its subsidiaries, (2) the closing of any such debt offer shall be expressly conditioned on the closing of the merger, (3) such debt offer shall be conducted in compliance with applicable law, including applicable SEC rules and regulations, and the terms and conditions of such senior notes and such indenture, as applicable, and (4) Welltower's counsel shall provide all legal opinions required in connection with any debt offer. Welltower's and Merger Sub's respective obligations under the merger agreement are not in any way subject to the consummation of any debt offer, a failure to consummate any offer or consent solicitation contemplated by any debt offer (as described above) shall not constitute a failure by the Company to satisfy its obligations described in this paragraph and the failure of the Company, any of its subsidiaries or any of their respective representatives to comply with the provisions set forth in this paragraph shall not be taken into account with respect to whether any condition to the closing of the merger set forth in the merger agreement shall have been satisfied.

        Following the commencement of any debt offer, Welltower shall not, and shall cause its subsidiaries not to, make any change to the terms and conditions of such debt offer, unless such change is previously approved by the Company in writing (such approval not to be unreasonably withheld or delayed) or Welltower reasonably determines, after consultation with its outside legal counsel, that such change is required by applicable law or the terms and conditions of such senior notes or such indenture.

        Welltower shall keep the Company reasonably informed, on a current basis, as to the status of communications with the holders of such senior notes in connection with any debt offer.

Other Covenants

        The merger agreement contains additional agreements of the Company, certain of its subsidiaries, Welltower and Merger Sub relating to, among other matters:

  •
  the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

  •
  calling, giving notice of, convening and holding the special meeting as promptly as reasonably practicable after the SEC confirms it has no further comments on this proxy statement;

  •
  anti-takeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

  •
  the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

  •
  the notification of certain matters and the settlement of any litigation in connection with the merger agreement;

  •
  actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

  •
  consultation regarding communications and negotiations between the Company and lessors under real property leases in connection with obtaining any consent of such parties in connection with the transactions contemplated by the merger agreement and amending, waiving, modifying, restating or renegotiating the existing terms of any material real property lease;

  •
  Welltower's joint and several responsibility for the performance and compliance by ProMedica and its affiliates with the covenants and agreements set forth in the alternative plan sponsor agreement and Welltower's indemnification obligations as to any liability or damages incurred or suffered by the Company or its affiliates or stockholders arising out of, relating to, or in connection with the failure of ProMedica or any of its affiliates to perform or comply with the covenants and agreements set forth in the alternative plan sponsor agreement;

  •
  the resignation of each member of the board; and

  •
  the de-listing of the common stock from the NYSE and the deregistration under the Exchange Act.

Conditions to the Merger

        Each of the Company's, Welltower's and Merger Sub's obligation to consummate the merger is subject to the satisfaction or mutual waiver by both the Company and Welltower (if such waiver is permissible under law), at and as of the closing of the merger, of the following mutual conditions:

  •
  the approval of the merger by the required vote of the stockholders;

  •
  the absence of any restraint being in effect that prohibits, restrains or renders illegal the consummation of the mergers, provided that a party that has not used the required reasonable best efforts to consummate and make effective the mergers and to cause ProMedica to effect the HCR ManorCare acquisition may not assert the failure of this condition; and

  •
  the closing of the HCR ManorCare transactions.

        The obligations of Welltower and Merger Sub to consummate the merger are subject to the satisfaction or waiver (if such waiver is permissible under law, by Welltower and Merger Sub) of the following additional conditions:

  •
  (i) The representations and warranties of the Company related to corporate authority and due authorization being true and correct in all material respects, (ii) the representations and warranties of the Company regarding its capitalization being true and correct in all respects (except for de minimis errors), (iii) the representations and warranties of the Company regarding changes, events or developments that have or would reasonably be expected to have, individually or in the aggregate a material adverse effect on the Company being true and correct in all respects and (iv) all other representations and warranties of the Company set forth in the merger agreement being true and correct (without giving effect to any materiality or material adverse effect qualifications contained therein), in each case, as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except in the case of this clause (iv), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, and Welltower shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

  •
  each of the Company and certain of its subsidiaries having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger, and Welltower having received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

  •
  the Company having received a written opinion of Sullivan & Cromwell LLP substantially in an agreed form (or other nationally recognized tax counsel to the Company reasonably acceptable to Welltower), in each case dated as of the closing date, which opinion concludes (subject to customary assumptions, qualifications, representations, including certain representations made by the Company and its subsidiaries either substantially in an agreed form or otherwise reasonably acceptable to Welltower) that each of the Company and each Subreit has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for all relevant taxable periods from the taxable year ended on December 31, 2016 through the effective time of the merger (assuming, for purposes of such opinion, that the final taxable year of the Company and each Subreit ended as of the closing date).

        The obligation of the Company to effect the merger is subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) by the Company of the following additional conditions:

  •
  (i) The representations and warranties of Welltower and Merger Sub regarding corporate or limited liability company authority, as applicable, and due authorization to enter into the merger agreement and all contemplated transactions being true and correct in all material respects, and (ii) all other representations and warranties of Welltower and Merger Sub set forth in the merger agreement being true and correct (without giving effect to any materiality or material adverse effect qualifications contained therein), in each case, as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except in the case of this clause (ii), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Welltower, and the Company having received a certificate signed on behalf of

    Welltower and Merger Sub by an executive officer of Welltower and Merger Sub to such effect; and

  •
  Each of Welltower and Merger Sub having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger, and the Company having received a certificate signed on behalf of Welltower and Merger Sub by an executive officer of Welltower and Merger Sub to such effect.

Termination

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger (prior approval of the merger agreement by the stockholders of the Company notwithstanding):

  •
  by mutual written consent of the Company and Welltower;

  •
  by either the Company or Welltower, if:

  o
  the effective time of the merger has not occurred on or before 11:59 p.m. (New York City time) on October 15, 2018. However, the termination right described in this bullet will not be available to a party if the failure of the effective time of the merger to occur by such time is due to the failure of such party to perform in all material respects or comply in all material respects with all of its covenants and agreements set forth in the merger agreement or if such party has not used the required reasonable best efforts to consummate the mergers, or, in the case of a termination by Welltower, Welltower has not used the required reasonable best efforts to cause ProMedica to effect the closing of the HCR ManorCare transactions;

  o
  any final and non-appealable restraint is in effect that prohibits, restrains or renders illegal the consummation of the mergers. However, the termination right described in this bullet will not be available to a party if such restraint is due to the failure of such party to perform in all material respects or comply in all material respects with all of its covenants and agreements set forth in the merger agreement or if such party has not used the required reasonable best efforts to consummate the mergers, or in the case of a termination by Welltower, Welltower has not used the required reasonable best efforts to cause ProMedica to effect the closing of the HCR ManorCare transactions;

  o
  the Company's stockholder meeting for the purpose of obtaining the required vote of the Company's stockholders to approve the merger (including any adjournments thereof) has been completed and such vote has not been obtained; provided that the termination right described in this bullet shall not be available to the Company where the failure to obtain the approval of its stockholders is caused by any action or failure to act of the Company that constitutes a material breach of the merger agreement; or

  •
  by the Company:

  o
  if Welltower or Merger Sub have breached any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would cause the related condition to the Company's obligation to consummate the mergers not to be satisfied, and such breach is incapable of being cured, or, if capable of being cured, is not cured within 30 days following written notice of such breach to Welltower (or, if less, the number of calendar days until the business day immediately preceding the end date);

  o
  at any time on or after the date of merger agreement and prior to obtaining the required vote of the Company's stockholders to approve the merger, in order to enter into a definitive agreement with respect to a superior offer, provided that the Company has (i) complied in all material respects with its non-solicitation obligations under the merger agreement and (ii) concurrently with such termination, paid the termination fee;

    o
    if by the close of business on June 29, 2018, the bankruptcy court in the HCR ManorCare bankruptcy has not entered the confirmation order;

    o
    if the HCR ManorCare closing condition has not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018. However, the Company may not exercise the termination right described in this bullet if (a) any of the (i) stockholder approval condition, (ii) no restraints condition or (iii) other conditions to the obligations of Welltower and Merger Sub to consummate the mergers (other than the HCR ManorCare closing condition) have not been or are not capable of being satisfied on such date, or (b) the failure of the HCR ManorCare closing condition to be satisfied by such date was primarily caused by the failure of the Company or any of its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement;

    o
    if any restraint has become final and nonappealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions. However, the Company may not exercise the termination right described in this bullet if such restraint is primarily caused by the failure of the Company or its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement;

    o
    if the alternative plan sponsor agreement has been terminated, unless the breach of any provision of the alternative plan sponsor agreement by the Company or any of its subsidiaries is the primary cause of the termination of the alternative plan sponsor agreement; or

  •
  by Welltower or Merger Sub:

  o
  if the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, which breach would cause the related condition to Welltower's and Merger Sub's obligation to consummate the mergers not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, is not cured within 30 days following written notice of such breach to the Company (or, if less, the number of calendar days until the business day immediately preceding the end date);

  o
  if at any time on or after the date of merger agreement and prior to obtaining the required vote of the Company's stockholders to approve the merger, the board or any committee thereof makes a recommendation change;

  o
  if the Company or any of its subsidiaries willfully and materially breaches the non-solicitation obligations under the merger agreement, subject to certain exceptions;

  o
  if any restraint has become final and nonappealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions. However, Welltower and Merger Sub may only exercise the termination right described in this bullet if such restraint is primarily caused by the failure of the Company or any of its subsidiaries to perform in all material respects or comply in all material respects with their covenants and agreements set forth in the alternative plan sponsor agreement; or

  o
  the alternative plan sponsor agreement has been terminated (other than as a result of the termination of the merger agreement) and the breach of any provision of the alternative plan sponsor agreement by the Company or any of its subsidiaries is the primary cause of the termination of the alternative plan sponsor agreement.

Termination Fees

Company Termination Fee

        The Company will pay to Welltower a termination fee in the event that:

  •
  the Company has terminated the merger agreement to enter into a definitive agreement with respect to a superior offer;

  •
  Welltower has terminated the merger agreement because of a recommendation change (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub);

  •
  Welltower has terminated the merger agreement because the Company or any of its subsidiaries has willfully and materially breached its non-solicitation obligations under the merger agreement (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub); or

  •
  all of the following occur:

  o
  the merger agreement is terminated by Welltower or the Company because (x) the Company's stockholder meeting for the purpose of obtaining the required vote of the Company's stockholders to approve the merger (including any adjournments thereof) has been completed and such vote has not been obtained or (y) the Company has willfully breached its covenants to duly call, give notice of, convene and hold such a meeting of the stockholders of the Company, use commercially reasonable efforts to solicit the approval of the merger and, subject to other provisions of the merger agreement, recommend that the stockholders of the Company vote in favor of the proposal to approve the merger;

  o
  after the date of the merger agreement and prior to the Company's stockholder meeting for the purpose of obtaining the required vote of the Company's stockholders to approve the merger, any acquisition proposal (substituting 50% for the 25% and 75% thresholds set forth in the definition of "acquisition proposal") (such proposal is referred to as a "qualifying transaction") is publicly announced and not withdrawn at least five business days prior to such stockholder meeting; and

  o
  within nine months after such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any qualifying transaction.

        The amount of such termination fee will be $59.5 million in cash, except that the amount of the termination fee will be $19.8 million in cash in the event that (a) the Company has terminated the merger agreement to enter into a definitive agreement with respect to a superior offer made by an excluded party or (b) Welltower has terminated the merger agreement as a result of a recommendation change (and at the time of such termination the Company is not entitled to terminate the merger agreement due to a breach of representation, warranty, covenant or agreement of Welltower or Merger Sub) and such recommendation change is in connection with an acquisition proposal made by an excluded party.

Welltower Termination Fee

        Welltower will pay to the Company, subject, in each case, to certain conditions related to the Company's conduct set forth in the merger agreement, a reverse termination fee of $250 million in cash in the event that:

  •
  the Company has terminated the merger agreement because the bankruptcy court in the HCR ManorCare bankruptcy has not entered the confirmation order by the close of business on June 29, 2018;

  •
  the Company has terminated the merger agreement because the HCR ManorCare closing condition has not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018;

  •
  the Company has terminated the merger agreement because a restraint has become final and non-appealable that prohibits, restrains or renders illegal the closing of the HCR ManorCare transactions;

  •
  the Company has terminated the merger agreement because the alternative plan sponsor agreement has been terminated; or

  •
  the Company or Welltower has terminated the merger agreement because the effective time of the merger has not occurred prior to the end date, and at the time of such termination, the Company could have terminated the merger agreement because (i) the bankruptcy court in the HCR ManorCare bankruptcy had not entered the confirmation order by the close of business on June 29, 2018 or (ii) the HCR ManorCare closing condition had not been satisfied or waived by 11:59 p.m., New York City time, on October 12, 2018.

Limitation on Damages

        Upon payment of the termination fee or reverse termination fee, the paying party will have no further liability as to the merger agreement or transactions contemplated thereby, subject to the exceptions described below. In no event shall a party be required to pay the termination fee or reverse termination fee more than once.

        Payment of a termination fee will not relieve (i) Welltower of its obligation to be jointly and severally responsible for the performance and compliance by ProMedica and its affiliates with the covenants and agreements in the alternative plan support agreement, including an obligation to indemnify the Company for any liability or damages suffered by the Company or its affiliates or stockholders arising out of, relating to, or in connection with the failure of ProMedica or any of its affiliates to perform or comply with the covenants and agreements set forth in the alternative plan sponsor agreement, (ii) any party to the alternative plan sponsor agreement for liability for breach of the alternative plan sponsor agreement or (iii) any party to the merger agreement for any liability or damages incurred or suffered by another party to the merger agreement to the extent such liability or damages were the result of fraud or the willful and material breach of the covenants or other agreements set forth in the merger agreement.

Expenses

        Except as expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement shall be paid by the party incurring such cost or expense, except that fees and expenses in connection with the printing, filing and mailing of this proxy statement (including applicable SEC filing fees) will be borne equally by the Company and Welltower.

Specific Performance

        The parties to the merger agreement have agreed that in addition to any other remedy that might be available, including monetary damages, each of the parties to the merger agreement will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Circuit Courts of Baltimore City, Maryland or in the United States District Court for the State of Maryland and any appellate court thereof. In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

Governing Law

        Other than in respect of certain actions against the parties providing the debt financing (which actions will be governed by the laws of the State of New York), the merger agreement is governed by the laws of the State of Maryland, without regard for any choice or conflicts of laws principles thereof that would cause the applications of the laws of any jurisdiction other than the State of Maryland.

Amendments; Waiver

        The merger agreement may not be amended by the parties thereto except by action authorized by the respective boards of directors of Welltower and the Company at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of the Company. However, after approval of the merger by the stockholders of the Company, no amendment may be made which under law requires the further approval of the stockholders of the Company without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties.

        At any time prior to the effective time of the merger, any party to the merger agreement may, in writing, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) subject to the requirements of law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company's stockholders for a nonbinding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as "say-on-golden parachutes," and which we refer to as the "named executive officer merger-related compensation proposal," gives the Company's stockholders the opportunity to vote, on a nonbinding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table under "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers," including the footnotes to the table.

        The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

        The board unanimously recommends that the Company's stockholders approve the following resolution:

    "RESOLVED, that the stockholders of Quality Care Properties, Inc. hereby approve, on a nonbinding, advisory basis, the compensation to be paid or become payable by Quality Care Properties, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table included in the section of the proxy statement titled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers."

        The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Welltower. Accordingly, if the merger is approved and the merger is completed, the compensation will become payable if the applicable contractual conditions are satisfied, regardless of the outcome of the nonbinding, advisory vote of the Company's stockholders.

        The above resolution approving the merger-related compensation of the Company's named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the votes cast on such proposal at the special meeting.

        The board unanimously recommends a vote "FOR" the named executive officer merger-related compensation proposal.

 VOTE ON ADJOURNMENT (PROPOSAL 3)

        The Company's stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve the merger if there are not sufficient votes at the time of the special meeting to approve the merger. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve the merger but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve the merger, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

        The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

        Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal at the special meeting.

        The board unanimously recommends a vote "FOR" the adjournment proposal.

 MARKET PRICE OF THE COMPANY'S COMMON STOCK

        The common stock is traded on the NYSE under the symbol "QCP."

        The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2018
Second Quarter (through June 19, 2018)	$22.91	$19.06
First Quarter	$20.17	$12.25
2017
Fourth Quarter	$16.74	$13.44
Third Quarter	$18.89	$13.13
Second Quarter	$19.99	$16.25
First Quarter	$19.50	$15.30
2016
Fourth Quarter	$24.05	$11.57

        The closing sale price of our common stock on April 24, 2018, which was the last trading day prior to media speculation regarding the merger, was $20.80 per share. On June 19, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $21.65 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

        The Company has not paid dividends in respect of common stock in the last two years.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 19, 2018 with respect to:

  •
  each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

  •
  each member of our board and each named executive officer; and

  •
  the members of our board and our executive officers as a group.

        Unless otherwise noted below, the address of each beneficial owner listed in the table below is 7315 Wisconsin Avenue, Suite 550 East, Bethesda, Maryland 20814.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 94,196,282 shares of common stock outstanding on June 19, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 19, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
NEOs and Directors:
Mark S. Ordan	299,080	(1)	*
Greg Neeb	177,334	(2)	*
C. Marc Richards	102,121	(3)	*
Glenn G. Cohen	1,568		*
Jerry L. Doctrow	1,568		*
Paul J. Klaassen	1,568		*
Philip R. Schimmel	2,397	(4)	*
Kathleen Smalley	1,568		*
Donald C. Wood	1,568		*
All directors and executive officers as a group (nine persons)	588,772		*
Beneficial Owners of More Than 5% of Our Common Stock:
The Vanguard Group, Inc. and affiliates(5)	15,287,829		16.2%
BlackRock, Inc.(6)	13,837,168		14.7%
Silver Point Capital, L.P.(7)	7,530,000		8.0%
Abrams Capital, LLC, Abrams Capital Management, LLC, Abrams Capital Management, L.P. and David Abrams(8)	6,031,871		6.4%
Falcon Edge Capital, LP(9)	5,637,754		6.0%

*
Indicates ownership of less than one percent.

(1)
Mr. Ordan does not have the power to vote 208,768 of such shares until such voting power vests pursuant to the restricted stock award agreement under which such shares were granted.

(2)
Mr. Neeb does not have the power to vote 125,260 of such shares until such voting power vests pursuant to the restricted stock award agreement under which such shares were granted.

(3)
Mr. Richards does not have the power to vote 73,068 of such shares until such voting power vests pursuant to the restricted stock award agreement under which such shares were granted.

(4)
Includes 60 shares owned by the Philip Schimmel Trust with Mr. Schimmel as the sole trustee.

(5)
Share and beneficial ownership information for The Vanguard Group ("Vanguard") is given as of December 31, 2017 and was obtained from a Schedule 13G/A filed on February 12, 2018 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power with respect to 216,991 shares, shared voting power with respect to 123,134 shares, sole dispositive power with respect to 15,068,245 shares and shared dispositive power with respect to 219,584 shares. The Schedule 13G/A states that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard, are the beneficial owners of 96,450 shares and 243,675 shares, respectively, as a result of serving as investment managers of collective trust accounts and of Australian investment offerings, respectively. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 6,316,578 shares, representing 6.7% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund ("Vanguard REIT Fund") separately reported as beneficially owned in a Schedule 13G/A filed on February 2, 2018 with the SEC. According to Vanguard REIT Fund's Schedule 13G/A, Vanguard REIT Fund has sole voting power over 6,316,578 shares and no dispositive power over any shares of our common stock. The business address of Vanguard and Vanguard REIT Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Share and beneficial ownership information for BlackRock, Inc. ("BlackRock") is given as of December 31, 2017 and was obtained from a Schedule 13G/A filed on January 19, 2018 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 13,585,872 shares and sole dispositive power with respect to 13,837,168 shares. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(7)
Share and beneficial ownership information for Silver Point Capital, L.P. ("Silver Point") is given as of December 31, 2017 and was obtained from a Schedule 13G filed on February 14, 2018 with the SEC. According to the Schedule 13G, Silver Point has sole voting power and sole dispositive power with respect to 7,530,000 shares and each of the other reporting persons has shared voting power and shared dispositive power with respect to 7,530,000 shares. The business address of Silver Point and the other reporting persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(8)
Share and beneficial ownership information for the reporting persons is given as of January 30, 2018 and was obtained from a Schedule 13G/A filed on February 9, 2018 with the SEC. According to the Schedule 13G/A, Abrams Capital Partners II, L.P. has shared voting power and shared dispositive power with respect to 4,848,480 shares, Abrams Capital, LLC has shared voting power and shared dispositive power with respect to 5,715,249 shares and each of the other reporting persons has shared voting power and shared dispositive power with respect to 6,031,871 shares. The business address of the reporting persons is c/o Abrams Capital Management, L.P., 222 Berkley Street, 21st Floor, Boston, Massachusetts 02116.

(9)
Share and beneficial ownership information for Falcon Edge Capital, LP as of May 29, 2018 and was obtained from a Schedule 13G filed on May 29, 2018 with the SEC. According to the Schedule 13G, Falcon Edge Capital, LP has shared voting power and shared dispositive power with respect to 5,637,754 shares, Falcon Edge Global Master Fund, LP has shared voting power and shared dispositive power with respect to 3,666,354 shares, Moraine Master Fund, LP has shared voting power and shared dispositive power with respect to 1,971,400 shares and Richard Gerson has shared voting power and shared dispositive power with respect to 5,637,754 shares. The business address of Falcon Edge Capital, LP and Richard Gerson is 660 Madison Avenue, 19th Floor, New York, New York 10065. The business address of Falcon Edge Global Master Fund, LP and Moraine Master Fund, LP is Ugland House, P.O. Box 309, Grand Cayman KY1-1104, Cayman Islands.

RIGHTS OF APPRAISAL

        The Company is organized as a corporation under Maryland law. Under Section 3-202 of the Maryland General Corporation Law, holders of common stock do not have any of the rights of an objecting stockholder to receive the fair value of their shares in connection with the merger.

 MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless QCP has received contrary instructions from one or more of the stockholders. QCP will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Quality Care Properties, Inc., Attn: Corporate Secretary, 7315 Wisconsin Avenue, Suite 550 East, Bethesda, Bethesda, Maryland 20814, or by calling (240) 223-4680. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

        If the merger is completed, we may not hold an annual meeting of stockholders in 2019. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2019 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2019 annual meeting will be held. If the 2019 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2019 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Proposals to Be Included in 2019 Proxy Materials

        Any stockholder that desires to have a proposal considered for presentation at the 2019 annual meeting of stockholders, and included in our proxy materials used in connection with our 2019 annual meeting of stockholders, must submit the proposal in writing to and be received by our Corporate Secretary at our principal executive offices no later than December 7, 2018. If the date of our 2019 annual meeting of stockholders is changed by more than 30 days from May 17, 2019, the proposal must be so received a reasonable time before we begin to print and mail our proxy materials. The proposal must also comply with the requirements of Rule 14a-8 under the Exchange Act.

Nominations or Proposals Not Included in 2019 Proxy Materials

        If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2019 annual meeting of stockholders but not have it included in our proxy materials for the 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, notice of the proposal or director nomination must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 7, 2018 and no later than 5:00 p.m., Eastern Time, on December 7, 2018. If we advance or delay the date of our 2019 annual meeting of stockholders by more than 30 days from May 17, 2019, however, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. If the notice is not received between these dates or does not satisfy the additional notice requirements set forth in Article II, Section 11(a) of our Amended and Restated Bylaws the notice will be considered untimely and will not be acted upon at our 2019 annual meeting of stockholders.

Proxy Access

        If a stockholder were to seek to nominate a candidate under the proxy access provisions of our Amended and Restated Bylaws for inclusion in our proxy materials used in connection with an annual meeting of stockholders, notice of the director nomination would need to be delivered to our Corporate Secretary at our principal executive offices no earlier than 150 days prior to the first anniversary of the date that we distributed our proxy statement for the previous year's annual meeting of stockholders and no later than 5:00 p.m., Eastern Time, 120 days prior to such date. Because our Amended and Restated Bylaws provide for a minimum holding period of three years, however, stockholders will first be able to nominate a candidate under the proxy access provisions of our Amended and Restated Bylaws in connection with our 2020 annual meeting of stockholders.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

  Public Reference Room
  100 F Street, N.E.
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        The Company will make available a copy of its public reports, without charge, upon written request to Quality Care Properties, Inc., Attn.: Corporate Secretary, 7315 Wisconsin Avenue, Suite 550 East, Bethesda, Maryland 20814. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company's reasonable expenses in furnishing such exhibit) to Quality Care Properties, Inc., Attn.: Corporate Secretary, 7315 Wisconsin Avenue, Suite 550 East, Bethesda, Maryland 20814.

        The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

  •
  The portions of our Definitive Proxy Statement on Schedule 14A for the Company's 2018 Annual Meeting, filed April 6, 2018, that are incorporated by reference in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017; and

  •
  Current Reports on Form 8-K, filed March 23, 2018, April 26, 2018, April 30, 2018, May 18, 2018 and June 12, 2018.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 21, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Explanatory Note—Accounting Changes

        On January 1, 2018, the Company adopted the following accounting pronouncements using a full retrospective approach, the impact of which was included in the consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018:

  •
  Accounting Standards Update (referred to as "ASU") No. 2014-09, Revenue from Contracts with Customers (referred to as "ASU 2014-09"), which provides guidance for revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services;

  •
  ASU No. 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (referred to as "ASU 2016-08"), which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations; and

  •
  ASU No. 2016-18, Restricted Cash (referred to as "ASU 2016-18"), which requires an entity to reconcile and explain the period-over-period change in total cash, cash equivalents and restricted cash within its statements of cash flows.

        Since revenue for the Company is primarily generated through leasing arrangements, which are excluded from ASU 2014-09, the Company is impacted in its recognition of non-lease revenue (see gross-up discussion under ASU 2016-08 below) and its recognition of prospective real estate sale transactions; the Company has concluded that there is no change required to the recognition treatment of sales of real estate in previous periods upon adoption of ASU 2014-09.

        Since the Company holds the ultimate financial responsibility for real estate taxes and property insurance at its properties (i.e., as principal), the adoption of ASU 2016-08 on January 1, 2018 results in the presentation of real estate tax and property insurance recovery revenue and expense for triple-net leases on a gross rather than net basis. The retrospective impact on the Company's combined consolidated statements of operations and comprehensive (loss) income is the gross presentation of real estate tax and property insurance revenue and expense (resulting in no change to net income/loss) of $40.0 million, $41.6 million and $43.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. As adjusted for the gross presentation, tenant recovery revenues total $41.3 million, $43.1 million and $45.1 million for the years ended December 31, 2017, 2016 and 2015, respectively, and operating expenses total $42.4 million, $45.3 million and $47.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        The adoption of ASU 2016-18 on January 1, 2018 results in including the effects of restricted cash with unrestricted cash and cash equivalents on the combined consolidated statements of cash flows. The retrospective impact on the Company's combined consolidated statements of cash flows related to net cash provided by investing activities is a decrease of $14.5 million and an increase of $14.5 million for the years ended December 31, 2016 and 2015, respectively. The impact to the year ended December 31, 2017 was inconsequential. As adjusted for the inclusion of the effects of restricted cash, net cash provided by investing activities totals $21.6 million, $5.0 million and $35.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        The Company has not recast the combined consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement, for the accounting changes resulting from the adoption of the foregoing accounting pronouncements, because the Company deemed their impact to be immaterial to the combined consolidated financial statements.

 Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUALITY CARE PROPERTIES, INC.,

QCP AL REIT, LLC,

QCP SNF WEST REIT, LLC,

QCP SNF CENTRAL REIT, LLC,

QCP SNF EAST REIT, LLC,

QCP HOLDCO REIT, LLC,

QCP TRS, LLC,

WELLTOWER INC.

AND

POTOMAC ACQUISITION LLC

APRIL 25, 2018

A-i

A-ii

A-iii

 INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	A-48
Acquisition Proposal	A-52
Action	A-29
Additional Per Share Consideration	A-16
Affiliate	A-3
Agreement	A-1
AL Subreit	A-1
Alternative Plan Sponsor Agreement	A-2
Articles of Merger	A-13
Balance Sheet Date	A-26
Bankruptcy Case	A-2
Bankruptcy Court	A-2
Book-Entry Share	A-16
Business Day	A-3
Central Subreit	A-1
Certificate	A-16
Closing	A-14
Closing Date	A-14
Code	A-3
Company	A-1
Company Articles	A-22
Company Benefit Plan	A-3
Company Bylaws	A-22
Company Credit Facilities	A-3
Company Disclosure Letter	A-21
Company Employees	A-3
Company Equity Awards	A-3
Company Facility	A-4
Company Insurance Policies	A-36
Company Intellectual Property	A-33
Company Merger	A-1
Company Options	A-4
Company Preferred Consideration	A-16
Company Proxy Statement	A-4
Company Real Property	A-4
Company Restricted Stock Awards	A-4
Company RSU Awards	A-4
Company SEC Reports	A-25
Company Securities	A-24
Company Stock Plans	A-4
Company Stockholder Meeting	A-46
Company Subreit Common Share	A-4
Company Subreit Preferred Interest	A-4
Company Subreits	A-1
Company Title Insurance Policy	A-34
Confidentiality Agreement	A-4
Confirmation Order	A-4
Contract	A-4

A-iv

Page
Controlled Group Liability	A-5
Current Employee	A-55
Damages	A-5
Debt Financing	A-39
Debt Offer	A-63
Debt Offer Documents	A-63
Debt Offers	A-63
Delaware Secretary	A-12
Disbursing Agent	A-17
DLLCA	A-11
East Subreit	A-1
Effective Time	A-14
End Date	A-66
Environment	A-33
Environmental Law	A-33
Environmental Permits	A-32
ERISA	A-5
ERISA Affiliate	A-5
Exchange Act	A-5
Exchange Fund	A-17
Excluded Party	A-52
Excluded Shares	A-16
Existing Programs	A-56
Existing Senior Notes Indenture	A-5
Financing Commitment Letter	A-39
Financing Fee Letter	A-39
Financing Source Parties	A-5
GAAP	A-5
Go-Shop Period End Time	A-48
Governmental Authority	A-5
Hazardous Materials	A-33
HoldCo REIT	A-1
HoldCo REIT Certificate of Merger	A-12
HoldCo REIT Common Share	A-6
HoldCo REIT Merger	A-1
HoldCo REIT Merger Effective Time	A-12
HoldCo REIT Preferred Interest	A-6
Indebtedness	A-6
Indemnified Parties	A-53
Initial REIT Year	A-30
Intervening Event	A-53
Knowledge of the Company	A-6
Law	A-6
Liens	A-6
Manager	A-6
Material Adverse Effect on Parent	A-37
Material Adverse Effect on the Company	A-7
Maximum Reverse Termination Fee	A-9
Maximum Termination Fee	A-7
MD Courts	A-73

A-v

Page
Merger Consideration	A-16
Merger Shares	A-16
Merger Sub	A-1
Mergers	A-1
MGCL	A-13
Microbial Matter	A-33
Multiemployer Plan	A-8
Occupational Safety and Health Law	A-32
Order	A-8
Original Plan	A-2
Original Plan Sponsor Agreement	A-1
Owned Real Property	A-34
Parent	A-1
Parent Plan	A-56
Partner	A-8
Payoff Letter	A-62
Performance-Based Company Option	A-19
Permits	A-8
Permitted Liens	A-8
Person	A-8
Plan	A-2
Plan Acquisition	A-8
Plan Closing	A-9
Plan Transactions	A-9
Preferred Stock	A-23
QRS	A-30
Qualifying Income	A-9
Real Property Leases	A-34
Recommendation	A-46
Recommendation Withdrawal	A-50
REIT	A-30
REIT Requirements	A-9
Representative	A-9
Requisite Merger Filings	A-13
Requisite Stockholder Vote	A-22
Restraint	A-64
Reverse Termination Fee	A-9
Reverse Termination Fee Tax Letter	A-9
Sarbanes-Oxley Act	A-25
SDAT	A-13
SEC	A-9
Securities Act	A-9
Senior Notes	A-9
Service-Based Company Option	A-19
Shares	A-1
Solvent	A-10
Specified Contract	A-36
Subreit Certificate of Merger	A-11
Subreit Merger	A-1
Subreit Merger Effective Time	A-12

A-vi

Page
Subsidiary	A-10
Subsidiary Preferred Consideration	A-17
Subsidiary Preferred Interests	A-10
Substitute Financing	A-59
Superior Offer	A-53
Surviving Entity	A-1
Tax	A-10
Tax Matters Agreement	A-10
Tax Return	A-10
Termination Fee	A-10
Termination Fee Tax Letter	A-10
TRS	A-30
TRS Certificate of Merger	A-13
TRS LLC	A-1
TRS Merger	A-1
TRS Merger Effective Time	A-13
Violation	A-23
West Subreit	A-1
Willful Breach	A-11

A-vii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 25th day of April, 2018 by and among Quality Care Properties, Inc., a Maryland corporation (the "Company"), QCP AL REIT, LLC, a Delaware limited liability company and a subsidiary of the Company ("AL Subreit"), QCP SNF West REIT, LLC, a Delaware limited liability company and a subsidiary of the Company ("West Subreit"), QCP SNF Central REIT, LLC, a Delaware limited liability company and a subsidiary of the Company ("Central Subreit"), QCP SNF East, LLC, a Delaware limited liability company and a subsidiary of the Company ("East Subreit"), QCP HoldCo REIT, LLC, a Delaware limited liability company and a subsidiary of the Company ("HoldCo REIT" and together with AL Subreit, West Subreit, Central Subreit and East Subreit, the "Company Subreits"), QCP TRS, LLC, a Delaware limited liability company and a subsidiary of the Company ("TRS LLC"), Welltower Inc., a Delaware corporation ("Parent"), and Potomac Acquisition LLC, a Delaware limited liability company and a direct or indirect subsidiary of Parent ("Merger Sub").

RECITALS

        WHEREAS, the parties intend that (a) each of the Company Subreits shall be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned direct or indirect subsidiary of Parent (the "Subreit Merger"), (b) immediately following the Subreit Merger, Holdco REIT shall be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned direct or indirect subsidiary of Parent (the "HoldCo REIT Merger"), (c) immediately following the HoldCo REIT Merger, TRS LLC shall be merged with and into Merger Sub, with Merger Sub surviving as a wholly owned direct or indirect subsidiary of Parent (the "TRS Merger") and (d) immediately following the TRS Merger, the Company shall be merged with and into Merger Sub (the "Company Merger" and together with the Subreit Merger, the HoldCo REIT Merger, and the TRS Merger, the "Mergers"), with Merger Sub surviving as a wholly owned direct or indirect subsidiary of Parent (the "Surviving Entity");

        WHEREAS, pursuant to the Company Merger each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Shares"), other than the Excluded Shares, shall be converted into the right to receive the Merger Consideration, subject to the terms and conditions hereof;

        WHEREAS, on March 2, 2018, the Manager, the Company, HCP Mezzanine Lender, LP, and certain other parties signatory thereto as lessors entered into a Plan Sponsor Agreement in respect of a proposed treatment of the claims of creditors of Manager set forth therein (the "Original Plan Sponsor Agreement");

        WHEREAS, on March 4, 2018, Manager filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

        WHEREAS, Manager's chapter 11 case is currently pending before the Bankruptcy Court under case number 18-10467 (KG) (the "Bankruptcy Case");

        WHEREAS, on March 4, 2018, in accordance with the terms of the Original Plan Sponsor Agreement, Manager filed in the Bankruptcy Case a prepackaged plan of reorganization in respect of Manager;

        WHEREAS, on April 13, 2018, the Bankruptcy Court entered an order confirming such prepackaged plan of reorganization, as amended on or prior to the date thereof (such prepackaged plan of reorganization, as confirmed, the "Original Plan");

        WHEREAS, on the date hereof, the parties to the Original Plan Sponsor Agreement and Partner entered into an Alternative Plan Sponsor Agreement, providing, among other things, for Partner to assume the rights and obligations of "Purchaser" under the Original Plan Sponsor Agreement (the "Alternative Plan Sponsor Agreement");

        WHEREAS, pursuant to the terms of the Alternative Plan Sponsor Agreement, the parties thereto shall seek entry of an order by the Bankruptcy Court confirming a plan of reorganization of Manager as amended in accordance with the terms of the Alternative Plan Sponsor Agreement (such amended plan of reorganization, the "Plan");

        WHEREAS, it is a condition to the Plan Closing that the Bankruptcy Court shall have entered the Confirmation Order with respect to the Plan;

        WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement, the Plan and the Alternative Plan Sponsor Agreement and the transactions contemplated hereby and thereby, including the Mergers, are in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Plan, the Alternative Plan Sponsor Agreement and the transactions contemplated hereby and thereby, including the Mergers and (iii) resolved to recommend that stockholders of the Company approve the Mergers and the other transactions contemplated by this Agreement;

        WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers, as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.     For purposes of this Agreement, the following terms have the respective meanings set forth below:

        "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means any day other than the days on which banks in New York, New York are required or authorized to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Benefit Plan" means each compensation or benefit plan, program, policy, practice, agreement or arrangement (other than any Multiemployer Plan), including all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, supplemental retirement, vacation, severance, life, disability, dependent care, death benefit, employment, consulting, change-in-control, transaction bonus, fringe benefit, bonus, incentive, pension, profit sharing, medical, and deferred compensation plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA and whether written or oral, which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

        "Company Credit Facilities" means the First Lien Credit and Guaranty Agreement, dated as of October 31, 2016, among West Subreit, Central Subreit, East Subreit, AL Subreit, HoldCo REIT, the Company, the guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

        "Company Employees" means any employee or officer of the Company or any of its Subsidiaries.

        "Company Equity Awards" means Company Options, Company Restricted Stock Awards and Company RSU Awards.

        "Company Facility" means any post-acute/skilled nursing facility, memory care/assisted living facility, home health facility, hospice facility or other senior living or health care facility owned, leased, subleased, managed or operated by the Company or any of its Subsidiaries.

        "Company Options" means options to acquire Shares from the Company granted under the Company Stock Plans.

        "Company Proxy Statement" means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval of the Merger and the other transactions contemplated by this Agreement by the Company's stockholders prepared in accordance with Law.

        "Company Real Property" means the Owned Real Property and the real property leased by the Company or any of its Subsidiaries pursuant to the Real Property Leases.

        "Company Restricted Stock Awards" means awards in respect of Shares subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plans.

        "Company RSU Awards" means restricted stock unit or deferred stock unit awards in respect of Shares granted under the Company Stock Plans.

        "Company Subreit Common Share" means a "Common Share" as such term is defined in the respective amended and restated limited liability company agreements of the Company Subreits, other than HoldCo REIT, each dated as of October 14, 2016.

        "Company Subreit Preferred Interest" means the 12.5% Series A Redeemable Cumulative Preferred Shares of each of the Company Subreits, other than HoldCo REIT.

        "Company Stock Plans" means the Quality Care Properties, Inc. 2016 Performance Incentive Plan and any other plan, program, policy, agreement or other arrangement under which Company Equity Awards are outstanding or may be granted, in each case, as amended.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated April 13, 2018, as amended and supplemented from time to time, between the Company and Parent.

        "Confirmation Order" has the meaning set forth in the Alternative Plan Sponsor Agreement.

        "Contract" means any agreement, contract, obligation, promise, understanding or undertaking that is legally binding.

        "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

        "Damages" means any and all costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Senior Notes Indenture" means the Indenture, dated as of October 17, 2016, among AL Subreit, West Subreit, Central Subreit, East Subreit, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time, in respect of the Senior Notes.

        "Financing Source Parties" means any Person that has committed to provide or arrange or otherwise entered into agreements in connection with providing the Debt Financing or any portion thereof or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, in each case, together with their respective former, current and future equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners or successors or assignees of such Person and/or their respective Affiliates, successors and assigns, in each case solely in their respective capacities as such; provided that Parent, Merger Sub, Partner or any of their respective Subsidiaries or Affiliates shall not be Financing Source Parties hereunder.

        "GAAP" means U.S. generally accepted accounting principles.

        "Governmental Authority" means any U.S. or foreign government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of the United States or any foreign nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal.

        "HoldCo REIT Common Share" means a "Common Share" of HoldCo REIT as such term is defined in the amended and restated limited liability company agreement of HoldCo REIT, dated as of October 14, 2016.

        "HoldCo REIT Preferred Interest" means the 12.5% Series A Redeemable Cumulative Preferred Shares of HoldCo REIT.

        "Indebtedness" of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (in each case, other than trade accounts payable in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, consistently applied; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, only to the extent drawn; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of such Person under checks or other negotiable instruments issued by such Person in excess of cash (and cash equivalents) available to such Person to honor such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

        "Knowledge of the Company" means the actual knowledge, after reasonable inquiry, of the chief executive officer, the chief financial officer, the chief investment officer and the general counsel of the Company.

        "Law" means applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, rules and bylaws, in each case, of a Governmental Authority.

        "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, option, security interest, deed of trust, deed to secure Indebtedness, right of first refusal, right of first offer, encumbrance, right of way, easement, encroachment, conditional sale, title retention agreement, defect in title or restriction of any kind in respect of such asset.

        "Manager" means HCR ManorCare, Inc., a Delaware corporation.

        "Material Adverse Effect on the Company" means a change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or continuing results of operations of the Company, the Manager and their respective Subsidiaries, taken as a whole; provided, however, that no change, event or development resulting from any of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (A) changes, events or developments in or affecting general economic or regulatory conditions, or in the securities, credit or financial markets (including interest rates and exchange rates); (B) changes, events or developments resulting from any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism; (C) changes, events, developments generally affecting the industries in which the Company or its Subsidiaries operates; (D) changes or developments in Law or GAAP, or the interpretation thereof, or changes or developments in regulatory, legislative or other political conditions or developments; (E) the execution or announcement of, or compliance with, this Agreement and the Alternative Plan Sponsor Agreement (other than compliance with the first sentence of Section 6.1) or the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company with suppliers, residents, lenders or landlords, and including any Action with respect to the Mergers or the transactions contemplated by the Alternative Plan Sponsor Agreement (provided that this clause (E) shall not apply to the representations and warranties contained in Section 4.4); (F) any action taken at the request of Parent and any failure to take an action that is prohibited by this Agreement and with respect to which Parent has not granted a written waiver within two (2) Business Days after a written request from the Company; (G) any noncompliance with any financial covenants in any Contract relating to Indebtedness or any cross-default in connection therewith; (H) changes in the share price or trading volume of the Shares or in the Company's credit rating (provided that any change, event or development underlying such change may be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company so long as it is not otherwise excluded by this definition); or (I) the failure of the Company to meet any internal or external projections or forecasts or estimates of revenues, earnings or other metrics for any period (provided that any change, event or development underlying such change may be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company so long as it is not otherwise excluded by this definition and, provided, further, that this clause (I) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any projections or forecasts or estimates of revenues, earnings or other metrics for any period); except, in each case with respect to clauses (A)-(D) of this definition, to the extent adversely and disproportionately affecting the Company, the Manager and their respective Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company, the Manager and their respective Subsidiaries operate.

        "Maximum Termination Fee" means (i) $19,800,000 if the Termination Fee becomes payable (x) pursuant to Section 9.2(a) in connection with a Superior Offer from an Excluded Party or (y) pursuant to Section 9.2(b)(i) and the applicable Recommendation Withdrawal is in connection with an Acquisition Proposal made by an Excluded Party, and (ii) $59,500,000 if the Termination Fee becomes payable in any other circumstance.

        "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        "Order" means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

        "Partner" means ProMedica Health System, Inc., together with its Subsidiaries and Affiliates.

        "Permits" means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets, operation of Company Facilities or conduct of the business of the Company and its Subsidiaries.

        "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet past due or that are being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP; (ii) mechanics', vendors', carriers', warehousemen's, workmen's, repairmen's, materialmen's or construction Liens and other similar Liens imposed by Law or arising in the ordinary course of business; (iii) any Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate Action; (iv) the Real Property Leases and any other leases, subleases and licenses; (v) any Liens arising under conditional sales contracts and equipment leases with third parties; (vi) Liens imposed by Law; (vii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (ix) any easements, encumbrances, covenants, rights of way (unrecorded and of record) and other similar restrictions of record, any Laws affecting improvements, use or occupancy or reservations of an interest in title, and any zoning, building and other similar restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (x) Liens the existence of which are disclosed in the consolidated financial statements of the Company and notes thereto included in any Company SEC Report filed or furnished on or after January 1, 2017 and prior to the date of this Agreement; (xi) Liens and property restrictions that are disclosed on existing title reports, existing surveys or Company Title Insurance Policies (in each case, to the extent the same have been made available to Parent or that Parent otherwise had access to); and (xii) Liens for Indebtedness relating to the Company Real Property subject thereto or affected thereby.

        "Person" means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any Governmental Authority.

        "Plan Acquisition" has the meaning set forth in the Alternative Plan Sponsor Agreement.

        "Plan Closing" has the meaning ascribed to the term "Closing" in the Alternative Plan Sponsor Agreement.

        "Plan Transactions" means the transactions contemplated by the Alternative Plan Sponsor Agreement, including the Plan Acquisition.

        "Representative" means, with respect to any Person, such Person's directors, officers, employees, agents and representatives, including any investment banker, financial advisor and financing sources (in the case of Parent), attorney, accountant or other advisor, agent, representative or controlled Affiliate.

        "Reverse Termination Fee" means an amount equal to the lesser of (or, for the avoidance of doubt, in the event that the amount described in clause (i) is equal to the amount described in clause (ii), an amount equal to the Maximum Reverse Termination Fee) (i) two hundred and fifty million dollars ($250,000,000) (the "Maximum Reverse Termination Fee") and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to the Company, and (B) in the event that the Company receives a letter from outside counsel (the "Reverse Termination Fee Tax Letter") indicating (1) that the Company's receipt of the Maximum Reverse Termination Fee would either (x) constitute Qualifying Income or (y) would be excluded from gross income within the meaning of the REIT Requirements or (2) that the Company is reasonably expected not to be organized or operated in conformity for qualification and taxation as a REIT for the taxable year in which any such amount is to be received, the Maximum Reverse Termination Fee less the amount payable under clause (A) above. In the event that the Company notifies Parent that it is not able to receive the Maximum Reverse Termination Fee, and the Company is entitled to the Reverse Termination Fee pursuant to the terms of this Agreement, then Parent shall place the unpaid amount in escrow and the escrow agent shall not release any portion thereof to the Company unless and until the Company notifies the escrow agent that it has received any one or a combination of the following: (I) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements, in which event the escrow agent shall pay to the Company the lesser of the unpaid Maximum Reverse Termination Fee and the maximum amount stated in such letter or (II) a Reverse Termination Fee Tax Letter, in which event the escrow agent shall pay to the Company the unpaid Maximum Reverse Termination Fee.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Senior Notes" means the 8.125% Senior Secured Second Lien Notes due 2023, issued pursuant to the Existing Senior Notes Indenture.

        "Solvent" means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person (on a consolidated basis with its Subsidiaries), at a fair valuation, exceeds the debts and other liabilities, direct, subordinated, contingent or otherwise, of such Person (on a consolidated basis with its Subsidiaries), (b) the present fair saleable value of the property of such Person (on a consolidated basis with its Subsidiaries) exceeds the amount that will be required to pay the probable liability of such Person (on a consolidated basis with its Subsidiaries) in respect of its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (c) Parent (on a consolidated basis with its subsidiaries) will be able to pay its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) the capital of such Person (on a consolidated basis with its Subsidiaries) is not unreasonably small in relation to the business in which such Person (on a consolidated basis with its Subsidiaries) is engaged on such date of determination; and (e) such Person (on a consolidated basis with its Subsidiaries) does not have or intend to incur debts beyond its ability to pay such debts as they mature.

        "Subsidiary" means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power, or which separately has the power, to elect or designate a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

        "Subsidiary Preferred Interests" means the Subsidiary REIT Preferred Interests and the HoldCo REIT Preferred Interests.

        "Tax" means any and all U.S. federal, state, local, or non-U.S. taxes, assessments, levies, imposts and other similar governmental charges, whether imposed directly or through withholding or deductions, together with any interest, penalties or additions imposed with respect thereto.

        "Tax Matters Agreement" means the Tax Matters Agreement dated as of October 31, 2016, by and between HCP, Inc., a Maryland corporation, and the Company.

        "Tax Return" means any return, declaration, report, statement, certificate, information statement, claim for refund or other document filed with or supplied to or required to be filed with or supplied to a Governmental Authority with respect to Taxes, including any schedules, attachments, supplements or amendments to any of the foregoing.

        "Termination Fee" means an amount equal to the lesser of (or, for the avoidance of doubt, in the event that the amount described in clause (i) is equal to the amount described in clause (ii), an amount equal to the Maximum Termination Fee) (i) the Maximum Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent, and (B) in the event that Parent receives a letter from outside counsel (the "Termination Fee Tax Letter") indicating that Parent's receipt of the Maximum Termination Fee would either (x) constitute Qualifying Income or (y) would be excluded from gross income within the meaning of the REIT Requirements, the Maximum Termination Fee less the amount payable under clause (A) above. In the event that Parent notifies the Company that it is not able to receive the Maximum Termination Fee, and the Parent is entitled to the Termination Fee pursuant to the terms of this Agreement, then the Company shall place the unpaid amount in escrow and the escrow agent shall not release any portion thereof to Parent unless and until Parent notifies the escrow agent that it has received any one or a combination of the following: (I) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements, in which event the escrow agent shall pay to Parent the lesser of the unpaid Maximum Termination Fee and the maximum amount stated in such letter or (II) a Termination Fee Tax Letter, in which event the escrow agent shall pay to the Company the unpaid Maximum Termination Fee.

        "Willful Breach" means a material breach, or failure to perform, that is the consequence of an act or omission by a party or a Representative or a Subsidiary of a party, in each case with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

        Section 1.2    Terms Generally.     The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and

"including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Annexes or Exhibits shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Annexes or Exhibits to, this Agreement, unless the context expressly provides otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Annex hereto, including the Company Disclosure Letter. Unless otherwise specified, the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Exhibits and Annexes) and not to any particular provision of this Agreement.

ARTICLE II

THE MERGERS

        Section 2.1    The Subreit Merger.     (a) At the Subreit Merger Effective Time, in accordance with the Delaware Limited Liability Company Act (the "DLLCA"), and upon the terms and subject to the conditions set forth in this Agreement, each of AL Subreit, West Subreit, Central Subreit and East Subreit shall merge with and into Merger Sub, with Merger Sub surviving the Subreit Merger as a wholly owned direct or indirect subsidiary of Parent.

        (b)   On the Closing Date and concurrently with the filing of the HoldCo REIT Certificate of Merger, the TRS Certificate of Merger, the Certificate of Merger and the Articles of Merger, AL Subreit, West Subreit, Central Subreit, East Subreit and Merger Sub shall file a certificate of merger (the "Subreit Certificate of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA, with the Secretary of State of the State of Delaware (the "Delaware Secretary") and make any other filings, recordings or publications required to be made by the Subreits and Merger Sub under the DLLCA in connection with the Subreit Merger. The Subreit Merger shall become effective at such time on the Closing Date after the Subreit Certificate of Merger is accepted for record by the Delaware Secretary as shall be specified in the Subreit Certificate of Merger and the parties hereby agree to specify 6:00 p.m. New York City time on the Closing Date as the effective time in the Subreit Certificate of Merger (the date and time the Subreit Merger becomes effective, being the "Subreit Merger Effective Time").

        (c)   The Subreit Merger shall generally have the effects set forth in the applicable provisions of the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Subreit Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Subreits shall vest in Merger Sub (as the surviving entity), and all debts, liabilities, obligations, restrictions and duties of each of the Subreits shall become the debts, liabilities, obligations, restrictions and duties of Merger Sub (as the surviving entity).

        Section 2.2    The HoldCo REIT Merger.     (a) At the HoldCo REIT Merger Effective Time, in accordance with the DLLCA, and upon the terms and subject to the conditions set forth in this Agreement, HoldCo REIT shall merge with and into Merger Sub, with Merger Sub surviving the HoldCo REIT Merger as a wholly owned direct or indirect subsidiary of Parent.

        (b)   On the Closing Date and concurrently with the filing of the Subreit Certificate of Merger, the TRS Certificate of Merger, the Certificate of Merger and the Articles of Merger, HoldCo REIT and Merger Sub shall file the certificate of merger for the Holdco REIT Merger (the "HoldCo REIT Certificate of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA, with the Delaware Secretary and make any other filings, recordings or publications required to be made by HoldCo REIT and Merger Sub under the DLLCA in connection with the HoldCo REIT Merger. The HoldCo REIT Merger shall become effective at such time after the HoldCo REIT Certificate of Merger is accepted for record by the Delaware Secretary as shall be specified in the HoldCo REIT Certificate of Merger and the parties hereby agree to specify 6:01 p.m. New York City time on the Closing Date as the effective time in the HoldCo REIT Certificate of Merger (the date and time the HoldCo REIT Merger becomes effective being the "HoldCo REIT Merger Effective Time").

        (c)   The HoldCo REIT Merger shall generally have the effects set forth in the applicable provisions of the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the HoldCo REIT Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of HoldCo REIT shall vest in Merger Sub (as the surviving entity), and all debts, liabilities, obligations, restrictions and duties of HoldCo REIT shall become the debts, liabilities, obligations, restrictions and duties of Merger Sub (as the surviving entity).

        Section 2.3    The TRS Merger.     (a) At the TRS Merger Effective Time, in accordance with the DLLCA, and upon the terms and subject to the conditions set forth in this Agreement, TRS LLC shall merge with and into Merger Sub, with Merger Sub surviving the TRS Merger as a wholly owned direct or indirect subsidiary of Parent.

        (b)   On the Closing Date and concurrently with the filing of the Subreit Certificate of Merger, the HoldCo REIT Certificate of Merger, the Certificate of Merger and the Articles of Merger, TRS LLC and Merger Sub shall file the certificate of merger for the TRS Merger (the "TRS Certificate of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA, with the Delaware Secretary and make any other filings, recordings or publications required to be made by TRS LLC and Merger Sub under the DLLCA in connection with the TRS Merger. The TRS Merger shall become effective at such time after the TRS Certificate of Merger is accepted for record by the Delaware Secretary as shall be specified in the TRS Certificate of Merger and the parties hereby agree to specify 6:02 p.m. New York City time on the Closing Date as the effective time in the TRS Certificate of Merger (the date and time the TRS Merger becomes effective being the "TRS Merger Effective Time").

        (c)   The TRS Merger shall generally have the effects set forth in the applicable provisions of the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the TRS Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of TRS LLC shall vest in Merger Sub (as the surviving entity), and all debts, liabilities, obligations, restrictions and duties of TRS LLC shall become the debts, liabilities, obligations, restrictions and duties of Merger Sub (as the surviving entity).

        Section 2.4    The Company Merger.     (a) At the Effective Time, in accordance with the DLLCA and the Maryland General Corporation Law (the "MGCL"), and upon the terms and subject to the conditions set forth in this Agreement, the Company shall merge with and into Merger Sub, with Merger Sub surviving such Company Merger as a wholly owned direct or indirect subsidiary of Parent.

        (b)   On the Closing Date and concurrently with the filing of the Subreit Certificate of Merger, the HoldCo REIT Certificate of Merger and the TRS Certificate of Merger, the Company and Merger Sub shall (i) file the articles of merger for the Company Merger (the "Articles of Merger", executed in accordance with, and containing such information as is required by, the relevant provisions of the MGCL with the State Department of Assessments and Taxation of Maryland (the "SDAT") and make any other filings, recordings or publications required to be made by the Company and Merger Sub under the MGCL in connection with the Company Merger and (ii) file a certificate of merger for the Merger ("Certificate of Merger" and together with the Subreit Certificate of Merger, the HoldCo Certificate of Merger, the TRS Certificate of Merger and the Articles of Merger, the "Requisite Merger Filings"), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA with the Delaware Secretary and make any other filings, recordings or publications required to be made by such parties under the DLLCA in connection with the Company Merger. The Company Merger shall become effective at such time after the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is accepted for record by the Delaware Secretary as shall be specified in the Articles of Merger and the Certificate of Merger and the parties hereby agree to specify 6:03 p.m. New York City time on the Closing Date as the effective time in the Articles of Merger and the Certificate of Merger (the date and time the Company Merger becomes effective being the "Effective Time").

        (c)   The Company Merger shall generally have the effects set forth in the applicable provisions of the DLLCA, MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

        (d)   The closing of the Mergers (the "Closing") shall occur on the second (2nd) Business Day (the "Closing Date") following the date on which (x) all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions, and other than the condition set forth in Section 8.1(c), but subject to the satisfaction or waiver of such condition) have been satisfied or waived and (y) all the conditions to the Plan Closing have been satisfied or waived (other than those conditions to the Plan Closing that by their nature are to be satisfied or waived at the Plan Closing, but subject to the satisfaction or waiver of such conditions at the Plan Closing) or on such other date and time as agreed in writing by Parent and the Company. At 8:30 a.m. New York City time on the Closing Date, the parties shall deliver the executed Requisite Merger Filings in escrow to Wachtell, Lipton, Rosen & Katz to be automatically released and filed with the relevant Governmental Authorities immediately following the Plan Closing (it being understood that the intention of the parties is for the Plan Closing and the Mergers to occur substantially contemporaneously), which Requisite Merger Filings shall provide for (i) the Subreit Merger Effective Time to be immediately following the effectiveness of the Plan Closing, (ii) the HoldCo REIT Merger Effective Time to be immediately following the Subreit Merger Effective Time, (iii) the TRS Merger Effective Time to be immediately following the HoldCo REIT Merger Effective Time and (iv) the Effective Time to be immediately after TRS Merger Effective Time.

        Section 2.5    Conversion and Redemption of Securities.

        (a)   At the Subreit Merger Effective Time, in accordance with the DLLCA, pursuant to this Agreement and by virtue of the Subreit Merger and without any action on the part of the Company Subreits, HoldCo REIT, TRS LLC, the Company, Parent, Merger Sub or the holders of any securities or interests of any of the foregoing:

            (i)  Each Company Subreit Common Share issued and outstanding immediately prior to the Subreit Merger Effective Time shall be cancelled automatically and shall cease to exist and shall be converted into the right to receive after the Effective Time an amount of consideration from Merger Sub equal to the value of such Company Subreit Common Share, which right to receive consideration will automatically terminate upon the Holdco REIT Merger and the TRS Merger, respectively.

           (ii)  Each unit of limited liability company ownership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and not be effected by the Subreit Merger.

          (iii)  Each Company Subreit Preferred Interest issued and outstanding immediately prior to the Subreit Merger Effective Time shall be converted into the right to receive the amount in cash, without interest, payable upon such Subreit Merger Effective Time in accordance with the terms of the amended and restated limited liability company agreement of the applicable Company Subreit and certificate of designation applicable to such Company Subreit Preferred Interest.

        (b)   At the HoldCo REIT Merger Effective Time, in accordance with the DLLCA, pursuant to this Agreement and by virtue of the HoldCo REIT Merger and without any action on the part of HoldCo REIT, TRS LLC, the Company, Parent, Merger Sub or the holders of any securities or interests of any of the foregoing:

            (i)  Each HoldCo REIT Common Share issued and outstanding immediately prior to the HoldCo REIT Merger Effective Time shall be cancelled automatically and shall cease to exist and shall be converted into the right to receive after the Effective Time an amount of consideration from Merger Sub equal to the value of such HoldCo REIT Common Share, which right to receive consideration will automatically terminate upon the Company Merger.

           (ii)  Each unit of limited liability company ownership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and not be effected by the HoldCo REIT Merger.

          (iii)  Each HoldCo REIT Preferred Interest issued and outstanding immediately prior to the HoldCo REIT Merger Effective Time shall be converted into the right to receive the amount in cash, without interest, payable upon such the Holdco REIT Merger Effective Time in accordance with the terms of the amended and restated limited liability company agreement of HoldCo REIT and certificate of designation of the HoldCo REIT Preferred Interests.

        (c)   At the TRS Merger Effective Time, in accordance with the DLLCA, pursuant to this Agreement and by virtue of the TRS Merger and without any action on the part of TRS LLC, the Company, Parent, Merger Sub or the holders of any securities or interests of any of the foregoing:

            (i)  the limited liability company interests of TRS LLC shall be cancelled automatically and shall cease to exist and shall be converted into the right to receive after the Effective Time an amount of consideration from Merger Sub equal to the value of such limited liability company ownership interests, which right to receive consideration will automatically terminate upon the Company Merger.

           (ii)  Each unit of limited liability company ownership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and not be effected by the TRS Merger.

        (d)   At the Effective Time, in accordance with the MGCL, pursuant to this Agreement and by virtue of the Company Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Shares:

            (i)  Each Share held by Parent, Merger Sub, the Company or any wholly owned Subsidiary of Parent, Merger Sub or the Company (in each case, other than any such Shares held on behalf of third parties) immediately prior to the Effective Time, if any, shall be cancelled and retired and shall cease to exist (such Shares to be so cancelled and retired, the "Excluded Shares"), and no payment or distribution shall be made or delivered with respect thereto.

           (ii)  Each unit of limited liability company ownership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and not be effected by the Merger.

          (iii)  Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) automatically shall be cancelled and converted into the right to receive an amount in cash equal to the sum of $20.75 and the Additional Per Share Consideration, if any (such sum, the "Merger Consideration"), without interest, payable to the holder thereof upon surrender or transfer (as applicable) of a certificate (a "Certificate") or a book-entry share (a "Book-Entry Share") formerly representing such Share in the manner provided in Section 2.6. Such Shares (including Shares into which Company Restricted Stock was converted) to be cancelled and converted into the right to receive the Merger Consideration shall sometimes be referred to herein as the "Merger Shares." For purposes of this Agreement, "Additional Per Share Consideration" means, an amount in cash equal to $0.006 for each day during the period commencing on, and including, the date that is four (4) months after the date hereof and ending on, but excluding, the Closing Date.

          (iv)  Each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time automatically shall be cancelled and converted into the right to receive an amount in cash equal to the amount such share of Class A Preferred Stock would have been entitled to receive had it been redeemed by the Company immediately prior to the Effective Time in accordance with its terms (the "Company Preferred Consideration").

        (e)   If, between the date of this Agreement and the Effective Time, the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, split-up, combination or the like, other than pursuant to the Company Merger, the amount of Merger Consideration payable per Share and any other dependent items shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent items, subject to further adjustment in accordance with this Section 2.5(e).

        (f)    No dissenters' or appraisal rights shall be available with respect to the Mergers.

        Section 2.6    Payment of Cash for Merger Shares, Class A Preferred Stock, Subsidiary Preferred Interests and Company Equity Awards.     (a) Prior to the Closing Date, Parent shall designate (x) a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration, the Company Preferred Consideration and the payments in respect of the Subsidiary Preferred Interests pursuant to Section 2.5(a)(iii) and Section 2.5(b)(iii) (the "Subsidiary Preferred Consideration") and (y) the Surviving Entity or such bank or trust company to serve as the disbursing agent for payments in respect of the Company Equity Awards (as the case may be, the "Disbursing Agent"). Prior to the Subreit Merger Effective Time, Parent will deposit, or will cause to be deposited, with the applicable Disbursing Agent cash in the aggregate amount sufficient to pay (i) the Merger Consideration in respect of all Merger Shares and Company Equity Awards outstanding immediately prior to the Effective Time, (ii) the Company Preferred Consideration and (iii) the Subsidiary Preferred Consideration (the "Exchange Fund"). Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held for the benefit of the holders of Merger Shares, Class A Preferred Stock, Subsidiary Preferred Interests and Company Equity Awards outstanding immediately prior to the Effective Time and shall not be used for any other purpose.

        (b)   The Disbursing Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Entity; provided that (i) no such investment shall relieve Parent or the Disbursing Agent from their obligations to make the payments required by this Article II, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any net interest or income produced by such investments will be payable to the Surviving Entity or Parent, as directed by Parent.

        (c)   As promptly as practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, the Surviving Entity shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery or transfer of Certificates or Book-Entry Shares will be effected, and risk of loss and title will pass, upon proper delivery of the Certificates or transfer of Book-Entry Shares to the Disbursing Agent. Upon surrender of such Certificate(s) or transfer of such Book-Entry Share(s) to the Disbursing Agent together with a properly completed and duly executed letter of transmittal (in the case of Certificates) and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered (or transferred) and exchanged, each such Certificate or Book-Entry Share shall, after the Effective Time, represent only the right to receive the Merger Consideration in respect of such Certificate or Book-Entry Share, and until such surrender (or transfer) and exchange, no cash shall be paid to the holder of such outstanding Certificate or Book-Entry Share in respect thereof.

        (d)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate(s) or Book-Entry Share(s) surrendered (or transferred) in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Share(s) so surrendered (or transferred) shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable transfer and other similar Taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not payable.

        (e)   As promptly as practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, Parent shall cause the Disbursing Agent to pay to the holders of record of the shares of Class A Preferred Stock and Subsidiary Preferred Interests, the Company Preferred Consideration and the Subsidiary Preferred Consideration in accordance with the terms of this Agreement and the Class A Preferred Stock or Subsidiary Preferred Interests, as applicable.

        (f)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further transfers on the stock transfer books of the Company of the Shares or the shares of Class A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity, Parent or the Disbursing Agent, such Certificates or Book-Entry Shares shall be exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

        (g)   If any cash deposited with the Disbursing Agent remains unclaimed twelve (12) months after the Effective Time, such cash shall be returned to Parent or the Surviving Entity upon demand, and any holder who has not surrendered (or transferred) such holder's Certificate(s) or Book-Entry Share(s) for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Entity for payment of the Merger Consideration. The foregoing notwithstanding, none of Parent, Merger Sub, the Company, the Surviving Entity, the Disbursing Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of Certificates or Book-Entry Shares for an amount paid to a public official pursuant to any applicable unclaimed property Law. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of the date on which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Law, become the property of the Surviving Entity on such date, free and clear of any claims or interest of any Person previously entitled thereto.

        (h)   From and after the Effective Time, the holders of Merger Shares, shares of Class A Preferred Stock or Subsidiary Preferred Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Merger Shares, shares of Class A Preferred Stock or Subsidiary Preferred Shares, other than the right to receive the Merger Consideration, Company Preferred Consideration or Subsidiary Preferred Consideration, as applicable, as provided in this Agreement.

        (i)    In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Entity or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Entity or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

        (j)    Parent, the Surviving Entity and the Disbursing Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent any amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

        Section 2.7    Treatment of Company Equity Awards.

        (a)   At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting conditions (each, a "Service-Based Company Option"), whether vested or unvested, shall, by virtue of this Agreement and without any action on the part of the holder thereof, become fully vested and exercisable and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Service-Based Company Option and (ii) the number of Shares subject to the Service-Based Company Option. Any Service-Based Company Option that has an exercise price that is equal to or exceeds the Merger Consideration shall be cancelled for no consideration.

        (b)   At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time and subject to performance-based vesting conditions (each, a "Performance-Based Company Option"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, become vested and exercisable to the extent provided for in the applicable award agreement relating to such Performance-Based Company Option and each such Performance-Based Company Option that becomes so vested and exercisable shall be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Performance-Based Company Option and (ii) the number of Shares subject to the Performance-Based Company Option. Any Performance-Based Company Option that does not become vested or exercisable in accordance with the immediately preceding sentence or that has an exercise price that is equal to or exceeds the Merger Consideration shall be cancelled for no consideration.

        (c)   At the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each Share subject to such Company Restricted Stock Award immediately prior to the Effective Time (determined, in the case of Company Restricted Stock Awards subject to performance-based vesting conditions, assuming applicable performance goals are fully satisfied).

        (d)   At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall fully vest (to the extent unvested) and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each Share underlying such Company RSU Award immediately prior to the Effective Time.

        (e)   The Surviving Entity shall pay the amounts described in this Section 2.7 (together with any accrued but unpaid dividends or dividend equivalents corresponding to the Company Restricted Stock Awards and Company RSU Awards, respectively, that vest in accordance with Section 2.7(c) and Section 2.7(d)), less applicable Tax withholdings, as soon as administratively practicable (and, in any event, within five (5) Business Days) following the Closing Date. Notwithstanding the immediately preceding sentence, to the extent that payment of the amounts described in this Section 2.7 with respect to Company Equity Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Surviving Entity to make such payment at the earliest time permitted under the Company Stock Plan and applicable award agreement that would not result in the imposition of such Tax or penalty.

        (f)    Prior to the Effective Time, the Company, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.7 and (ii) ensure that the Company Stock Plan shall terminate as of the Effective Time.

        Section 2.8    Intended Income Tax Treatment of the Mergers.     Each of the parties hereto hereby agrees to treat, for U.S. federal and state income tax purposes, (i) each of the Mergers as a taxable sale or exchange by the relevant merging entity of all of its assets to and the assumption of all of its liabilities by Merger Sub, followed by a liquidation of the relevant merging entity under Sections 331 or 332 of the Code (which in the case of the Subreit Mergers, the Holdco REIT Merger and the Company Merger shall be deemed to give rise to a distribution under Section 562(b) of the Code), (ii) this Agreement as a "plan of liquidation" of each of the merging entities for U.S. federal income tax purposes, and (iii) such deemed sales, assumptions and liquidations as occurring in the order in which the Subreit Merger, the Holdco REIT Merger, the TRS Merger and the Company Merger occur and the parties hereto shall not take any position contrary thereto in any U.S. federal income Tax Return or tax proceeding unless otherwise required by Law.

ARTICLE III

THE SURVIVING ENTITY

        Section 3.1    Articles of Organization and Operating Agreements.     Without limiting Parent's obligations pursuant to Section 7.5, at the Effective Time, (a) the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity and (b) the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company operating agreement of the Surviving Entity, in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.

        Section 3.2    Managers and Officers.     From and after the Effective Time, (a) the managers, if any, of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified in accordance with Law.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being agreed that the disclosure of any matter in any section in the Company Disclosure Letter shall be deemed to have been disclosed in any other section in the Company Disclosure Letter to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), (b) as disclosed in publicly available filings or submissions in connection with the Bankruptcy Case on or prior to the date hereof or (c) as may be expressly disclosed in publicly available Company SEC Reports (including documents incorporated by reference therein) filed with or furnished to the SEC on or after October 14, 2016 and prior to the date of this Agreement (but excluding any disclosures set forth in any risk factor section or in the "forward-looking statements" section of any such Company SEC Report, or any other forward-looking disclosures set forth in any such Company SEC Report that are non-specific and cautionary in nature), the Company hereby represents and warrants to Parent as follows:

        Section 4.1    Corporate Existence and Power.     Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be so organized, existing and in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and facilities and carry on its business as now conducted, except where the failure to have such power and authority would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, facilities and assets owned or leased or operated by it makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.2    Corporate Authorization.     (a) Each of the Company, the Company Subreits and TRS LLC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stockholder Vote, to consummate the Mergers and to perform each of its obligations hereunder. The execution, delivery and performance by each of the Company, the Company Subreits and TRS LLC of this Agreement and the consummation by the Company, the Company Subreits and TRS LLC of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (and the board of directors or sole member of the Company Subreits and TRS LLC). Except for the approval of the Company Merger by the affirmative vote of the holders of a majority of the outstanding Shares (the "Requisite Stockholder Vote") and the approval by HoldCo REIT, TRS LLC and the Company as the holders of Company Subreit Common Shares, HoldCo REIT Common Shares and the limited liability company interests of TRS LLC, as applicable, no other corporate proceedings on the part of the Company, the Company Subreits or TRS LLC or vote of the securityholders of the Company, the Company Subreits or TRS LLC is necessary to approve the Mergers or otherwise in order for the Company, the Company Subreits or TRS LLC to consummate the Mergers and the other transactions contemplated hereby. The Board of Directors of the Company, at a duly held meeting has (i) determined that the Mergers and this Agreement are in the best interests of the Company, the Company Subreits, TRS LLC and the Company's stockholders, (ii) approved the Mergers and the execution, delivery and performance of this Agreement, and (iii) resolved to recommend that the Company stockholders approve the Company Merger, and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholder Meeting. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Articles of Amendment and

Restatement of the Company (the "Company Articles"), the articles of organization or certificates of formation of the Company Subreits and TRS LLC, the Amended and Restated Bylaws of the Company (the "Company Bylaws") and the bylaws or limited liability company operating agreements of the Company Subreits and TRS LLC.

        (b)   This Agreement has been duly and validly executed and delivered by the Company, the Company Subreits and TRS LLC and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, the Company Subreits and TRS LLC enforceable against the Company, the Company Subreits and TRS LLC in accordance with its terms.

        (c)   Upon request of Parent, the Company shall make available to Parent copies of the organizational or governing documents of its Subsidiaries.

        Section 4.3    Governmental Authorization.     The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers by the Company, the Company Subreits and TRS LLC do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (a) the filing and acceptance for record of the Requisite Merger Filings; (b) compliance with the applicable requirements of the Exchange Act, including the filing of the Company Proxy Statement; (c) compliance with the rules and regulations of the New York Stock Exchange; (d) compliance with any applicable foreign or state securities or Blue Sky laws; (e) the notices and approvals of state licensing authorities or other Governmental Authorities governing or with jurisdiction over the Company Facilities, as applicable, required to consummate the Plan Closing, including the expiration of any applicable waiting periods; and (f) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company nor reasonably be expected to adversely affect in any material respect, or prevent or materially delay, the consummation of the Mergers or the ability of the Company to observe and perform its obligations hereunder. No consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the execution, delivery and performance by the Company, the Company Subreits or TRS LLC of this Agreement and the consummation of the Mergers.

        Section 4.4    Non-Contravention.     Assuming receipt of the Requisite Stockholder Vote and compliance with, or receipt of, the approvals referred to in, and expiration of any applicable waiting periods referred to in, Section 4.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers do not and will not (a) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries; (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries; or (c) require the consent, approval, authorization of, or notification or filing with any third party with respect to, result in any breach or violation of or constitute (or will, with notice or lapse of time or both, constitute) a default under, or give rise to any right of termination, cancellation, amendment or acceleration of any obligation (each, a "Violation") of the Company or any of its Subsidiaries under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (b) and (c) above, which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company nor reasonably be expected to adversely affect in any material respect, or prevent or materially delay, the consummation of the Merger or the ability of the Company to observe and perform its obligations hereunder.

        Section 4.5    Capitalization.     (a) The authorized capital stock of the Company consists of 200,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), of which Preferred Stock 2,000 shares have been designated as Class A Preferred Stock (the "Class A Preferred Stock").

        (b)   As of the date of this Agreement, there were:

            (i)  94,196,282 Shares issued and outstanding, of which 541,648 Shares were Shares underlying unvested Company Restricted Stock Awards (assuming applicable performance conditions are fully satisfied);

           (ii)  2,000 shares of Class A Preferred Stock issued and outstanding;

          (iii)  5,276,822 Shares reserved for issuance pursuant to outstanding Company Options; and

          (iv)  581,892 Shares reserved for issuance pursuant to outstanding Company RSU Awards.

All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of the date of this Agreement, zero (0) Shares were held in the treasury of the Company.

        (c)   Except as set forth in Section 4.5(a) and Section 4.5(b) and for 3,007,320 Shares reserved for issuance pursuant to the Company Stock Plans, as of the date of this Agreement, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Equity Awards or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to herein as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities, except for the Company's agreement to acquire the Shares for withholding tax payments upon vesting of equity awards or for the Company's obligations with respect to the Class A Preferred Stock. There are no preemptive rights of any kind which obligate the Company or any Subsidiary of the Company to issue or deliver any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company, or preemptive rights with respect thereto.

        (d)   No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which Company stockholders may vote are outstanding.

        (e)   Section 4.5(e) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Subsidiary of the Company, together with (x) the jurisdiction of incorporation or organization, as the case may be, of each such Subsidiary, and (y) the percentage of interest held, directly or indirectly, by the Company or its Subsidiaries in each such Subsidiary. No capital stock or other equity interests of the Company's Subsidiaries are, or may become, issuable pursuant to any outstanding convertible or similar security, instrument or agreement. Except with respect to Manager and its Subsidiaries (or any other Person in which the Manager or its Subsidiaries own any securities or equity interests) and except as set forth in Section 4.5(e) of the Company Disclosure Letter or as would not reasonably be expected to be material to Parent or the Company, the Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in any Person (it being understood and agreed that ownership of securities possessing (i) more than ten percent (10%) of the total voting power of the outstanding voting securities of any Person that is not wholly owned, or (ii) more than ten percent (10%) of the total value of the outstanding securities of any such Person that is not wholly-owned shall be deemed to be material to the Company or Parent). With respect to this representation, the term "securities" includes both equity and debt securities (including secured and unsecured debt) of an issuer, and "value" means (A) fair value as determined in good faith by the Board of Directors of the Company or (B) in the case of securities for which market quotations are readily available, the market value of such securities.

        (f)    All the outstanding shares of capital stock or voting securities, or other equity interests, directly or indirectly owned by the Company, in each Subsidiary of the Company, have been validly issued and are fully paid and nonassessable and are owned, free and clear of all Liens, other than Permitted Liens, other than restrictions imposed by securities Laws.

        Section 4.6    Reports and Financial Statements.     (a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC since October 14, 2016 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since October 14, 2016, with any amendments thereto, collectively, the "Company SEC Reports"), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder. None of the Company's Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC or, if amended, as of the date of the last amendment prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The Company has made available to Parent complete and correct copies of (i) all management representation letters delivered by the Company or its management to the Company's auditors in connection with the audit of the Company's 2017 consolidated financial statements and (ii) all material correspondence of the Company with the SEC from October 14, 2016 to the date hereof (if any).

        (c)   The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent, the Company's independent accountants and the audit committee of the Board of Directors of the Company any (i) "significant deficiency" in the Company's internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, (ii) "material weakness" in the Company's internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which the Company's independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

        (d)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

        Section 4.7    No Undisclosed Liabilities.     Except (a) as reflected or reserved against on the consolidated balance sheets (including the related notes and schedules thereto) of the Company as of December 31, 2017 (the "Balance Sheet Date") included in the Company SEC Reports, (b) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice, and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, other than those which have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.8    Disclosure Documents.     The Company Proxy Statement will not, at the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates, for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion therein.

        Section 4.9    Absence of Certain Changes or Events.     (a) From the Balance Sheet Date through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action, or omitted to take any action, that would constitute a breach of any of Section 6.1(r) or Section 6.1(u) (as it relates to Section 6.1(r)), if taken or omitted to be taken after the date of this Agreement.

        (b)   From the Balance Sheet Date through the date of this Agreement, no change, event or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (c)   From the date of this Agreement, there has not been any change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.10    Finders' Fees.     Except for Goldman, Sachs & Co. and Lazard Frères & Co. LLC, no agent, broker, investment banker, financial advisor or other firm or Person retained by the Company is or will be entitled to any broker's or finder's fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the transactions contemplated by this Agreement.

        Section 4.11    Opinion of Financial Advisor.     Goldman, Sachs & Co. and Lazard Frères & Co. LLC each has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company is fair, from a financial point of view, to such stockholders. A true and correct copy of each such opinion will be provided by the Company to Parent solely for informational purposes.

        Section 4.12    Compliance with Laws.     (a) Since October 31, 2016, the Company and each of its Subsidiaries has been in compliance with all Laws applicable to the Company, its Subsidiaries, and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since October 31, 2016, none of the Company or its Subsidiaries has received written notice from any Governmental Authorities of any actual or alleged noncompliance, default or violation of any such Laws, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   The Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (c)   To the Knowledge of the Company, the Company is in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.13    Employee Matters.     (a) Section 4.13(a) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan. The Company has made available to Parent true and correct copies of each material Company Benefit Plan.

        (b)   Each Company Benefit Plan has been established, maintained and administered in accordance with its terms and Laws, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated, with respect to any such Company Benefit Plan that have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to result in the revocation of such letter.

        (c)   None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, administered, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

        (d)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time, and (ii) neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

        (e)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's financial statements.

        (f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Employee or director or individual independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such individual, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

        (g)   Neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond his or her retirement other than coverage mandated by Law.

        (h)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code has been operated in good-faith compliance in all material respects with Section 409A of the Code.

        (i)    There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

        Section 4.14    Labor Matters.

        (a)   There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, as of the date hereof, there is no pending or threatened material union organization or activity, strike, work stoppage or lockout involving any employees of the Company or any of its Subsidiaries.

        (b)   Except for such noncompliance that has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, worker classification, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment and workers' compensation.

        Section 4.15    Litigation.     There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending (each, an "Action") or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any Order of a Governmental Authority, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.16    Tax Matters.     Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (a)   (i) The Company and each of its Subsidiaries have timely filed, or have had timely filed on their behalf, (taking into account extensions) all Tax Returns required to be filed by any of them, (ii) all such Tax Returns are true, correct and complete, and (iii) the Company and each of its Subsidiaries have timely paid in full (or have had timely paid in full on their behalf) all Taxes required to be paid by any of them, whether or not reflected on a Tax Return, except in the case of each of clauses (i) through (iii), with respect to Taxes that are being contested in good faith or for which adequate provision has been made in accordance with GAAP.

          (b)   (i) Each of the Company and each Company Subreit (A) at all times since its taxable year commencing with the taxable year ended on December 31, 2016 (the "Initial REIT Year") and through the Effective Time, has been and will be treated as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code, (B) at all times during its Initial REIT Year and through the Effective Time (assuming for this purpose that the Company and each Company Subreit is liquidated as of the Effective Date as set forth herein), has been organized and operated, and will continue to be organized and operated, in conformity with the requirements for qualification and taxation as a REIT and in such a manner such that it continues to qualify as a REIT, and (C) has not taken or failed to take any action, which action or failure to act could reasonably be expected to result in the failure of the Company or any of the Company Subreits to qualify as a REIT, and no challenge to the status or qualification of the Company or any of the Company Subreits as a REIT is pending or threatened in writing. HCP 2010 REIT, LLC was treated as a REIT within the meaning of Section 856 of the Code for its taxable year beginning January 1, 2016.

          (c)   Section 4.16(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company, other than the Company Subreits, and its classification for U.S. federal income tax purposes. Each entity, other than the Company Subreits, that is listed on Section 4.16(c) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed on Section 4.16(c) of the Company Disclosure Letter as a corporation has timely and properly elected, as of the later of the date of its formation and date on which the Company acquired an interest in such entity, to be treated for U.S. federal income tax purposes as a "taxable REIT subsidiary" pursuant to Section 856(l) of the Code (a "TRS"). No Subsidiary of the Company has been or is treated as a "qualified REIT subsidiary" pursuant to Section 856(i) of the Code (a "QRS").

          (d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or rules similar to) Section 337(d) or Section 1374 of the Code.

          (e)   For all taxable years commencing with the taxable year ended on December 31, 2016, (i) none of the Company or any of its Subsidiaries has incurred (A) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations) or (B) any liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business, (ii) neither the Company nor any of its Subsidiaries (other than a TRS or any direct subsidiary of a TRS) has engaged at any time in any "prohibited transaction" within the meaning of Section 857(b)(6) of the Code and (iii) no event has occurred, and no condition or circumstances exists, which presents a risk that any material Tax described in clause (i) or (ii) above will be imposed on the Company or any of its Subsidiaries.

          (f)    No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed, or assessed in writing by any Governmental Authority, which claim, proposal, or assessment is currently pending and has not been satisfied by payment in full, settled or withdrawn. Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the period of limitations applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. There are no Tax proceedings pending or threatened in writing for and/or in respect of any material Taxes or material Tax Returns of the Company or any of its Subsidiaries and none of the Company or its Subsidiaries is a party to any litigation or administrative proceeding relating to material Taxes.

          (g)   Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any similar provision of any other Laws).

          (h)   Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (2) has liability for Taxes of any Person (other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law).

          (i)    Other than the Tax Matters Agreement, there are no Tax allocation or sharing agreements or similar arrangements to which the Company or any of its Subsidiaries is a party, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements, in each case, other than customary provisions in agreements or arrangements the primary subject of which is not Taxes.

          (j)    There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

          (k)   Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" (as defined in Treasury Regulations Section 1.6011-4).

          (l)    Neither the Company nor any of its Subsidiaries (other than "taxable REIT subsidiaries") has any accumulated earnings and profits attributable to any non-REIT year (within the meaning of Section 857(a)(2)(B) of the Code).

          (m)  Neither the Company nor any of its Subsidiaries has received or is subject to any ruling of a Governmental Authority that is still binding on the Company or any of its Subsidiaries or has any request for such ruling pending with any Governmental Authority.

        It is agreed and understood that the only representations and warranties made in this Agreement by the Company with respect to Taxes are those set forth in this Section 4.16 and in Section 4.13.

        Section 4.17    Environmental Matters.     (a) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has received any written notice, demand or complaint alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any applicable Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any of its Subsidiaries which remains unresolved, (ii) no Action or request for information is pending or, to the Knowledge of the Company, is threatened in writing by any Governmental Authority against the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) the Company and its

Subsidiaries are in compliance with all Environmental Laws and all Permits required under Environmental Laws for the conduct of their respective business ("Environmental Permits"); (iv) to the Knowledge of the Company, the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any Company Real Property; (v) the Company is not party or subject to any order, judgment or decree that imposes any obligations under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries has received any written complaint alleging that the Company or any of its Subsidiaries is in violation of or liable under any applicable Environmental Law relating to air quality or Microbial Matter at any Company Real Property; and (vii) to the Knowledge of the Company, (A) there has been no release or threatened release by the Company or its Subsidiaries of any Hazardous Materials on, in, under, or from any Company Real Property or real property formerly owned or operated by the Company or any of its Subsidiaries that requires or would reasonably be expected to result in remediation, monitoring or maintenance or any other liability under Environmental Law; (B) no Hazardous Materials have been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location; (C) none of the Company nor any of its Subsidiaries has given any release or waiver of liability that would waive or impair any claim based on the presence or release of Hazardous Materials in, on, from or under any real property against a previous owner of any real property or against any Person who may be potentially responsible for the presence or Release of Hazardous Substances in, on, from or under any such real property.

        (b)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has received any written notice, citation, demand or complaint or request for information alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any applicable Law, Order or binding agreement with any Governmental Authority relating to occupational health and safety ("Occupational Safety and Health Law") or that any judicial, administrative or compliance order has been issued against the Company or any of its Subsidiaries under Occupational Safety and Health Law which remains unresolved and (ii) the Company and its Subsidiaries are in compliance with all Occupational Safety and Health Laws for the conduct of their respective businesses.

        (c)   For purposes of this Agreement:

            (i)  "Environment" means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

           (ii)  "Environmental Law" means any applicable Law, Order or any binding agreement issued or entered by or with any Governmental Authority relating to: (w) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (x) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (y) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (z) the presence of Hazardous Materials in any building, physical structure, product or fixture.

          (iii)  "Hazardous Materials" means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, natural gas, synthetic gas (including radon), Microbial Matter, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous industrial or solid waste, biohazardous waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

          (iv)  "Microbial Matter" means all hazardous fungi, bacterial or viral matter, including mold, mildew and viruses, whether or not such Microbial Matter is living.

It is agreed and understood that the only representations and warranties made in this Agreement by the Company with respect to Environmental Laws and environmental matters are those set forth in this Section 4.17.

        Section 4.18    Intellectual Property.     Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, the patents, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, logos, domain name registrations, registered copyrights and applications therefor, and other proprietary intellectual property rights arising under the laws of the United States to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the "Company Intellectual Property"). Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened Action, and (b) no Person has given written notice to the Company or any of its Subsidiaries that the use of any Company Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or know-how.

        Section 4.19    Real Property.     (a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries in fee simple as of the date hereof (the "Owned Real Property"). With respect to each Owned Real Property, (i) the Company or a Subsidiary of the Company has valid title to such Owned Real Property, free and clear of all Liens other than Permitted Liens and (ii) there are no Contracts or binding letters of intent to which the Company or any of its Subsidiaries is a party to sell or ground lease, and outstanding options or rights of first refusal granted by the Company or any of its Subsidiaries in favor of any other party to purchase, such Owned Real Property or any portion thereof or interest therein, other than, in the case of clauses (i) and (ii) above, as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   Section 4.19(b) of the Company Disclosure Letter sets forth a true and complete list of all leases or subleases (together with a list of all amendments thereto) to which the Company or a Company Subsidiary is a party (collectively, the "Real Property Leases"). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Real Property Lease is valid, binding and in full force and there is no uncured default (or event which, with the giving of notice and the passage of time, or both, would constitute a default) under the Real Property Leases on the part of the Company or, as applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder.

        (c)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries has received written notice of any existing zoning violations with respect to any Company Real Property, (ii) to the Knowledge of the Company, there are no pending Actions initiated by or on behalf of the Company or any of its Subsidiaries to change or redefine the zoning classification of all or any portion of any Company Real Property, (iii) neither the Company nor any of its Subsidiaries has received written notice of any Action of such kind, (iv) to the Knowledge of Company, there are no restrictions of record or zoning ordinances that would prohibit any Company Facility from being operated for its current use, and (v) to the Knowledge of Company, each Company Facility has adequate access to operate as it is currently being operated.

        (d)   The Company or its Subsidiary's fee simple or leasehold title to each Company Real Property is insured pursuant to a title insurance policy duly issued by a national title insurance company (each such policy, a "Company Title Insurance Policy"), and, to the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Title Insurance Policy is valid, in full force and effect, (ii) no claim has been made thereunder except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) each Company Title Insurance Policy will remain in full force and effect following the Closing in accordance with its terms.

        (e)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) as of the date hereof, none of the Company or its Subsidiaries has received any written notice of any violation of any municipal, state, federal or homeowners' association Law, rule or regulation concerning any Company Real Property and (ii) to the Knowledge of the Company, the Company Real Properties comply with all applicable zoning and other Laws, ordinances, regulations and deed restrictions and other recorded covenants.

        (f)    Each of the Company and its Subsidiaries has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by it as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 4.20    Material Contracts.     (a) The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than any of the foregoing between the Company, the Company Subreits and any of their respective wholly owned Subsidiaries or between any wholly owned Subsidiaries of the Company or the Company Subreits), as of the date hereof, that:

            (i)  is required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

           (ii)  relates to (A) Indebtedness of the Company or any of its Subsidiaries, except for Contracts relating to less than $30 million of Indebtedness in the aggregate, or (B) the sale, securitization or servicing of loans or loan portfolios of the Company or any of its Subsidiaries;

          (iii)  would materially restrict the ability of Parent or its Subsidiaries (including the Surviving Entity) to compete in any line of business that is material to Parent and its Subsidiaries or in any geographic territory that is material to Parent and its Subsidiaries;

          (iv)  limits, restricts or prohibits the Company or any of its Subsidiaries from entering into or participating in any transaction or arrangement involving the investment in the Company or any of its Subsidiaries by any Person;

           (v)  relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), not yet consummated, of material assets or capital stock or other equity interests of another Person or any Company Real Property;

          (vi)  is a Real Property Lease relating to a Company Facility;

         (vii)  by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5 million per annum or $15 million over the remaining term of such Contract, other than Real Property Leases and the type of Contracts described in clause (ii) above and other than in the ordinary course of business procurement or sale Contracts for supplies of goods or services or Contracts that may be terminated without penalty upon ninety (90) days advance written notice or Contracts that cover the procurement or sale of supplies of goods or services;

        (viii)  could result in liability on the part of the Company or any of its Subsidiaries in respect of any purchase price adjustment, earn-out or contingent purchase price obligation;

          (ix)  is a Contract entered by the Company through its purchase department and that provides for (i) "most favored nation" rights with respect to existing or future Affiliates of the Company, or (ii) provides for "exclusivity" or any similar requirements in favor of any Person, other than ordinary course of business procurement or sale Contracts for supplies of goods or services or Contracts; or

           (x)  obligates the Company to make any capital commitment or expenditure (including pursuant to any renovation, construction or development project) in excess of $5 million per annum, excluding any payment obligation budgeted for in the Company's 2018 budget.

Each Contract of the type described in clauses (i) through (x) above is referred to herein as a "Specified Contract."

        (b)   Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Specified Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect as of the date hereof. There is no Violation under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that would constitute a Violation thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party, except in any such case which has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.21    Insurance.     The Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other insurance service contracts maintained by or on behalf of the Company or its Subsidiaries, as of the date hereof, providing coverage for the material Company Real Property (the "Company Insurance Policies"). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Insurance Policy is, as of the date hereof, in full force and effect and all premiums payable under each such Company Insurance Policy have been paid.

        Section 4.22    Takeover Statutes.     Assuming the accuracy of the representation contained in Section 5.9, no "control share acquisition," "fair price," "moratorium," "business combination" or other anti-takeover Law is applicable to this Agreement or any transaction contemplated by this Agreement.

        Section 4.23    No Rights Plan.     There is no stockholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound that does not exempt therefrom Parent, Merger Sub and the transactions contemplated hereby.

        Section 4.24    No Other Representations and Warranties.     Except for the representations or warranties expressly set forth in this Article IV, neither the Company nor any of its Affiliates has made any representation or warranty, expressed or implied, with respect to the Company, its Subsidiaries, its and their businesses, operations, assets, properties, tenants, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects

(including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates has made any representation or warranty, expressed or implied, with respect to the Manager, its Subsidiaries, its and their businesses, operations, assets, properties, patients, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Manager or its Subsidiaries. The parties acknowledge that, for purposes of this Article IV and Article V, references to "transactions contemplated hereby" shall not include the Plan Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

        Section 5.1    Entity Existence and Power.     Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, except where the failure to be so organized, existing and in good standing would not be reasonably expected to, individually or in the aggregate, adversely affect in any material respect, or prevent or materially delay, the consummation of the Mergers or the ability of Parent or Merger Sub to observe and perform its obligations hereunder (a "Material Adverse Effect on Parent"). Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Maryland. Each of Parent and Merger Sub has all corporate power and authority required to execute and deliver this Agreement and to consummate the Mergers and the other transactions contemplated hereby and to perform each of its obligations hereunder.

        Section 5.2    Corporate Authorization.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the sole member of Merger Sub. No other corporate or other proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, the Company Subreits and TRS LLC, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms.

        Section 5.3    Governmental Authorization.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (a) the filing and acceptance for record of the Requisite Merger Filings; (b) compliance with the applicable requirements of the Exchange Act; (c) compliance with the rules and regulations of the New York Stock Exchange; (d) compliance with any applicable foreign or state securities or Blue Sky laws; (e) the notices and approvals of state licensing authorities or other Governmental Authorities governing or with jurisdiction over the Company Facilities, as applicable, required to consummate the Plan Closing, including the expiration of any applicable waiting periods; and (f) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation of the Mergers.

        Section 5.4    Non-Contravention.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Mergers and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Subsidiaries, (b) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Subsidiaries, or (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default, give rise to any right of termination, cancellation, amendment or acceleration of any obligation of Parent or Merger Sub or their respective Subsidiaries under any Contract; except, in the case of clauses (b) and (c) above, which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.5    Disclosure Documents.     None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement will, at the date it is first mailed to stockholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.6    Finders' Fees.     Except for Barclays Capital Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.

        Section 5.7    Financing.

        (a)   Parent has delivered to the Company true, correct and complete copies of (i) the fully executed debt commitment letter, dated as of the date hereof, between Parent and Barclays Bank PLC, including all annexes, schedules and exhibits thereto, pursuant to which Barclays Bank PLC has agreed, subject only to the conditions to availability set forth in the Financing Commitment Letter, to provide Parent with debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated hereby and the Plan Transactions (as amended, supplemented, replaced or otherwise modified in accordance with the terms thereof and of this Agreement, the "Financing Commitment Letter"; the financing intended to be incurred pursuant to the Financing Commitment Letter, as it may be amended, supplemented, replaced or otherwise modified in accordance with the terms of this Agreement, the "Debt Financing") and (ii) the fully executed fee letter referred to in the Debt Commitment Letter (as amended, supplemented, replaced or otherwise modified in accordance with the terms thereof and of this Agreement, the "Financing Fee Letter" and, together with the Financing Commitment Letter, the "Financing Letters"); provided, that in the case of Financing Fee Letter, the fee amounts, yield or interest rate caps, original issue discount amounts, "market flex" and other economic terms set forth therein, none of which shall adversely affect the amount or availability of the Debt Financing, may be redacted in a customary manner.

        (b)   As of the date hereof, each of the Financing Letters, in the form so delivered, is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Financing Letters have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented, replaced or otherwise modified in any respect except, after the date hereof, as expressly permitted pursuant to Section 7.15.

        (c)   As of the date hereof, no event has occurred or circumstance exists that, with or without notice, the lapse of time or both, would reasonably be expected to constitute or result in a breach, default or failure to satisfy a condition on the part of Parent (or, to the knowledge of Parent, any other Person) under the Financing Letters.

        (d)   As of the date hereof, neither Parent nor any of its Affiliates has entered into any side letters, contracts or other agreements or arrangements relating to the Debt Financing that impose conditions or other contingencies related to, or could affect, the funding of the full amount of the Debt Financing, in each case other than as expressly set forth in the Financing Letters. As of the date hereof, the Financing Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent and its Affiliates on the terms in the Financing Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied, nor does Parent have knowledge, as of the date hereof, that the Debt Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Financing Letters.

        (e)   The net proceeds of the Debt Financing (both before and after giving effect to any "market flex" provisions), when funded on the Closing Date in accordance with the Financing Letters, together with other financial resources of Parent, will provide Parent with funds at the Effective Time sufficient to: (i) pay all cash amounts required to be paid by Parent under or in connection with this Agreement; (ii) pay any and all fees and expenses of or payable by Parent with respect to the transactions contemplated by this Agreement and the Plan Transactions, including the Mergers and the Debt Financing; (iii) repay any Indebtedness required to be repaid in connection with the consummation of the transactions contemplated hereby; and (iv) satisfy all of the other payment obligations of Parent contemplated by this Agreement or related to any of the transactions contemplated by this Agreement and the Plan Transactions.

        (f)    Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees that are required to be paid pursuant to the terms of any Financing Letter.

        (g)   Assuming the accuracy on the Closing Date of all of the representations and warranties of the Company in this Agreement, after giving effect to the transactions contemplated by this Agreement and the Plan Transactions, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Plan Transactions and the payment of all related fees and expenses, Parent will be Solvent at and immediately after the Effective Time.

        Section 5.8    Merger Sub.     Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby. All of the units of limited liability company membership interests of Merger Sub are owned solely and directly by Parent.

        Section 5.9    Ownership of Shares.     None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any Shares except pursuant to this Agreement. None of Parent or any Subsidiary of Parent for the past five (5) years has been an "interested stockholder" (as defined in Section 3-601(j) of the MGCL) of the Company.

        Section 5.10    Disclaimer of Warranties.     Parent and Merger Sub acknowledge that (a) except for the representations or warranties expressly set forth in Article IV, neither the Company nor any of its Affiliates has made any representation or warranty, expressed or implied, with respect to the Company or its Subsidiaries, their businesses, operations, assets, properties, tenants, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries, (b) neither Parent nor Merger Sub have relied on any representation or warranty from the Company or any of its Affiliates in determining to enter into this Agreement, except as expressly set forth in this Agreement, and (c) neither the Company nor any of its Affiliates shall have or be subject to any liability to Parent or any of its Affiliates resulting from the distribution to Parent or Parent's use of, any information, including any information, documents or material made available to Parent in any "data rooms," management presentations or in any other form in expectation of the Merger and the other transactions contemplated hereby, except to the extent any such information is explicitly the subject of a representation or warranty set forth in Article IV, including the Company Disclosure Letter. Parent and Merger Sub acknowledge that neither the Company nor any of its Affiliates has made any representation or warranty, expressed or implied, with respect to the Manager, its Subsidiaries, its and their businesses, operations, assets, properties, patients, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Manager or its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

        Section 6.1    Conduct of the Company and its Subsidiaries.     Except as (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly permitted or required by this Agreement or required or contemplated by the Alternative Plan Sponsor Agreement, the Bankruptcy Case or otherwise as necessary or reasonably desirable to consummate the Plan Transactions, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course and in compliance with Law, and use all commercially reasonable efforts to maintain and preserve intact its business organization, including the goodwill of any Governmental Authorities, lenders, suppliers, landlords and other Persons with which it has material business relationships, and to maintain the status of the Company as a REIT for U.S. federal income tax purposes; provided, however, that no action by the Company or its Subsidiaries of the type specifically addressed in Sections 6.1(a) through 6.1(r) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Except (i) as required by Law, (ii) as set forth in Section 6.1 of the Company Disclosure Letter, (iii) as may be expressly permitted or required by this Agreement or required by the Alternative Plan Sponsor Agreement, the Bankruptcy Case or otherwise as necessary to consummate the Plan Transactions, or (iv) as may be consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

          (a)   adopt any change in the Company Articles or the Company Bylaws;

          (b)   merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Mergers and other than any mergers or consolidations among the Company and its Subsidiaries or among the Company's Subsidiaries;

          (c)   redeem, repurchase or defease any Indebtedness of the Company or any Subsidiary of the Company in excess of $75 million (provided that no prepayment penalty would be payable in connection therewith), other than (i) at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or as modified with the consent of

  Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) repayments or prepayments of Indebtedness under the Company Credit Facilities (or any other revolving credit facility permitted to be incurred pursuant to the terms of this Agreement), (iii) in connection with any replacement, renewal, extension, refinancing, refunding or repayment permitted by Section 6.1(d)(iv) or (iv) any of the foregoing relating to intercompany Indebtedness;

          (d)   incur, create, assume or otherwise become liable for any Indebtedness, except (i) for any Indebtedness incurred in the ordinary course of business, including mortgages on real property acquired by the Company or any of its Subsidiaries, (ii) for Indebtedness among the Company and its Subsidiaries or among the Company's Subsidiaries, (iii) for Indebtedness under the Company Credit Facilities (and any other credit facility of the Company hereafter created with term or revolving Indebtedness on terms substantially the same as those governing the existing revolving credit facility as it may have been amended consistent with this clause (d)), (iv) for Indebtedness incurred to replace, renew, extend, refinance, refund or repay any existing Indebtedness on substantially the same or more favorable terms to the Company than such existing Indebtedness, (v) for any guarantees by the Company of Indebtedness of the Company's Subsidiaries or guarantees by the Company's Subsidiaries of Indebtedness of the Company or any of its Subsidiaries, and (vi) with respect to any Indebtedness not in accordance with clauses (i) through (v), for any Indebtedness not to exceed $50 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries;

          (e)   make any acquisition (including by merger, consolidation or acquisition of stock or assets) of any other Person (or any division or material amount of assets thereof) or business;

          (f)    make any capital expenditures, except for (i) capital expenditures up to $25 million in the aggregate (without counting any capital expenditures permitted pursuant to the following clauses (ii) and (iii)), (ii) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, natural disasters, public health events, outages, casualty, Act of God or event of force majeure or otherwise, or (iii) capital expenditures required to comply with any applicable Law;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person in excess of $25 million (or, with respect to seller-financing of divestitures by the Company or any of its Subsidiaries, $15 million) (without counting any amounts pursuant to the following clauses (i) through (iv)), except for those (i) required or contemplated by existing Contracts, (ii) permitted by Section 6.1(f), (iii) solely between the Company and a Subsidiary of the Company or among Subsidiaries of the Company or (iv) made in response to any emergency, whether caused by war, terrorism, weather events, natural disasters, public health events, outages, casualty, Act of God or event of force majeure or otherwise;

          (h)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries, other than Permitted Liens, except in accordance with the incurrence of Indebtedness not prohibited by Section 6.1(d);

          (i)    (A) sell, lease (except for the exercise of any extension or renewal option), license, mortgage, sell and leaseback or otherwise dispose of any of the Company Real Property, except for dispositions of the properties set forth in Section 6.1(i) of the Company Disclosure Letter (subject to the limits set forth therein); or (B) sell, lease (except for the exercise of any extension or renewal option), license, mortgage, sell and leaseback or otherwise dispose of any other properties or non-cash assets with a value in excess of $45 million in the aggregate, except in the case of this clause (B) (x) sales or dispositions made in connection with any transaction among the Company and its Subsidiaries or among the Company's Subsidiaries or (y) sales or dispositions made in the ordinary course of business;

          (j)    (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than (A) a dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company or (B) any dividend or distribution reasonably necessary for the Company or any of the Company Subreits to maintain its status as a REIT or avoid or reduce the imposition of any entity-level income or excise Tax under the Code or other applicable Law, or (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) any redemption or repurchase of the Class A Preferred Stock, (B) the exercise of Company Options, (C) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (E) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, (F) the issuance of Company Securities to newly hired or promoted employees or newly appointed directors in the ordinary course of business consistent with past practice, or in connection with annual grants to employees and directors made in the ordinary course of business consistent with past practice, or as required to comply with any Company Benefit Plan as in effect on the date of this Agreement and (G) any transaction solely between the Company and a Subsidiary of the Company or between Subsidiaries of the Company;

          (k)   except (i) as required pursuant to existing Contracts or any Company Benefit Plan in effect on the date hereof, or (ii) as effected in the ordinary course of business and consistent with past practice, (A) adopt, amend or terminate any material Company Benefit Plan, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any material Company Benefit Plan or (C) increase the annualized value of compensation and benefits to be provided to Company Employees or any other services providers of the Company or any of its Subsidiaries (other than increases in annualized value of cash compensation in the ordinary course of business consistent with past practice in an amount that does not exceed 5.0% of such annualized value, in the aggregate, immediately prior to the date hereof); provided that the Company may make payments to Company Employees who are not "named executive officers" (as defined under Regulation S-K of the Securities Act) in an amount not to exceed $1 million in the aggregate with the individual allocation and terms of such payments subject to the prior consultation with Parent;

          (l)    make any loans or advances to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries;

          (m)  (i) hire or engage any individual who would be a Company Employee or individual independent contractor whose annual base compensation exceeds $200,000 or (ii) terminate the employment of any Company Employee whose annual base compensation exceeds $200,000, other than for cause;

          (n)   other than in the ordinary course of business consistent with past practice, settle or compromise any litigation or release, dismiss or otherwise dispose of any claim or arbitration not covered by insurance, other than settlements or compromises of litigation, claims or arbitration that do not, individually or in the aggregate, involve the payment of more than $15 million in excess of the amount reserved on the latest consolidated balance sheets of the Company in respect of litigation and claims, as set forth in the Company SEC Reports, and do not involve (A) any material injunctive or other non-monetary relief on the Company or any of its Subsidiaries or (B) any admission of wrongdoing by the Company or any of its Subsidiaries;

          (o)   (i) cancel any material indebtedness for borrowed money owed to the Company other than as a result of a repayment of such indebtedness, or (ii) waive or release any claims or right of material value except in the exercise of the Company's commercially reasonable business judgment;

          (p)   enter into, materially modify or amend, or terminate any Real Property Lease (it being understood that, without limiting other modifications or amendments that may be material, any modification or amendment reducing the term or fees or other amounts that are payable to the Company or any of its Subsidiaries under any Real Property Lease will be considered a material modification or amendment of such Real Property Lease), except for the renewal, extension or replacement of any Real Property Lease expiring in accordance with its term (such renewal, extension or replacement to be on terms substantially similar to the existing Real Property Lease) or, other than in the ordinary course of business, enter into, materially modify or amend, or terminate any other Specified Contract other than as permitted by this Section 6.1;

          (q)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

          (r)   adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

          (s)   make, change or revoke any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material Tax liability, audit, claim or assessment, change any material method of accounting for Tax purposes, enter into any Tax allocation, sharing or indemnity agreement (other than customary provisions in agreements or arrangements the primary subject of which is not Taxes), enter into any closing agreement in respect of material Taxes or file any material Tax Return inconsistent with past practice other than as required by applicable Law;

          (t)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (i) the Company or any Company Subreit to fail to qualify as a REIT or (ii) any other Affiliate of the Company to fail to preserve its status as set forth on Section 4.16(c) of the Company Disclosure Letter, in each case, which failure would have a Material Adverse Effect on the Company; or

          (u)   authorize, agree or commit to do any of the foregoing.

Notwithstanding any of the foregoing or in any other provisions of this Agreement, nothing contained in this Agreement shall prohibit the Company or any of its Subsidiaries from taking or causing to be taken any action, at any time or from time to time, that in the good faith judgment of the Company is reasonably necessary or appropriate for the Company or any of the Company Subreits to maintain its qualification as a REIT; provided that, prior to taking any such action the Company and its Subsidiaries shall inform Parent in writing of such action and shall consult with and cooperate with Parent in good faith to minimize the adverse effect of such action to the Company and Parent.

        Section 6.2    Conduct of Parent and Merger Sub.     Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Mergers set forth in Article VIII becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Mergers or the other transactions contemplated by this Agreement or to obtain financing for the Mergers.

        Section 6.3    No Control of Other Party's Business.     Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Stockholder Meeting; Proxy Material.     (a) The Company shall (i) duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of obtaining the approval of the Company Merger and the other transactions contemplated hereby by the stockholders of the Company in accordance with Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement, (ii) subject to Section 7.4, use all commercially reasonable efforts to solicit the approval of the Company Merger and the other transactions contemplated hereby by the stockholders of the Company and (iii) except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve the Company Merger and other transactions contemplated hereby (the "Recommendation"). The foregoing sentence notwithstanding, if on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Requisite Stockholder Vote, whether or not a quorum is present, the Company may, in its discretion and in consultation with Parent, make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is later than the date that is ten (10) Business Days prior to the End Date.

        (b)   In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable but in any event within thirty (30) Business Days after the date hereof, prepare the Company Proxy Statement and file the Company Proxy Statement with the SEC, (ii) as promptly as reasonably practicable, respond to any comments received from the SEC with respect to such filing and provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the stockholders of the Company as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting. Parent shall reasonably cooperate with the Company in connection with the preparation of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its stockholders.

        Section 7.2    Efforts.     (a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Mergers and the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations.

        (b)   In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a), each of the parties shall give any notices to third parties, and each of the parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and its Affiliates and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the others and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties reasonable prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

        (c)   In connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Mergers, the Company or any of its Affiliates shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration or incur any liability to such Person without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

        (d)   Each of Parent and Merger Sub shall use its reasonable best efforts to cause Partner to effect the Plan Closing as promptly as practicable and in accordance with the Alternative Plan Sponsor Agreement, including by using reasonable best efforts to cause Partner to take all necessary or desirable action to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or desirable to be obtained from any third party and/or any Governmental Authority in order to effect the Plan Closing in accordance with the Alternative Plan Sponsor Agreement.

        Section 7.3    Access to Information.     Subject to the restrictions imposed by federal and state securities Laws and other Laws, the Company will provide, will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (a) such access to the offices, properties, Company Facilities, books and records of the Company and its Subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company, its Subsidiaries or the Company Facilities) as Parent or Merger Sub reasonably may request and (b) all documents that Parent or Merger Sub reasonably may request. The foregoing notwithstanding, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent prohibited by the terms of a confidentiality agreement with a third party, (ii) to the extent that the disclosure thereof would, in the opinion of the Company's counsel, be reasonably likely to result in the loss of attorney-client privilege (in which case, the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to result in a loss or waiver of privilege) or (iii) to the extent required by Law. All information exchanged pursuant to this Section 7.3 shall be subject to the Confidentiality Agreement.

        Section 7.4    Solicitation.

        (a)   Notwithstanding any provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m., New York time, on June 9, 2018 (the "Go-Shop Period End Time"), the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) solicit, initiate and encourage, whether publicly or otherwise, Acquisition Proposals from any third party, including by way of providing access to non-public information or access to employees or properties pursuant to one or more confidentiality agreements between the Company and such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement ("Acceptable Confidentiality Agreement") (and to the extent non-public information that has not been made available to Parent is made available to such Person, the Company shall provide or make available such non-public information to Parent substantially concurrent with the time that it is provided to such other Person); and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals with any third party or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposal from any third party. Parent shall not, and shall cause each of its Affiliates not to, interfere with or prevent the participation of any Person, including any director, officer or employee of the Company or any of its Subsidiaries and any bank, investment bank or other potential provider of debt or equity financing, in negotiations and discussions permitted by this Section 7.4(a).

        (b)   Except as permitted by this Section 7.4, from the Go-Shop Period End Time until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage the submission of any proposal that constitutes or could reasonably be expected to result in an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any third-party Person (other than Parent or Merger Sub) in connection with or in response to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to result in an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with a third-party Person (other than Parent or Merger Sub or their respective Representatives) making (or who could reasonably be expected to make) an Acquisition Proposal, (iv) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement with a third-party Person relating to an Acquisition Proposal (other than an Acceptable

Confidentiality Agreement if otherwise permitted pursuant to this Section 7.4) or requiring the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement or (vi) resolve or agree to do any of the foregoing; provided, that, the Company and its Representatives may continue to take any of the actions described in clauses (i), (ii) and (iii) above from the Go-Shop Period End Time with respect to any Excluded Party.

        (c)   Anything to the contrary contained in Section 7.4(b) notwithstanding, from the Go-Shop Period End Time and prior to obtaining the Requisite Stockholder Vote, the Company, or the Board of Directors of the Company, directly or indirectly through any Representative, may (i) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Company or any of its Subsidiaries to, any Person and (ii) engage and participate in discussions and negotiations with any Person, in each case in response to an Acquisition Proposal that the Board of Directors of the Company, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Offer; provided that (A) such Acquisition Proposal did not result from a material breach of this Section 7.4 and such Acquisition Proposal is not withdrawn prior to the taking of such action, (B) the Company provides to Parent the notice required by this Section 7.4(c) with respect to such Acquisition Proposal, and (C) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to an Acceptable Confidentiality Agreement between the Company and such Person and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, the Company provides or makes available such non-public information to Parent substantially concurrent with the time that it is provided to such other Person; provided, that, notwithstanding the foregoing, the Company and its Representatives may continue to take any of the actions described in clauses (i) and (ii) above with respect to any Excluded Party without any restrictions or obligations contained in this Section 7.4(c). Within three (3) Business Days following the Go-Shop Period End Time, the Company shall advise Parent of any written Acquisition Proposal received during the Go-Shop Period and in respect of which the Company is engaged in ongoing negotiations as of the Go-Shop Period End Time, and from and after the Go-Shop Period End Time, the Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Acquisition Proposal, advise Parent of such Acquisition Proposal (in each case, including providing the identity of the Person making or submitting such Acquisition Proposal and, (i) if the Acquisition Proposal is oral, a reasonably detailed summary of the material terms and conditions thereof or (ii) if the Acquisition Proposal is in writing, a copy of such Acquisition Proposal and any related draft agreements provided to the Company or its Subsidiaries or Representatives). From and after the Go-Shop Period End Time, the Company shall keep Parent reasonably informed of any change to the material terms and conditions of any such Acquisition Proposal and shall provide, as promptly as reasonably practicable, to Parent (i) if any such change to the material terms and conditions of any such Acquisition Proposal is oral, a detailed summary of such change or (ii) if any such change to the material terms and conditions of any such Acquisition Proposal is in writing, a copy of the so modified Acquisition Proposal and any related draft agreements provided to the Company or its Subsidiaries or Representatives.

        (d)   Nothing in this Section 7.4 shall prohibit the Company, or the Board of Directors, directly or indirectly through any Representative, from (i) informing any Person of the restrictions set forth in this Section 7.4, or (ii) disclosing, in the Company Proxy Statement or otherwise, factual information regarding the business, financial condition or results of operations of the Company or its Subsidiaries or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal; provided that, in the case of this clause (ii), the Company shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law. So long as the Company and its

Representatives have otherwise complied with this Section 7.4, none of the foregoing shall prohibit the Company and its Representatives from contacting any Persons or group of Persons that have made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, and any such actions shall not be a breach of this Section 7.4.

        (e)   Except as otherwise provided in this Section 7.4(e), Section 7.4(f) and Section 7.4(g), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the Recommendation in a manner adverse to Parent, or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any such action, a "Recommendation Withdrawal"). Anything in this Agreement to the contrary notwithstanding, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Requisite Stockholder Vote, make a Recommendation Withdrawal and/or terminate this Agreement pursuant to Section 9.1(c)(ii), if: (i) (A) an Acquisition Proposal (that did not result from a material breach of Section 7.4(b)) is made after the date of this Agreement to the Company by a third party, and such Acquisition Proposal is not withdrawn, and (B) the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer and that a failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law; and (ii) (A) the Company provides Parent a four (4)-Business Day prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 7.4(c), (B) after providing such notice and prior to making such Recommendation Withdrawal in connection with a Superior Offer or taking any action pursuant to Section 9.1(c)(ii) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such four (4)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Recommendation Withdrawal in connection with a Superior Offer or to take such action pursuant to Section 9.1(c)(ii) in response to a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes offered in writing by Parent were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the Person making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 7.4(e), except that the Company's advance written notice obligation shall be reduced to two (2) Business Days (rather than the four (4)-Business Days otherwise contemplated by this Section 7.4(e)).

        (f)    Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder.

        (g)   Other than in connection with a Superior Offer (which shall be subject to Section 7.4(e) and shall not be subject to this Section 7.4(g)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Recommendation Withdrawal in response to an Intervening Event to the extent that the Board determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the Board of Directors of the Company to effect a Recommendation Withdrawal would be inconsistent with the exercise of its fiduciary obligations under applicable Law; provided, however, that neither the Board of Directors of the Company nor any committee thereof shall take any of the actions set forth in this Section 7.4(g) unless the Company has first complied with the provisions of Section 7.4(e), treating the occurrence of such Intervening Event as if a Superior Offer had been received and after so complying, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Recommendation Withdrawal would be inconsistent with the exercise of its fiduciary obligations under applicable Law.

        (h)   During the period from the Go-Shop Period End Time through the Effective Time, the Company shall not terminate, materially amend or modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent or any Excluded Party). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law and subject to the fiduciary duties of the Company's Board of Directors, the provisions of any such agreements, including obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction. Notwithstanding the foregoing, the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this Section 7.4(h), if, in the good faith judgment of the Company's Board of Directors, after consultation with outside counsel of the Company, such action or inaction, as the case may be, would be inconsistent with the directors' fiduciary duties under applicable Law.

        (i)    As used in this Agreement, the term:

            (i)  "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement or the Alternative Plan Sponsor Agreement) (I) pursuant to which any Person or group of Persons, other than Parent, Merger Sub or any of their respective Affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, share-exchange, spin-off, asset sale, tender offer, exchange offer, business combination, consolidation or otherwise) businesses or assets of the Company and its Subsidiaries that constitute 25% or more of the assets, revenues or cash flows of the Company and its Subsidiaries, taken as a whole, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, share-exchange, spin-off, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the outstanding Shares or (II) as a result of which the holders of Shares immediately prior to such transaction or series of related transactions would cease to beneficially own (within the meaning of Section 13 of the Exchange Act) at least 75% of the voting stock or equity interests of any surviving entity or entity that immediately following such transaction or series of transactions owns, together with such entity's subsidiaries, businesses or assets that immediately prior to such transaction or series or transactions constituted 25% or more of the assets, revenues or cash flows of the Company and its Subsidiaries, taken as a whole (or any direct or indirect parent company of such an entity or any such surviving entity), immediately following such transaction or series of related transactions;

           (ii)  "Excluded Party" means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Go-Shop Period End Time constitute at least 50% of the equity financing of such group at all times following the Go-Shop Period End Time and prior to the termination of this Agreement) that submitted to the Company after the date hereof and as of or prior to the Go-Shop Period End Time an Acquisition Proposal or with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Time regarding a potential Acquisition Proposal (or any amendment or modifications thereto) and that the Board of Directors of the Company has determined, in good faith, no later than three (3) Business Days following the Go-Shop Period End Time that such Acquisition Proposal or potential Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer;

          (iii)  "Intervening Event" means an event, change, fact, circumstance, occurrence or development (other than an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to result in an Acquisition Proposal) that (A) is material to the Company, (B) was not known to the Board of Directors of the Company as of the date of this Agreement or if known, the magnitude or material consequences of which were not known to or understood by the Board of Directors of the Company as of the date of this Agreement, and (C) becomes known or the material consequences of which become known to or understood by to the Board of Directors of the Company prior to obtaining the Requisite Stockholder Vote; provided that an "Intervening Event" shall not include any event, change or development relating to the announcement or pendency of this Agreement or the transactions contemplated hereby; and

          (iv)  "Superior Offer" means a bona fide written Acquisition Proposal (except the references therein to "25%" and "75%" shall be replaced by "50%"), which the Board of Directors of the Company in good faith determines, after consultation with its outside legal counsel and its financial advisor, is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, taking into account all factors deemed relevant by the Board of Directors of the Company, including timing and likelihood of consummation and any proposal by Parent to amend the terms of this Agreement.

        Section 7.5    Director and Officer Liability.     (a) The Surviving Entity shall, and Parent shall cause the Surviving Entity to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Articles, the Company Bylaws or any indemnification Contract between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, Parent and the Surviving Entity shall maintain in effect in the certificate of incorporation and bylaws or similar organizational documents of the Surviving Entity and its Subsidiaries, exculpation, indemnification and advancement of expenses provisions that are no less favorable to the Indemnified Parties than those set forth in the Company's and its Subsidiaries' certificate of incorporation, bylaws or similar organizational documents as in effect as of the date hereof or in any indemnification Contracts of the Company or its Subsidiaries with any Indemnified Party as in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.5.

        (b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, indemnify and hold harmless each Person that is an Indemnified Party or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary or employee of another Person, against any Damages incurred in connection with any Action arising out of matters existing or occurring at or prior to the Effective Time, including in connection with any actions or omissions taken at the request of Parent, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Law and the Company Certificate of Incorporation or Company Bylaws in effect on the date hereof to indemnify such Person (and Parent shall cause the Surviving Entity to also advance expenses as incurred to the fullest extent permitted under Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law).

        (c)   In the event that Parent, the Surviving Entity or any of their successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall expressly assume the obligations set forth in this Section 7.5.

        (d)   For six (6) years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect the Company's current directors' and officers' liability insurance (or such other insurance that is no less favorable to the Indemnified Parties than the Company's current directors' and officers' liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, the Company may, at its election, obtain a "tail" policy with respect to such directors' and officers' liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; provided, further, that in connection with this Section 7.5(d), neither the Company nor Parent shall pay a one-time premium (in connection with a tail policy described above) in excess of 600% of the current annual premium paid by the Company for directors' and officers' liability insurance or be obligated to pay annual premiums (in connection with any other directors' and officers' insurance policy described above) in excess of 300% of the current annual premium paid by the Company for directors' and officers' liability insurance. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

        (e)   Parent shall, and shall cause the Surviving Entity to, pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Person in enforcing the indemnity and other obligations provided in this Section 7.5; provided, however, that such Person provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

        (f)    The provisions of this Section 7.5 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Nothing in this Agreement, including this Section 7.5, is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to, or in substitution for, any such claims under any such policies. The provisions of this Section 7.5 shall survive the consummation of the Mergers.

        Section 7.6    Takeover Statutes.     The parties shall use all reasonable efforts (a) to take all action necessary so that no takeover statute is or becomes applicable to restrict or prohibit the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such takeover statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such takeover statute on the Mergers and the other transactions contemplated by this Agreement.

        Section 7.7    Public Announcements.     Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties shall consult with each other before issuing any press release or making any public announcement relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by Law, court process or any listing agreement with the New York Stock Exchange, shall not issue any such press release or make any such public announcement without the consent of the other parties (not to be unreasonably withheld or delayed). Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

        Section 7.8    Employee Matters.     (a) From and after the Effective Time, Parent shall cause the Surviving Entity and all of its Subsidiaries to honor each of the Company Benefit Plans. Parent shall cause the Surviving Entity and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Company Employee employed by the Company or any of its Subsidiaries at the Effective Time ("Current Employee") either, at Parent's election, (i) the base salary or wage rate and benefits (not including severance (which is addressed in Section 7.8(c)) or equity-based compensation) that are substantially comparable in the aggregate to the base salary or wage rate and benefits (not including severance or equity-based compensation) that each Current Employee was receiving immediately before the Effective Time or (ii) the same compensation and benefits that are provided by Parent and its Subsidiaries to their similarly situated employees; provided, however, that, nothing in this Section 7.8 shall limit the right of Parent, the Surviving Entity or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations, Company Benefit Plans and Law.

        (b)   As of and after the Effective Time, Parent will, or will cause the Surviving Entity to, give each Current Employee full credit for purposes of eligibility to participate, vesting and level of benefits under any Company Benefit Plans or under any employee benefit plan, program, policy or other arrangement of Parent and its Subsidiaries, in each case, which provides benefits to any Current Employees as of and after the Effective Time (each, a "Parent Plan"), for such Current Employee's service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time (other than as would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan). With respect to each Parent Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to (i) cause any preexisting condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents to be waived and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

        (c)   For one (1) year following the Effective Time, each Current Employee shall continue to be eligible for severance benefits in amounts and on terms and conditions no less generous than those which applied to such Current Employee under the severance plans, programs, policies, agreements and other arrangements of the Company immediately prior to the Effective Time and as are set forth on Section 7.8(c) of the Company Disclosure Letter.

        (d)   If the Effective Time occurs prior to the payment of bonuses for the 2018 calendar year under the Company's existing annual cash bonus programs (the "Existing Programs"), the Company shall, as of immediately prior to the Effective Time, pay to each Company Employee who is otherwise eligible to earn a cash bonus for calendar year 2018 under the Existing Programs a bonus in an amount equal to the product of (i) such Company Employee's target-level bonus award under the applicable Existing Program, and (ii) a fraction, the numerator of which is the number of days from and including January 1, 2018 through and including the Closing Date and the denominator of which is 365.

        (e)   The provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Parent, the Surviving Entity or any of their respective Affiliates; (ii) alter or limit the ability of Parent and its Subsidiaries (including, after the Effective Time, the Surviving Entity and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time; or (iii) to confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Entity or any of their respective Subsidiaries (including, following the Effective Time, the Surviving Entity and its Subsidiaries), or constitute or create an employment agreement with any employee.

        Section 7.9    Rule 16b-3.     Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.10    Notification of Certain Matters.     Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the discovery by a party to this Agreement of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be likely to cause any of the conditions set forth in Article VIII not to be satisfied prior to the End Date.

        Section 7.11    Real Property Leases.     From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will consult with Parent with respect to, and keep Parent reasonably informed of, its communications and negotiations with any lessors under Real Property Leases in connection with (a) obtaining any consent of such parties in connection with the transactions contemplated by this Agreement and (b) amending, waiving, modifying, restating or renegotiating the existing terms of any material Real Property Lease.

        Section 7.12    Certain Litigation.     Subject to applicable Law, the Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any stockholder of the Company (other than Parent or any of its Affiliates) relating to this Agreement, the Mergers and the transactions contemplated hereby and, unless inconsistent with the fiduciary duties of the Board of Directors of the Company, shall keep Parent reasonably informed regarding any such litigation. The Company shall not settle any such Action without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and subject to applicable Law and unless inconsistent with the fiduciary duties of the Board of Directors of the Company, the Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent's views with respect to such Action.

        Section 7.13    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Entity of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Section 7.14    Resignation of Directors.     Prior to the Effective Time, the Company shall cause each member of the Board of Directors of the Company to execute and deliver a letter effectuating his or her resignation as a director of the Board of Directors of the Company effective immediately prior to, and subject to the occurrence of, the Effective Time.

        Section 7.15    Financing and Payoff Documentation; Cooperation.

        (a)   Subject to the terms and conditions of this Agreement, Parent and Merger shall (and shall cause their respective Affiliates to) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Letters (including any "flex" provisions related thereto) on or prior to the Closing Date, and shall not, without the Company's prior written consent, amend, supplement, modify, replace, terminate or agree to any waiver of any provision or remedy under, any Financing Letter if such amendment, supplement, modification, replacement, termination or waiver (i) reduces the aggregate amount of the Debt Financing unless the aggregate amount of the Debt Financing following such reduction, together with other financial resources available to Parent (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Parent and its Affiliates than the conditions precedent set forth in the Financing Commitment Letter), is sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.7(e), (ii) changes the conditions precedent to obtaining the Debt Financing or adds new or additional conditions precedent to obtaining the Debt Financing (unless such amendment, supplement, modification, termination or waiver results in conditions that are no less favorable in any material respect to Parent and its Affiliates than the conditions in the Financing Commitment Letter immediately prior to such amendment, supplement, modification, termination or waiver) or (iii) could reasonably be expected to (A) delay, prevent or make less likely to occur the Closing, (B) delay, prevent or make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing), (C) adversely impact the ability of Parent and its Affiliates to enforce their rights against the other parties to the Financing Letters or the definitive agreements with respect thereto or (D) adversely affect the ability of Parent, Merger Sub or any of their Affiliates to timely consummate the transactions contemplated hereby and the Plan Transactions; provided, however, that Parent may amend or replace the Financing Letters to (i) add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Financing Letters as of the date of this Agreement or (ii) implement or exercise any "flex" provisions provided in the Financing Fee Letter as in effect on the date hereof. Parent and Merger Sub shall keep the Company reasonably informed, on a reasonably current basis, as to the status of the Debt Financing and promptly deliver to the Company copies of any amendment, supplement, replacement, modification, waiver, withdrawal, repudiation or termination of any of the Financing Letters. Parent and Merger Sub shall (and shall cause their respective Affiliates to) use their reasonable best efforts to (I) maintain in effect the Financing Letters and comply with their respective obligations thereunder (including by paying, or causing to be paid, all fees and other amounts that become due and payable under the Financing Letters) except to the extent (A) there is a reduction of commitments in accordance with the terms thereof, (B) any of the commitments under the Financing Letters are replaced with Definitive Financing Agreements or (C) there is an amendment, supplement, modification, replacement, termination or waiver in accordance with this Section 7.15(a), Section 7.15(b) or Section 7.15(c), (II) satisfy and cause each of its Affiliates to satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions to the Debt Financing that are within Parent and its Affiliates' control, (III) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing (the "Definitive Financing Agreements") on the terms and conditions contained in the Financing Letters (including any "flex" provisions contained therein) so that such agreements are in effect no later than the Closing and (IV) draw the Debt Financing in full to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.7(e).

        (b)   Notwithstanding any other provision of this Agreement, Parent may substitute the cash proceeds received by Parent or a wholly owned Subsidiary of Parent (to the extent segregated and limited in use to the consummation of the transactions contemplated by this Agreement, or funded into an escrow account with release provisions no less favorable to Parent in any material respect than the conditions precedent set forth in the Financing Letters) from consummated debt or equity offerings or asset sales for all or any portion of the Debt Financing by reducing commitments under the Financing Commitment Letters; provided, that the aggregate amount of the Debt Financing following such reduction, together with other financial resources available to Parent (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Parent than the conditions precedent set forth in the Financing Commitment Letters), is sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.7(e). If funds in the amounts set forth in the Financing Letters, or any portion thereof, become unavailable, such that Parent does not have financial resources sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.7(e), Parent and Merger Sub shall (and shall cause their respective Affiliates to) as promptly as practicable following the occurrence of such event to (x) notify the Company in writing thereof, (y) use reasonable best efforts to obtain substitute financing (on terms and conditions that are not less favorable to Parent in any respect than the terms and conditions as set forth in the Financing Letters, taking into account any "market flex" provisions thereof) sufficient to enable Parent to consummate the transactions contemplated hereby and make the payments referred to in Section 5.7(e) (the "Substitute Financing") and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the "Debt Financing".

        (c)   Notwithstanding any other provision in this Agreement, Parent may substitute commitments in respect of other financing from the same and/or alternative third-party financing sources for all or any portion of the Debt Financing so long as (x) all conditions precedent to the availability of such financing have been satisfied or are no less favorable in any material respect to Parent and its Affiliates than the conditions precedent set forth in the Financing Commitment Letter, (y) the aggregate amount of the Debt Financing is not reduced as a result of such substitution if, as a result of such reduction, such reduced amount would not be sufficient, together with other financial resources available to Parent, to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.7(e) and (z) such commitment otherwise complies with Section 7.15(a) (any such financing, a "Replacement Commitment"). In the event that any new commitment letters and/or fee letters are entered into in accordance with any amendment, supplement, replacement, modification or waiver of the Financing Letters permitted pursuant to Section 7.15(a), any Substitute Financing or any Replacement Commitment, (1) any such new commitment letters shall be deemed to be a part of the "Financing Commitment Letter, (2) any such new fee letters shall be deemed to be a part of the "Financing Fee Letter", (3) any such new commitment letters and fee letters shall be deemed to be part of the "Financing Letters" and (4) any financing to be incurred pursuant thereto shall be a part of the "Debt Financing".

        (d)   The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, use reasonable best efforts to provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in arranging, obtaining and syndicating the Debt Financing, in connection with the transactions contemplated by this Agreement, or in filing or maintaining registration statements of Parent on Form S-3, including:

            (i)  using reasonable best efforts to furnish Parent, within a reasonable amount of time following Parent's reasonable request, with information available to the Company relating to the Company and its Subsidiaries required to consummate the Debt Financing or required to file or maintain registration statements of Parent on Form S-3, and providing reasonable assistance to Parent with Parent's preparation of pro forma financial information and projections required to consummate the Debt Financing or required to file or maintain registration statements of Parent on Form S-3 and, upon reasonable notice and at mutually agreeable dates and times, participating in a reasonable number of diligence sessions with proposed lenders, underwriters, initial purchasers, placement agents or rating agencies; and

           (ii)  request the Company's independent accountants to provide assistance and cooperation to Parent with respect to maintaining registration statements of Parent on Form S-3, including requesting their participation in drafting sessions and accounting due diligence sessions, requesting them to agree that Parent may use their audit reports on the consolidated financial statements of the Company in offering documents, registration statements and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) customarily required in any filings made with the SEC pursuant to applicable Law or to file or maintain registration statements of Parent on Form S-3, and requesting them to provide customary comfort letters, in each case, on customary terms and consistent with their customary practice.

        (e)   Notwithstanding anything to the contrary contained in this Agreement (including Section 7.15(d)): (i) nothing in this Agreement (including Section 7.15(d)) shall require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to pay any commitment or other fees, reimburse any expenses, otherwise incur any liabilities or give any indemnities or provide any security prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company and/or its Subsidiaries, (C) require the Company or any of its subsidiaries to enter into any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation, (D) require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to pass resolutions or consents or otherwise approve or authorize the Debt Financing, (E) cause any representation, warranty covenant or other obligation in this Agreement, the Plan Sponsor Agreement or any other document related to the transactions contemplated by this Agreement or the Plan Transactions to be breached by the Company or any of its Subsidiaries, (F) reasonably be expected to cause the Company, any of its Subsidiaries or any Representative or equityholder of any of the foregoing to incur any personal liability, (G) reasonably be expected to conflict with, result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries are a party, the organizational documents of the Company or any of its Subsidiaries or any Laws, (H) provide access to or require the disclosure of any information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client or other legal privilege of the Company or any of its Subsidiaries or (I) require the preparation of any audited financial statements or any other financial statements or information that are not available to the Company and its Subsidiaries and prepared in the ordinary course of the Company's financial reporting practice and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Closing.

        (f)    Parent and Merger Sub shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys' fees) incurred by the Company, any of its Subsidiaries or any of its or their Representatives in connection with any cooperation contemplated by this Section 7.15 and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys' fees) or settlement payment incurred as a result of, or in connection with, such cooperation or the Debt Financing, except to the extent arising out of gross negligence or willful misconduct of the Company.

        (g)   Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way subject to the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates (including the Debt Financing) for the consummation of the transactions contemplated by this Agreement or the Plan Transactions. Notwithstanding anything to the contrary in this Agreement, (i) the parties hereto acknowledge and agree that the provisions contained in Section 7.15 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent, Merger Sub or any of their Affiliates with respect to the transactions contemplated by this Agreement and the Plan Transactions and no other provision of this Agreement shall be deemed to expand such obligations, and (ii) the failure of the Company, any of its Subsidiaries or any of their respective Representatives to comply with the provisions set forth in this Section 7.15 shall not be taken into account with respect to whether any condition to the Closing set forth in this Agreement shall have been satisfied.

        (h)   The Company hereby consents to the use of the trademarks and logos of the Company and its Subsidiaries in connection with the Debt Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

        (i)    Treatment of Company Indebtedness.

            (i)  The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver all notices and take all other actions, in each case to the extent reasonably requested by the Parent, that are reasonably necessary to facilitate the termination at the Effective Time of all commitments in respect of the Company Credit Facilities, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (x) at least seven (7) Business Days prior to the Closing Date, a draft payoff letter with respect to the Company Credit Facilities and (y) at least one (1) Business Days prior to the Closing Date, an executed payoff letter with respect to the Company Credit Facilities (the "Payoff Letter") in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facilities relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter, be released and terminated. The obligations of the Company pursuant to this Section 7.15(i)(i) shall be subject to Parent and Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time.

           (ii)  With respect to the Senior Notes, if requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, in lieu of commencing a Debt Offer (as defined below) for the Senior Notes (or in addition thereto), the Company shall, to the extent permitted by the Existing Senior Notes Indenture, use commercially reasonable efforts to (A) issue a notice of redemption providing for the redemption no sooner than the Closing Date of all of the outstanding aggregate principal amount of the Senior Notes in accordance with Article Three of the Existing Senior Notes Indenture and (B) take any actions reasonably requested by Parent that are reasonably necessary to facilitate the defeasance, satisfaction and/or discharge of the Senior Notes in accordance with Article Three of the Existing Senior Notes Indenture; provided, that prior to the Company being required to take any of the actions described in clause (A) or (B) above that cannot be conditioned upon the occurrence of the Closing, Parent shall have irrevocably deposited with the trustee under the Existing Senior Notes Indenture sufficient funds to effect such redemption or satisfaction and discharge; provided further, that Parent's counsel shall provide all legal opinions required in connection with any such redemption or satisfaction and discharge.

          (iii)  Parent will be permitted to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of the outstanding Senior Notes on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Existing Senior Notes Indenture, that are specified, from time to time, by Parent and reasonably acceptable to the Company (each, a "Debt Offer" and collectively, the "Debt Offers") and which are permitted by the terms of such Senior Notes, the Existing Senior Notes Indenture and applicable Law, including SEC rules and regulations; provided, that any such Debt Offer shall be consummated substantially simultaneously with or after the Closing (and shall be expressly conditioned on the Closing) solely using funds provided by Parent. The Company shall not be required to take any action in respect of any Debt Offer, or to execute or deliver any document in connection therewith (other than the execution of the supplemental indentures relating to any consent solicitation undertaken in connection with a Debt Offer, which supplemental indenture shall not become effective until the Effective Time). Parent shall provide the Company with a reasonable opportunity to review and comment upon all documentation required in connection with such Debt Offer and shall ensure that all such documentation (and the Debt Offer) shall comply with the requirements of this clause (iii) (collectively, the "Debt Offer Documents"). Parent shall consult with the Company regarding the timing of any Debt Offer in light of the regular financial reporting schedule of the Company and the requirements of applicable Law. Subject to the foregoing, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with any Debt Offer; provided, that (1) such cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries, (2) the closing of any such Debt Offer shall be expressly conditioned on the Closing, (3) such Debt Offer shall be conducted in compliance with applicable Law, including applicable SEC rules and regulations, and the terms and conditions of the Senior Notes and the Existing Senior Notes Indenture, as applicable, and (4) Parent's counsel shall provide all legal opinions required in connection with any Debt Offer. Notwithstanding anything to the contrary in this Agreement or otherwise, the parties hereto acknowledge and agree that Parent' and Merger Sub's respective obligations under this Agreement are not in any way subject to the consummation of any Debt Offer, a failure to consummate any offer or consent solicitation contemplated by any Debt Offer (as described above) shall not constitute a failure by the Company to satisfy its obligations under this Section 7.15(i)(iii) and the failure of the Company, any of its Subsidiaries or any of their respective Representatives to comply with the provisions set forth in Section 7.15(i)(iii) shall not be taken into account with respect to whether any condition to the Closing set forth in this Agreement shall have been satisfied.

          (iv)  Following the commencement of any Debt Offer, Parent shall not, and shall cause its Subsidiaries not to, make any change to the terms and conditions of such Debt Offer, unless such change is previously approved by the Company in writing (such approval not to be unreasonably withheld or delayed) or Parent reasonably determines, after consultation with its outside legal counsel, that such change is required by applicable Law or the terms and conditions of the Senior Notes or the Existing Senior Notes Indenture.

           (v)  Parent shall keep the Company reasonably informed, on a current basis, as to the status of communications with the holders of the Senior Notes in connection with any Debt Offer.

        Section 7.16    Alternative Plan Sponsor Agreement.     Parent hereby agrees to be jointly and severally responsible for the performance and compliance by Partner and its Affiliates with the covenants and agreements set forth in the Alternative Plan Sponsor Agreement, and Parent shall be liable to, and shall indemnify, the Company for any liability or Damages incurred or suffered by the Company or any of its Affiliates or stockholders arising out of, relating to, or in connection with the failure of Partner or any of its Affiliates to perform or comply with the covenants and agreements set forth in the Alternative Plan Sponsor Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGERS

        Section 8.1    Conditions to the Obligations of Each Party.     The obligations of the Company, the Company Subreits, TRS LLC, Parent and Merger Sub to consummate the Mergers are subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) of the following conditions:

          (a)    Stockholder Approval.    The Requisite Stockholder Vote shall have been obtained.

          (b)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction or other Law (each, a "Restraint") shall be in effect that prohibits, restrains or renders illegal the consummation of the Mergers; provided that a party shall not be entitled to assert the failure of this condition if such party has not used the efforts and performed the other obligations required of such party under Section 7.2.

          (c)    Plan Closing.    The Plan Closing shall have occurred.

        Section 8.2    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent) of the following further conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all material respects, (ii) the representations and warranties of the Company set forth in Section 4.5(b) shall be true and correct in all respects (except for de minimis errors), (iii) the representations and warranties of the Company set forth in Section 4.9(b) and Section 4.9(c) shall be true and correct in all respects and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or material adverse effect qualifications contained therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except in the case of this clause (iv), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    Each of the Company, the Company Subreits and TRS LLC shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c)    REIT Opinion.    The Company shall have received a written opinion of Sullivan & Cromwell LLP, substantially in the form attached as Exhibit A to the Company Disclosure Letter (or other nationally recognized tax counsel to the Company reasonably acceptable to Parent), in each case, dated as of the Closing Date, which opinion concludes (subject to customary assumptions, qualifications, representations, including representations made by the Company and its Subsidiaries either (i) substantially in the form of the Representation Letter attached as Exhibit B to the Company Disclosure Letter or, (ii) otherwise reasonably acceptable to Parent) that the Company and each Company Subreit has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for all taxable periods commencing with their Initial REIT Year and through the Effective Time (assuming, for purposes of such opinion, that the final taxable year of the Company and each Company Subreit ended as of the Closing Date).

        Section 8.3    Conditions to the Obligations of the Company.     The obligations of the Company, the Company Subreits and TRS LLC to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) of the following further conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects, and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or material adverse effect qualifications contained therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except in the case of this clause (ii), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

ARTICLE IX

TERMINATION

        Section 9.1    Termination.     This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (any prior approval of this Agreement by the stockholders of the Company notwithstanding):

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent, if:

              (i)  the Effective Time shall not have occurred on or before 11:59 pm, New York City time, on October 15, 2018 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform in all material respects or comply in all material respects with the covenants and agreements of such party set forth in this Agreement or if such party shall have failed to use the required efforts under Section 7.2;

             (ii)  any Restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a party if such Restraint shall be due to the failure of such party to perform in all material respects or comply in all material respects with the covenants and agreements of such party set forth in this Agreement or if such party shall have failed to use the required efforts under Section 7.2; or

            (iii)  this Agreement shall have been voted upon at the Company Stockholder Meeting (including any adjournment thereof), such Company Stockholder Meeting shall have been completed, and the stockholders of the Company shall have failed to approve the Merger by the Requisite Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company where the failure to obtain the Requisite Stockholder Vote is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement; or

          (c)   by the Company, if:

              (i)  a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within thirty (30) calendar days following written notice of such breach to Parent (or, if less, the number of calendar days until the Business Day immediately preceding the End Date);

             (ii)  at any time on or after the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, in order to enter into a definitive agreement with respect to a Superior Offer; provided, however, that the Company shall have complied in all material respects with its obligations under Section 7.4, and shall have, concurrently with such termination, paid to Parent the Termination Fee pursuant to Section 9.2(a);

            (iii)  (x) by the close of business on the date that is 65 days from the date of this Agreement, the Bankruptcy Court has not entered the Confirmation Order or (y) the condition set forth in Section 8.1(c) has not been satisfied or waived on or before 11:59 pm, New York City time, on October 12, 2018; provided, that the Company may not exercise the termination right pursuant to this clause (y) if (1) any condition set forth in Section 8.1(a), Section 8.1(b) and Section 8.2 is not satisfied or capable of being satisfied on such date or (2) the failure of the condition set forth in Section 8.1(c) to be satisfied by such date was primarily caused by the failure of the Company or any of its Subsidiaries to perform in all material respects or comply in all material respects with the covenants and agreements set forth in the Alternative Plan Sponsor Agreement and required to be performed or complied with by the Company or any of its Subsidiaries;

            (iv)  any Restraint is in effect and shall have become final and nonappealable that prohibits, restrains or renders illegal the Plan Closing in accordance with the Alternative Plan

    Sponsor Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iv) shall not be available to the Company if such Restraint shall have been primarily caused by the failure of the Company or its Subsidiaries to perform in all material respects or comply in all material respects with the covenants and agreements set forth in the Alternative Plan Sponsor Agreement and required to be performed or complied with by the Company or any of its Subsidiaries; or

             (v)  the Alternative Plan Sponsor Agreement has been terminated, unless the breach of any provision of the Alternative Plan Sponsor Agreement by the Company or any of its Subsidiaries is the primary cause of the termination of the Alternative Plan Sponsor Agreement; or

          (d)   by Parent or Merger Sub, if:

              (i)  a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within thirty (30) calendar days following written notice of such breach to the Company (or, if less, the number of calendar days until the Business Day immediately preceding the End Date);

             (ii)  at any time on or after the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, a Recommendation Withdrawal has occurred;

            (iii)  the Company or any of its Subsidiaries shall have committed a Willful Breach of its obligations under Section 7.4, other than in the case where (A) (x) such Willful Breach is the result of an isolated action by a person that is a Representative of the Company (other than a director or senior officer of the Company) without Knowledge of or consent by the Company prior to such action, and is not any other action by the Company or any of its Subsidiaries, or (y) such Willful Breach was not caused by the Company, was not the result of an action taken by the Company and was not within the Knowledge of the Company, and in the case of clauses (x) and (y), the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof, or (B) Parent is not harmed in any material respect as a result thereof; or

            (iv)  any Restraint is in effect and shall have become final and nonappealable that prohibits, restrains or renders illegal the Plan Closing in accordance with the Alternative Plan Sponsor Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d)(iv) shall only be available to Parent or Merger Sub if such Restraint shall have been primarily caused by the failure of the Company or any of its Subsidiaries to perform in all material respects or comply in all material respects with the covenants and agreements of set forth in the Alternative Plan Sponsor Agreement and required to be performed or complied with by the Company or any of its Subsidiaries; or

             (v)  the Alternative Plan Sponsor Agreement has been terminated (other than as a result of the termination of this Agreement pursuant to Section 9.1(a), (b) or (c)) and the breach of any provision of the Alternative Plan Sponsor Agreement by the Company or any of its Subsidiaries is the primary cause of the termination of the Alternative Plan Sponsor Agreement.

        Section 9.2    Termination Fee and Reverse Termination Fee.     (a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Parent the Termination Fee concurrently with any such termination.

        (b)   In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) and the Company is not entitled to terminate this Agreement pursuant to Section 9.1(c)(i), or (ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(iii) and the Company is not entitled to terminate this Agreement pursuant to Section 9.1(c)(i), then the Company shall pay to Parent the Termination Fee within three (3) Business Days after the date of termination.

        (c)   In the event that all of the following occur: (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii) or Section 9.1(d)(i) (in connection with a Willful Breach of the Company's covenants in Section 7.1(a)), (ii) at any time after the date of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced and such Acquisition Proposal is not withdrawn or terminated at least five (5) Business Days prior to the Company Stockholder Meeting, and (iii) within nine (9) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with references to "25%" and "75%" in such definition replaced with "50%"), then the Company shall pay to Parent the Termination Fee, within three (3) Business Days following the earlier of the execution of such agreement or consummation of such Acquisition Proposal.

        (d)   In the event that this Agreement is terminated by (i) the Company pursuant to Section 9.1(c)(iii), Section 9.1(c)(iv) or Section 9.1(c)(v) or (ii) the Company or Parent pursuant to Section 9.1(b)(i) if (in the case of this clause (ii)) at the time of such termination the Company could have terminated this Agreement pursuant to Section 9.1(c)(iii), then Parent shall pay to the Company the Reverse Termination Fee, within three (3) Business Days following the date of such termination.

        (e)   Any amount that becomes payable pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent. Any amount that becomes payable pursuant to Section 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the Company.

        (f)    Subject to Section 9.3, upon payment of the Termination Fee or the Reverse Termination Fee pursuant to this Section 9.2, the Company or its Affiliates (in the case of the payment of the Termination Fee) or Parent or its Affiliates or the Financing Source Parties (in the case of payment of the Reverse Termination Fee) shall have no further liability with respect to this Agreement or the transactions contemplated hereby; provided, that nothing in this Section 9.2(f) shall relieve Parent of its obligations pursuant to Section 7.16. Notwithstanding anything to the contrary herein, nothing in this Agreement shall relieve any party to the Alternative Plan Sponsor Agreement for any liability for any breach of the Alternative Plan Sponsor Agreement. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee or Parent be required to pay the Reverse Termination Fee on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay the Termination Fee or Parent fails to pay the Reverse Termination Fee when due, the Company or Parent, as applicable, shall also pay to Parent or the Company, as applicable, interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

        Section 9.3    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the last sentence of Section 7.3, Section 7.16, Section 9.2, this Section 9.3 and Article X, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or Damages incurred or suffered by a party, to the extent such liabilities or Damages were the result of fraud or the willful and material breach by another party of any of its covenants or other agreements set forth in this Agreement.

ARTICLE X

MISCELLANEOUS

        Section 10.1    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the parties to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 10.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or fax or any other method described in this Section 10.1; or (c) when delivered by a private overnight courier (with confirmation of delivery); in each case to the party to be notified at the following address:

  If to Parent or Merger Sub, to:

Welltower Inc. 4500 Dorr Street Toledo, OH 43615
Attention:	General Counsel
Facsimile:	(419) 247-2826

  with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166
Attention:	Dennis J. Friedman, Esq.
Facsimile:	(212) 351-4035
Email:	dfriedman@gibsondunn.com

  and

Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604
Attention:	James I. Rothschild, Esq.
Facsimile:	(419) 241-6894
Email:	jrothschild@slk-law.com

  If to the Company, to:

Quality Care Properties, Inc. 7315 Wisconsin Avenue, Suite 550 East Bethesda, Maryland 20814
Attention:	Mark S. Ordan
Facsimile:	(240) 254-3557

  with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich, Esq. David K. Lam, Esq.
Facsimile:	(212) 403-2000
Email:	aoemmerich@wlrk.com dklam@wlrk.com

or such other address as any party may hereafter specify by written notice to the other parties hereto.

        Section 10.2    Survival of Representations and Warranties.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

        Section 10.3    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that fees and expenses in connection with the printing, filing and mailing of the Company Proxy Statement (including applicable SEC filing fees) shall be borne equally by the Company and Parent.

        Section 10.4    Amendment.     This Agreement may not be amended by the parties hereto except by action authorized by the respective Boards of Directors of Parent and the Company at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which under Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 10.5    Waiver.     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary in this Section 10.5 or elsewhere in this Agreement, this Section 10.5, the second sentence of Section 10.7, Section 10.10(z) and Section 10.11(c) (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of any of the foregoing provisions) may not be amended or modified in a manner that would be adverse to any Financing Source Parties (in their respective capacities as such) without the prior written consent of such Financing Source Parties.

        Section 10.6    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

        Section 10.7    Governing Law.     This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any choice or conflicts of laws principles thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland. Notwithstanding anything to the contrary contained in this Agreement, each party hereto: (i) agrees that it will not bring, or support, or permit any of their Affiliates to bring or support, any person, in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Parties in any way relating to this Agreement, the Financing Letters, the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the federal and New York state courts located in the borough of Manhattan within the city of New York (and any appellate court thereof) and each party hereto hereby submits, for itself and its property, with respect to any such action to the jurisdiction of such courts, (ii) agrees to waive and hereby waives any right to trial by jury in respect of any such action, and (iii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source Parties in any way relating to this Agreement, the Financing Letters, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules (including conflict of laws rules) to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

        Section 10.8    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 10.9    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 10.10    Entire Agreement; No Third-Party Beneficiaries.     This Agreement (including the Annexes and Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for (x) Section 2.5(a), Section 2.6 and Section 2.7 (which, from and after the Effective Time, shall be for the benefit of holders of the Merger Shares or Company Equity Awards immediately prior to the Effective Time), (y) Section 7.5 (which from and after the Effective Time shall be for the benefit of the Indemnified Parties) and (z) Section 10.5, the second sentence of Section 10.7, Section 10.10(z) and Section 10.11(c) (which from and after the Effective Time shall be for the benefit of the Financing Source Parties), are not intended to and do not confer upon any Person other than the parties any legal or equitable rights or remedies. The representations and warranties in this

Agreement are the product of negotiations among the parties to this Agreement and are for the benefit of the parties to this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties to this Agreement in accordance with Section 10.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties to this Agreement of the risks associated with particular matters regardless of the knowledge of any of the parties to this Agreement. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

        Section 10.11    Jurisdiction; Specific Performance; Waiver of Jury Trial.     (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Circuit Courts of Baltimore City, Maryland or in the United States District Court for the State of Maryland and any appellate court thereof (the "MD Courts"), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 9.2(f). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the MD Courts. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.11, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

        (c)   None of the Financing Source Parties will have any liability to the Company or its Affiliates in connection with this Agreement, the Debt Financing, the Financing Letters or the transactions contemplated thereby, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Source Parties in connection with this Agreement, the Debt Financing, the Financing Letters or the transactions contemplated thereby.

        Section 10.12    Authorship.     The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        Section 10.13    Transfer Taxes.     Any and all real property transfer, sales, use, transfer, value added, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne by Parent, Merger Sub and/or the Surviving Entity, as applicable, and expressly shall not be a liability of any holder of Merger Shares, Class A Preferred Stock, or Subsidiary Preferred Interests. Parent and the Company shall reasonably cooperate to prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement and Parent and the Company shall cooperate in good faith and use commercially reasonable efforts to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

Quality Care Properties, Inc.
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer
QCP AL REIT, LLC
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Chief Financial Officer
QCP SNF West REIT, LLC
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Chief Financial Officer
QCP SNF Central REIT, LLC
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Chief Financial Officer
QCP SNF East, LLC
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Chief Financial Officer
QCP HoldCo REIT, LLC
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

QCP TRS, LLC
By: Quality Care Properties, Inc., its sole member
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Welltower Inc.
By:	/s/ MATTHEW MCQUEEN
	Name:	Matthew McQueen
	Title:	Senior Vice President—General Counsel & Corporate Secretary
Potomac Acquisition LLC
By:	/s/ MATTHEW MCQUEEN
	Name:	Matthew McQueen
	Title:	Senior Vice President—General Counsel & Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

 Annex B

April 25, 2018

Board of Directors
Quality Care Properties, Inc.
7315 Wisconsin Avenue, Suite 550 East
Bethesda, MD 20814

Lady and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Welltower Inc. ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Quality Care Properties, Inc. (the "Company") of the $20.75 in cash per Share (the "Base Consideration") to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018 (the "Agreement"), by and among the Company, QCP AL REIT, LLC, a subsidiary of the Company, QCP SNF West REIT, LLC, a subsidiary of the Company, QCP SNF Central REIT, LLC, a subsidiary of the Company, QCP SNF East, LLC, a subsidiary of the Company, QCP HoldCo REIT, LLC, a subsidiary of the Company, QCP TRS, LLC, a subsidiary of the Company, Parent, and Potomac Acquisition LLC, a subsidiary of Parent ("Merger Sub"). Pursuant to the Agreement, among other things, the Company will be merged with and into Merger Sub (the "Merger") and, under certain circumstances set forth in Section 2.5(d)(iii) of the Agreement, in addition to the Base Consideration, holders of Shares (other than Parent, Merger Sub and the Company and their respective subsidiaries (other than in respect of Shares held on behalf of third parties)) will also receive the Additional Per Share Consideration (as defined in the Agreement), as to which we express no opinion. We understand that the Company is party to that certain Original Plan Sponsor Agreement (as defined in the Agreement) pursuant to which a subsidiary of the Company (the "Purchasing Entity") has agreed to acquire, subject to the terms and conditions set forth therein, HCR ManorCare, Inc. ("HCRMC") (the "HCRMC Acquisition"), and that in connection with the execution of the Agreement, the Company and the other parties to the Original Plan Sponsor Agreement, together with Parent and ProMedica Health System, Inc. ("PM"), will enter into the Alternative Plan Sponsor Agreement (as defined in the Agreement and together with the Original Plan Sponsor Agreement, the "Plan Sponsor Agreements") pursuant to which, among other things, PM will assume the rights and obligations of the Purchasing Entity under the Original Plan Sponsor Agreement, including the rights and obligations of the Purchasing Entity to acquire HCRMC. We express no opinion as to the Plan Sponsor Agreements or the transactions contemplated thereby.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including HCRMC and PM and their respective affiliates, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with the Merger, all of which are contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, HCRMC, PM and their respective affiliates, for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ended

December 31, 2016 and 2017, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; the Company's initial registration statement on Form 10; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company on a stand-alone basis giving effect to the acquisition by the Company of HCRMC prepared by its management, as approved for our use by the Company (the "Forecasts"); and certain internal financial analysis assuming the disposal of all of the Company's assets and businesses, including HCRMC, as prepared by the management of the Company and approved for our use by the Company (the "Disposition Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and HCRMC; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home health and hospice and post-acute care facilities industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Disposition Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or HCRMC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement and the Alternative Plan Sponsor Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Prior to the date hereof, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Base Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Base Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent, PM or Merger Sub or the ability of the Company, Parent, PM or Merger Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic,

B-2

monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Base Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC (GOLDMAN SACHS & CO. LLC)

B-3

 Annex C

April 25, 2018

The Board of Directors
Quality Care Properties, Inc.
7315 Wisconsin Avenue, Suite 550 East
Bethesda,MD 20814

Dear Members of the Board:

        We understand that Quality Care Properties, Inc., a Maryland corporation ("Company"), QCP AL REIT, LLC, a Delaware limited liability company and a subsidiary of the Company, QCP SNF West REIT, LLC, a Delaware limited liability company and a subsidiary of the Company, QCP SNF Central REIT, LLC, a Delaware limited liability company and a subsidiary of the Company, QCP SNF East, LLC, a Delaware limited liability company and a subsidiary of the Company, QCP HoldCo REIT, LLC, a Delaware limited liability company and a subsidiary of the Company, QCP TRS, LLC, a Delaware limited liability company and a subsidiary of the Company, Welltower Inc., a Delaware corporation ("Parent"), and Potomac Acquisition LLC, a Delaware limited liability company and a subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which, among other things, the Company will be merged with and into Merger Sub (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock held by Parent, Merger Sub, the Company or any wholly owned subsidiary of Parent, Merger Sub or the Company (in each case other than shares of Company Common Stock held on behalf of third parties) (such holders, collectively, "Excluded Holders"), will be converted into the right to receive $20.75 in cash (the "Consideration") plus $0,006 in cash for each day, if any, during the period commencing on and including the date that is four months after the date of the Agreement and ending on, but excluding, the date on which the Merger is consummated. We understand that the Company is party to that certain Original Plan Sponsor Agreement (as defined in the Agreement) pursuant to which a subsidiary of the Company ("Purchasing Entity") has agreed to acquire, subject to the terms and conditions set forth therein, HCR ManorCare, Inc. ("HCRMC") (the "HCRMC Acquisition"), and that in connection with the execution of the Agreement, the Company and the other parties to the Original Plan Sponsor Agreement, together with Parent and ProMedica Health System, Inc. ("PM"), will enter into an amendment to the Original Plan Sponsor Agreement (as so amended, the "Plan Sponsor Agreement") pursuant to which PM will assume the rights and obligations of the Purchasing Entity thereunder, including the rights and obligations of the Purchasing Entity to acquire HCRMC. We further understand that the acquisition of HCRMC by PM pursuant to the Plan Sponsor Agreement will occur immediately prior to the consummation of the Merger and only if all conditions to the Merger (other the consummation of the transactions pursuant to the Plan Sponsor Agreement) have been satisfied and that, among other things, PM's rights and duties under the Plan Sponsor Agreement will automatically revert to the Purchasing Entity if the Agreement is terminated. The terms and conditions of the Merger and the other transactions contemplated by the Agreement (the "Transaction") are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of a draft, dated April 25, 2018, of the Agreement;

  (ii)
  Reviewed certain historical business and financial information relating to the Company and HCRMC;

  (iii)
  Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company and HCRMC and financial forecasts and other data provided to us by HCRMC relating to the business of HCRMC;

  (iv)
  Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and HCRMC;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and HCRMC;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business to be comparable in certain respects to the businesses of the Company and HCRMC;

  (vii)
  Reviewed historical stock prices and trading volumes of the Company Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. At your direction, for purposes of our analyses in connection with this opinion, we have utilized financial forecasts prepared by management of the Company with respect to the business of the Company and HCRMC. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company and HCRMC. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. Although we note that the Agreement contains a "go-shop" provision, in connection with our engagement, prior to the date hereof we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

        Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses. In rendering our opinion, we have assumed, with the consent of the Company, that the Transaction will be consummated on the terms described in or contemplated by the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company, HCRMC or the Transaction in any way meaningful to our analyses. For purposes of our analysis, we further have assumed, at the direction of the Company, that HCRMC's tax attributes would remain intact as part of the HCRMC Acquisition. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction or the HCRMC Acquisition,

C-2

including, without limitation, the form or structure of the Transaction, the Original Plan Sponsor Agreement or the Plan Sponsor Agreement or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction or the HCRMC Acquisition. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

        Lazard Freres & Co. LLC ("Lazard") is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Merger. We in the past have provided and are currently are providing certain investment banking services to the Company and certain of its affiliates, for which we have received and may receive compensation, including, during the past two years, having acted as financial advisor to the Company in connection with its proposed acquisition of HCRMC as contemplated by the Original Plan Sponsor Agreement. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent, PM, HCRMC and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent, PM, HCl^C and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

        Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRERES & CO. LLC
By	Alan F. Ritfkin Managing Director

C-3

VOTE BY INTERNET - www.fcrvote.com/qcp Visit the Internet voting website at www.fcrvote.com/qcp. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on July 24, 2018. QUALITY CARE PROPERTIES, INC. 7315 WISCONSIN AVE. SUITE 550 EAST BETHESDA, MD 20814 VOTE BY PHONE - 1-866-490-6853 This method of voting is available for residents of the United States and Canada. On a touch tone telephone, call TOLL FREE 1-866-490-6853, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and casted as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on July 24, 2018. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY QUALITY CARE PROPERTIES, INC., ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.FCRVOTE.COM/QCP TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. QUALITY CARE PROPERTIES, INC. The Board of Directors unanimously recommends you vote “FOR” Proposals 1, 2 and 3. Against Abstain For Proposal 1: to approve the merger (the "merger") of Quality Care Properties, Inc. ("QCP") with and into Potomac Acquisition LLC ("Merger Sub"), a Delaware limited liability company and subsidiary of Welltower Inc., a Delaware corporation ("Welltower"), pursuant to an agreement and Plan of Merger, dated as of April 25, 2018, by and among QCP, certain of QCP's subsidiaries party thereto, Welltower and Merger Sub.    Proposal 2: to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of QCP in connection with the merger.    Proposal 3: to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Control Number

QUALITY CARE PROPERTIES, INC. SPECIAL MEETING OF SHAREHOLDERS MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TODAY, UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, ON JULY 24, 2018, TO BE INCLUDED IN THE VOTING RESULTS. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on July 25, 2018: The Notice and Proxy Statement are available online at http://www.fcrvote.com/qcp. QUALITY CARE PROPERTIES, INC. SPECIAL MEETING OF SHAREHOLDERS July 25, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS By signing this proxy, the undersigned shareholder hereby appoints Mark S. Ordan and Paul J. Klaassen, and each of them, with full power of substitution, to act as attorney and proxies of the undersigned and to vote on behalf of the undersigned all of the shares of common stock of Quality Care Properties, Inc. ("QCP"), which the undersigned is entitled to vote at the special meeting of shareholders of QCP to be held at 9:00 a.m., local time, on July 25, 2018 at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland 20814 and at any and all postponements and adjournments thereof, upon the matters referred to in the Notice of the Special Meeting of Shareholders of QCP and the related proxy statement. WHEN PROPERLY EXECUTED AND NOT REVOKED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER (PROPOSAL 1), "FOR" THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE SPECIFIED COMPENSATION THAT MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF QCP IN CONNECTION WITH THE MERGER (PROPOSAL 2) AND "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER (PROPOSAL 3). PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.